As filed with the Securities and Exchange Commission on May 13, 2005
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CICERO, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State of other jurisdiction of incorporation or organization)
20-2199504
(I.R.S. Employer Identification Number)

1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
(732) 919-3150
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Broderick
Chief Financial Officer
Cicero, Inc.
1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
(732) 919-3150
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert J. May, Jr., Esq.
Alexa M. Schumann, Esq.
Lemery Greisler LLC
10 Railroad Place
Saratoga Springs, New York 12866
(518) 581-8800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐;
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐;
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐;

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Cicero, Inc. common stock, par value $.001 per share		$1.50	$56,340,602.43	$6,631.29
(1) Estimated solely for calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended. The proposed maximum offering price and the amount of the registration fee are based on the estimate of the average of the high and low price of the common stock as reported on the Over-the-Counter Bulletin Board on the effective date.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index begins on page F-34

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated _________, 2005

1433 State Highway 34, Building C
Farmingdale, New Jersey 07727

Dear Level 8 Systems, Inc. Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Level 8 Systems, Inc. (“Level 8”) to be held at Level 8’s offices located at 1433 State Highway 34, Building C, Farmingdale , New Jersey on May ___, 2005, at 10:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

On November 23, 2004, our board of directors unanimously approved a plan to merge Level 8 with and into Cicero, Inc., a wholly owned subsidiary of Level 8. If approved by our shareholders, Level 8 will become merged into Cicero, Inc., a Delaware corporation recently formed by Level 8, and Cicero, Inc. will be the surviving corporation. We believe the recapitalization merger will have a positive impact on the future operations of Level 8 and its ability to raise additional capital that it will need to continue operations.

Please take this opportunity to become involved in the affairs of Level 8. At the annual meeting, you will be asked to approve and adopt the merger agreement, approve a new employee stock option plan, elect six directors,  and ratify Margolis & Company P.C.’s appointment as our independent registered public accounting firm for 2005. We hope you will take time to carefully consider each of these important matters. We strongly recommend that all stockholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the adoption of the new employee stock option plan, “FOR” the election of the board of director nominees, and “FOR” ratification of Margolis & Company P.C.’s appointment as our independent registered public accounting firm for 2005.

This proxy statement/prospectus is a prospectus of Cicero, Inc., as well as a proxy statement for Level 8, and describes the proposed merger transaction and the formal business to be transacted at the annual meeting of the shareholders of Level 8. We also will report on the operations of Level 8 during the past year, as well as on our plans for the future. We encourage you to carefully read this entire proxy statement/prospectus, including the section on “Risk Factors” beginning on page 11.

Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Ralph F. Martino
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this document is May 13, 2005. This document was first sent to shareholders on or about May 27, 2005.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR TO WHICH THIS DOCUMENT HAS REFERRED YOU. LEVEL 8 SYSTEMS AND CICERO HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

THIS PROXY STATEMENT/PROSPECTUS MAY INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LEVEL 8 THAT IS NOT INCLUDED OR DELIVERED WITH THE DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING PERSONS:

John P. Broderick, Chief Financial Officer/Chief Operating Officer
Attn: Ms. Sharon Cothren
8000 Regency Pkwy, Suite 542
Cary, North Carolina 27511

If you would like to request documents from us, please do so by May __, 2005 in order to receive them prior to the annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Level 8 Systems, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain these materials from us at no cost by directing a written or oral request to us at Level 8 Systems, Inc., 8000 Regency Pkwy, Suite 542; Cary, North Carolina 27511, Attention: John P. Broderick, Chief Financial Officer and Chief Operating Officer; or by telephone, (919) 380-5000; or at our website www.Level 8.com. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including Level 8 Systems, Inc., that file electronically with the Securities and Exchange Commission.

LEVEL 8 SYSTEMS, INC.
1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
PROXY STATEMENT

CICERO, INC.
PROSPECTUS FOR
37,560,402 SHARES OF CICERO, INC. COMMON STOCK
OTCBB : CCRO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY ___, 2005

NOTICE IS HEREBY GIVEN that Level 8 Systems, Inc. (“Level 8”) will hold its 2004 annual meeting of shareholders on May ___, 2005 at 10:00a.m., local time, at the offices of Level 8, located at 1433 State Highway 34, Building C, Farmingdale, New Jersey. At the annual meeting, Level 8 shareholders will be asked to consider and vote on the following proposals:

1. To approve and adopt the Agreement and Plan of Merger, dated December 30, 2004 between Level 8 and Cicero, Inc. which provides, among other things, (i) for the merger of Level 8 with and into Cicero, Inc, (ii) the conversion of each share of common stock of Level 8 outstanding immediately prior to the merger into .05 shares of Cicero, Inc. common stock, plus cash in lieu of any fractional share interest, and (iii) the conversion of each outstanding share of the various Series of Preferred Stock of Level 8 into shares of Cicero, Inc. Series A-1 Preferred Stock at various conversion rates;

2. To approve the 2005 Cicero, Inc. Employee Stock Option Plan, the effectiveness of which shall be contingent upon approval of the merger in Proposal 1, and reserve 4,000,000 shares of Cicero, Inc. common stock to underlie option grants to employees and consultants.

3. To elect six (6) directors to the board of directors to serve for the ensuing year and until their successors are duly elected and qualified;

4. To ratify the appointment of Margolis & Company P.C. as Level 8's independent registered public accounting firm for the fiscal year ending December 31, 2005; and

5. To transact such other business as may properly be brought before such annual meeting.
If you were a stockholder of record at the close of business on April 6, 2005, you are entitled to notice of, and to vote at, the annual meeting. As of that date, there were 43,441,917 shares of Level 8 common stock outstanding. Each share of Level 8 common stock is entitled to one vote on each matter properly brought before the annual meeting.

Your vote is important. Whether or not you expect to be present at the meeting, please complete, date, sign and return the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

This document also constitutes a prospectus of Cicero, Inc. filed as a part of a registration statement filed with the Securities and Exchange Commission relating up to 37,560,402 shares of Cicero, Inc. common stock, $.001 par value per share.

On December 31, 2004, the last sales price of Level 8’s common stock quoted on the Over-the-Counter Bulletin Board (“OTCBB”) was $0.13 per share. Level 8’s common stock is quoted on the (“OTCBB”) under the symbol “LVEL.”

The Level 8 board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement, FOR the adoption of the Cicero, Inc. Employee Stock Option Plan, FOR the election of the board of director nominees, and FOR the ratification of Margolis & Company P.C.’s appointment as our independent registered public accounting firm for 2005.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12.

TABLE OF CONTENTS

                                                                                                    Page
QUESTIONS ABOUT THE MERGER	1
SUMMARY	2
Overview	2
General	2
Business Strategy	3
Competitive Advantages	3
Structure of the Merger	4
Transaction Step	5
Private Placement Noteholders and Effect of Merger	6
Transaction Steps	6
Comparative Stockholders Rights	6
Federal Income Tax Consequences of the Merger	6
Recommendation of Board of Directors	7
Interests of Certain Parties in the Merger	7
Conditions to the Merger	8
Regulatory Approvals	8
Pro forma Balance Sheet	8
Assets	9
Liabilities and Stockholders’ (Deficit)	9
Pro forma Consolidated Statement of Operations	10
Subsequent adjustments	11
Selected Consolidated Financial Data	11
RISK FACTORS	12
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS	16
THE ANNUAL MEETING OF STOCKHOLDERS	17
Purpose of the Annual Meeting	17
Recommendation of the Board of Directors	17
Record Date; Shares entitled to Vote; Quorum	17
Abstentions	18
Vote Required	18
Voting Procedures	18
Solicitation of Proxies and Expenses	19
Shares Owned by Level 8’s Directors and Executives	19
PROPOSAL NO.1 - APPROVAL AND ADOPTION OF THE MERGER AGREEMENT PURSUANT TO WHICH THE MERGER WILLBE EFFECTED	20
General	20
Change in Name	20
Business, Jobs, Physical Location, etc.	20
Reasons for the Capitalization Merger	20
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	22
Listing	22
Dividend Policy	22
Dissenters’ Rights for the Holder of Common Stock	22
Note and Warrant Financing	22
Cicero, Inc	24
THE MERGER AGREEMENT	24
Class A-1 Preferred Stock	26
Effective Time	27
Effect of not obtaining the required Vote for Approval	27

COMPARISON OF SHAREHOLDER RIGHTS BEFORE AND AFTER THE RECAPITALIZATION	27
Ownership of Company and Capitalization	28
Par Value of Capital Stock; Surplus; Capital	28
Voting Rights	29
Vote Required for Election of Directors	30
Preferred Stock	30
FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION MERGER	35
ACCOUNTING TREATMENT OF THE RECAPITALIZATION MERGER	35
REGULATORY APPROVAL	35
PRICE RANGE OF OUR COMMON STOCK	36
BUSINESS	37
Overview	37
Strategic Realignment	37
Market Opportunity	39
Our Solution	39
Our Strategy	41
Products	42
Messaging and Application Engineering Segment Products	43
Geneva Integration Broker	44
Services	44
Maintenance and Support	44
Training Services	44
Consulting Services	44
Customers	44
Sales and Marketing	45
Research and Product Development	45
Competition	46
Representative Competitors for Cicero	46
Intellectual Property	46
Employees	47
Properties	47
Legal Proceedings	47
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	49
General Information	49
Business Strategy	49
Results of Operations	50
Comparison of Years Ended December 31, 2004, 2003 and 2002	52
Revenue and Gross Margin	52
Software Products	53
Maintenance	53
Services	53
Sales and Marketing	54
Research and Development	54
General and Administrative	54
Write-off of Goodwill and Other Intangible Assets	54
Restructuring	54
Change in Fair Value of Warrant Liability	55

Provision for Taxes	55
Impact of Inflation	55
Liquidity and Capital Resources	55
Financing Activities	56
Contractual Obligations	58
Off Balance Sheet Arrangements	58
Significant Accounting Policies and Estimates	58
Revenue recognition	59
Allowance for doubtful trade accounts receivable	59
Valuation of notes receivable	59
Capitalization and valuation of software product technology	59
Valuation of deferred tax assets	59
Restructuring reserves	60
Recent Accounting Announcements	60
Disclosures about Market Risk	61
MANAGEMENT	61
EXECUTIVE OFFICERS	62
PRINCIPAL STOCKHOLDERS	62
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	64
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	65
DESCRIPTION OF CAPITAL STOCK	65
Common Stock	65
Preferred Stock	66
Promissory Notes	66
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	66
LEGAL MATTERS	67
EXPERTS	67
AVAILABLE INFORMATION	67
PROPOSAL II - APPROVAL AND ADOPTION OF THE CICERO, INC. 2005 EMPLOYEE STOCK PLAN	68
Background	68
Purpose	68
Eligibility	68
Available Shares	68
Terms of Stock Options	68
Change in Control	69
Amendments	69
Administration	69
Certain U.S. Federal Income Tax Consequences	69
PROPOSAL III - ELECTION OF DIRECTORS	71
Nominees for Director	71
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS	72
STOCK PERFORMANCE GRAPH	75
CORPORATE GOVERNANCE	75
Committees of our Board of Directors	75
Attendance at Board, Committee, and Stockholder Meetings	76
Compensation of Directors	76
Our Code of Conduct and Ethics	78

Communications with our Board of Directors	78
AUDIT COMMITTEE REPORT	78
REPORT OF COMPENSATION COMMITTEE	78
Overall Compensation Policies	78
Executive Officers	79
Option Grants in 2004	81
Equity Compensation Plan Information	82
PROPOSAL IV - RATIFICATION OF MARGOLIS & COMPANY APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	83
Accountant Fees and Expenses	83
Permitted services	83
Tax Services	84
Restricted Services	84
INDEX TO FINANCIAL STATEMENTS	F-1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
Report of Independent Registered Public Accounting Firm	F-3
Level 8 Systems, Inc. Consolidated Balance Sheets	F-4
Level 8 Systems, Inc. Consolidated Statements of Operations	F-5
Level 8 Systems, Inc. Consolidated Statements of Stockholders’ Equity (Deficit)	F-6
Level 8 Systems, Inc. Consolidated Statements of Comprehensive Loss	F-7
Level 8 Systems, Inc. Consolidated Statements of Cash Flows	F-8
Level 8 Systems, Inc. Notes to Consolidated Financial Statements	F-11

ANNEXES

Annex A Agreement and Plan of Merger
Annex B Form of Certificate of Incorporation of Cicero, Inc.
Annex C Form of Cicero, Inc.’s Bylaws
Annex D Form of 2005 Cicero, Inc. Employee Stock Option Plan

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid envelope as soon as possible, so that your shares may be represented and voted at the annual meeting to be held May __, 2005.

Q2: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q3: If my shares are held in an IRA, who votes those shares?

A: You vote shares held by you in an IRA as though you held those shares directly.

Q4: Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q5: Should I send in my stock certificate now?

A:  No. Shortly after the merger is completed, Cicero Inc. will send you written instructions for exchanging your stock certificates.

Q6: When do you expect the merger to be completed?

A: Level 8 Systems, Inc. expects to complete the merger with Cicero, Inc. on or before May __, 2005.

Q7: Who should I call with questions or to obtain additional copies of this document?

A:  You should call:
Mr. John P. Broderick, Chief Financial Officer and Chief Operating Officer
8000 Regency Pkwy. Ste 542
Cary, NC 27511
(919) 380- 5000

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers in order to better understand the reorganizing merger. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You should also read the forms of Cicero, Inc.’s charter and bylaws which are attached as Annex B and Annex C, respectively, because they will be the charter and bylaws governing your rights as a stockholder of Cicero, Inc. following the completion of the merger. See the section entitled “Where You Can Find Additional Information” at the beginning of this document. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 12.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the reorganizing merger and all transactions related to it, will occur. When used in this proxy statement/prospectus, the terms “Company,” “we,” “our” and “us” refer to Level 8 Systems, Inc. and its subsidiaries with respect to the period prior to the merger, and Cicero, Inc. and its subsidiaries with respect to the period after the merger.

Overview

We provide next generation application software integration products and services that are based on open technology standards and are licensed to customers across a broad range of industries. Our software helps organizations leverage their extensive system and business process investments, increase operational efficiencies, reduce costs and strengthen valued customer relationships by uniting disparate applications, systems, information and business processes.

In the following narrative, all dollar amounts are in thousands.

General

Our board of directors has approved a plan, pending the approval of the stockholders of Level 8 Systems, Inc. (“Level 8” or “Level 8 Systems”) to merge Level 8 with and into Cicero, Inc., it’s wholly owned subsidiary, with Cicero, Inc. being the surviving corporation. Pursuant to the merger agreement, Cicero, Inc. will assume all assets and liabilities of Level 8, including obligations under our outstanding indebtedness and contracts. Our existing board of directors and officers will become the board of directors and officers of Cicero, Inc. for identical terms of office. Our existing subsidiaries will become the subsidiaries of Cicero, Inc.

The merger agreement provides that each share of Level 8 Systems, Inc. common stock (the “Company common stock”) outstanding on the effective date of the merger will be exchanged for .05 shares of Cicero, Inc. common stock, and following the exchange Level 8 will merge with and into Cicero, Inc. A copy of the merger agreement is attached as Annex A to this prospectus/proxy statement.

The recapitalization merger will effect a change in the capital structure of Level 8 and other changes of a legal nature, which are described below under the heading "Comparison of Shareholder Rights Before and After the Recapitalization." Additionally, as the result of the automatic exercise of certain warrants as a result of the merger and the reduction of liabilities in connection with the exercise of such warrants, the recapitalization will reduce our liabilities, and dilute the ownership of the Company by current shareholders. The recapitalization merger will not result in any change in headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, taxes, or assets (other than as a result of the costs incident to the recapitalization merger, which are immaterial). Our management, including all directors and officers, will remain the same in connection with the recapitalization merger and will assume identical positions with Cicero, Inc. None of our subsidiaries will be changing their capitalization in connection with the recapitalization merger. Existing employment agreements of the executive officers of Level 8 will survive the recapitalization merger. Upon the effective time of the recapitalization merger, each 20 shares of Level 8 common stock will be converted into 1 share of common stock of Cicero, Inc. and such shares will trade on the OTCBB under the symbol "CCRO." Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

The board of directors believes the recapitalization merger will have a positive impact on the future operations of the Company and its ability to raise additional capital that it will need to continue operations.

Business Strategy

We are seeking the authority to affect the recapitalization merger because we hope that it will broaden the market for our common stock and that the resulting anticipated increased price level will encourage interest in the common stock. We believe that the continued market price of Level 8’s common stock has and will continue to impair its acceptability to institutional investors, professional investors and other members of the investing public. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

We further believe that a higher stock price would help us to attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of a company’s market capitalization. If the plan of merger successfully increases the per share price of our common stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

While we believe that our common stock would trade at higher prices after the consummation of the recapitalization merger, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the recapitalization merger times the merger exchange ratio. In some cases, the total market capitalization of a company following a recapitalization merger is lower, and may be substantially lower, than the total market capitalization before the recapitalization merger. This will likely be the case in the recapitalization merger, since one aspect of the transaction is the mandatory exercise of certain Note Warrants, which will result in a significant dilution of our common stock. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. In addition, there can be no assurance that the recapitalization merger will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase our ability to attract and retain employees and other service providers.

Since its inception and through various organic changes in the Company’s fortunes and business, the Company has issued preferred shares to raise capital for the Company’s ongoing business. There are four series of preferred stock, as well as convertible notes, all of which are convertible into Level 8 common stock at conversion prices that no longer correspond to the Level 8 common stock’s price. The Company believes that the preferred shareholders represent a continuing potential source of financing and wish to encourage further investment by them and continued support by them. We believe that the only way that we can do this is by reducing the exercise price to be more in line with the current market price of the common stock.

Competitive Advantages

By using Level 8’s software, which is known as “Cicero,” companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments. In addition, the Cicero software enables organizations to reduce the business risks inherent in replacement of mission-critical applications and extend the productive life and functional reach of their application portfolio.

The Cicero software is engineered to harness diverse business applications and shape them to more effectively serve the people who use them. The Cicero software provides an intuitive environment that simplifies the integration of complex multi-platform applications. Cicero software provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes. Cicero software streamlines all activities by providing a single, seamless user interface for simple access to all systems associated with a task. Cicero software enables automatic information sharing among line-of-business applications and tools. Cicero software is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency.

Structure of the Merger

In order to help you better understand the merger and how it will affect Level 8 and Cicero, Inc., the charts below illustrate, in simplified form, the following:

•	Before: the organizational structure of Level 8 and Cicero, Inc. (excluding Level 8’s operating subsidiaries), immediately before the merger;
•	Merger: The steps involved in and the effects of the merger of Level 8 and Cicero, Inc. and the exchange of shares of Cicero, Inc. common stock for shares of Level 8 common stock;
•	After: the organization structure of Cicero, Inc. (excluding its operating subsidiaries) immediately after the completion of the transactions.

Transaction Step

•	Level 8 merges with and into Cicero, Inc., with Cicero, Inc. surviving.
•	Level 8 stockholders receive one (1) share of Cicero, Inc. common stock for each (20) twenty shares of Level 8 common stock they own.

•
In addition, each share of the Level 8’s Preferred Stock, consisting of series A-3, B-3, C and D shall be converted into .0142857, .0125, .20 and .25 shares, respectively, of fully paid and non-assessable shares of Series A-1 Preferred Stock, par value $0.001, of Cicero, Inc. ("Cicero A-1 Preferred Stock"). Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of Cicero, Inc.’s common stock with the rights, powers and privileges set forth in the Cicero, Inc. A-1 Preferred Stock certificate of designation.

•
Certain Convertible Notes of Level 8 (the “Convertible Notes”) shall be converted into such number of fully paid and non-assessable shares of Cicero A-1 Preferred Stock that would convert into the same number of shares of the Cicero, Inc.’s common stock that the Convertible Notes would convert into immediately prior to the merger, at conversion prices ranging from $0.026 to $0.002. After the merger, however the number of shares of Cicero, Inc. common stock underlying the preferred stock shall be one-twentieth (.05) of the number of shares of Level 8 common stock into which the Convertible Notes were convertible into immediately prior to the merger, taking into account the 1 for 20 rate at which Cicero, Inc. common stock is issued to Level 8 stockholders in the merger. All of Level 8’s Convertible Notes, if so elected by the Noteholders, shall be cancelled and retired and shall cease to exist.

•
To the extent not required to be exercised as described under Private Placement Noteholders and Effect of Merger, each warrant, purchase right, unit or other security of the Company issued and outstanding immediately prior to the Effective Time, not including those described above, shall be (i) converted into an identical security of Cicero, Inc. The number of shares underlying such securities shall be one-twentieth (.05) of the number of shares Level 8 common stock into which the securities were convertible into immediately prior to the merger.

•	Cicero, Inc. will issue up to 259,920 shares of common stock to various parties to retire certain agreements by Level 8 to issue shares to those parties.

Private Placement Noteholders and Effect of Merger

As of December 31, 2004, Level 8 concluded a private placement of approximately $1,615 in notes to its warrant holders and certain other persons (the “Noteholders”). In March 2005, Level 8 extended the terms and duration of the private placement and concluded an additional placement of approximately $965 of notes to its warrant holders and certain other persons.

If the merger is approved, the Noteholders will be issued certain new warrants in Cicero, Inc. The warrants issuable to the Noteholders will consist of (1) Warrants immediately exercisable for 582,010 shares of Cicero, Inc. common stock (“Initial Warrants”), and (2) Warrants exercisable for 19,508,680 shares of Cicero, Inc. common stock at an exercise price of $.04 per share, that will provide a cashless exercise option (“Additional Warrants”).

In addition to the Initial Warrants and Additional Warrants, participants who purchased the first $1,000 of the Notes will also receive warrants exercisable for 1,006,683 shares of Cicero, Inc., at an exercise of $2.00 per share (“Reload Warrants”).

The Initial and Additional Warrants are automatically exercised by their terms promptly following the merger. The principal on the Notes and accrued interest will be ceded to Cicero, Inc. as the exercise consideration for the Initial Warrants. Accordingly, the Notes will be extinguished upon exercise of the Initial Warrants. The Additional Warrants will be exercised cashlessly by applying the difference between the $.002 exercise price and the average trading price of the Level 8 common stock for the three days prior to the effective date of the merger.

Unlike the Initial and Additional Warrants, the Reload Warrants are not automatically exercised by reason of the merger. The Reload Warrants are exercisable for a period of 7 years after the date of issuance (the Initial, Additional and Advanced Warrants are sometimes referred to as the “Note Warrants”).

Upon automatic exercise of the Initial and Additional Warrants, the Noteholders will own, in addition to any interest they will receive in respect of their other interests in Level 8, 53.5% of the issued and outstanding Cicero, Inc. common stock. As a result of the issuance of warrant shares, the current common stockholders’ interest in the Company will be substantially diluted. On a fully diluted basis the current common shareholders ownership in Level 8 of 50.0% on a fully diluted basis will be reduced to 8.1% ownership of Cicero, Inc. on a fully diluted basis.

Transaction Steps

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of Level 8’s outstanding common stock. In addition, the approval of at least 66% of the holders of the Series D Preferred Stock and at least 85% of the Series A-3, B-3 and C Preferred Stock is required to approve the merger agreement. The directors and executive officers of Level 8 and their affiliates together own about 12.6% Level 8’s outstanding common stock as of December 31, 2004.

Comparative Stockholders Rights

Each holder of common shares of Level 8 will hold the same rights, powers and privileges in Cicero, Inc. common shares. Holders of Level 8 Series A-3, Series B-3, Series C and Series D Preferred Shares will have the same rights, powers and privileges in Cicero, Inc. Series A-1 Preferred Shares except for (i) certain anti-dilution protections that have been permanently waived; and (ii) certain voting, redemption and other rights that the holders of the Series A-1 Preferred will not be entitled to. Further, all Series A-1 Preferred Shares will have a pari passu liquidation preference with all other Series A-1 Preferred Shares.

Federal Income Tax Consequences of the Merger

Level 8 shareholders generally will not recognize gain or loss for federal income tax purposes on the shares of Cicero, Inc. common stock they receive in the merger. Level 8’s tax accountants have issued an opinion to this effect, which is included as Exhibit 8.1 to this registration statement filed with the Securities and Exchange Commission for the shares to be issued by Cicero, Inc. in the merger. Level 8 shareholders will be taxed on cash received in exchange for any fractional shares. Tax matters are complicated and tax results may vary among shareholders. Level 8 and Cicero, Inc. urge you to contact your own tax advisor to understand fully how the merger will affect you.

Recommendation of Board of Directors

On November 23, 2004, the board of directors of Level 8 Systems, Inc. voted unanimously to approve the merger. The board believes the recapitalization will have a positive impact on the future operations of the Company and its ability to raise additional capital that it will need to continue operations. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the Merger agreement and has determined that these actions are in the best interests of the Company and our stockholders. In addition, the board of directors unanimously recommends that you vote “FOR” the approval of the Employee Stock Option Plan, “FOR” the re-election of the board nominees, and “FOR” ratification of the appointment of our independent registered public accounting firm.

Interests of Certain Parties in the Merger

When considering the recommendation of Level 8 System’s board of directors, you should be aware that some directors and executive officers have interests in the merger, which may conflict with their interests as shareholders. These interests include:

•
Anthony Pizi, Chief Executive Officer of Level 8, holds Convertible Notes amounting to $227 and convertible into 920,388 shares of Level 8 Systems common stock and 920,388 shares of common stock issuable upon the exercise of warrants, prior to the merger. Under the terms of the merger agreement, these notes would be convertible into the equivalent of 525,082 shares of Cicero, Inc. In addition, Mr. Pizi is separately owed $405 by Level 8, which may be converted into an additional 57,165,993 warrants to purchase common stock of Level 8 at a purchase price of $0.002 per share. These warrants are only issuable upon approval of the merger, and after such approval, these warrants would be converted into 2,858,300 warrants to purchase Cicero, Inc. common stock with a purchase price of $0.04 per share;

•
Mark and Carolyn Landis who are related by marriage to Anthony Pizi, the Company’s Chief Executive Officer of Level 8, hold Convertible Notes amounting to $500 and convertible into 4,102,679 shares of Level 8 Systems common stock and 5,102,679 shares of common stock issuable upon the exercise of warrants, prior to the merger. Under the terms of the merger agreement, these notes would be convertible into the equivalent of 6,630,682 shares of Cicero, Inc. In addition, the Landis’ are separately owed $328 by Level 8, which may be converted into an additional 44,234,523 warrants to purchase common stock of Level 8 at a purchase price of $0.002 per share. These warrants are only issuable upon approval of the merger, and after such approval, these warrants would be converted into 2,211,726 warrants to purchase Cicero, Inc. common stock with a purchase price of $0.04 per share;

•
Executive officers and directors hold options to purchase Level 8 Systems common stock that will convert into options to purchase Cicero, Inc. common stock. As of December 31, 2004, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors of Level 8 Systems, which represents the economic value of the options, is negative;

•	Following the merger, Cicero, Inc. will indemnify, and provide liability insurance to its officers and directors, all of which were Level 8’s pre-merger officers and directors; and

•
Following the merger, the current members of Level 8’s board of directors will remain directors of Cicero, Inc., and the compensation for non-employee directors of Cicero, Inc. will be subject to review following the effective time of the merger.

In addition, participants in the Note and Warrant offering hold a senior position with respect to indebtedness and liquidity. Failure to secure approval of the merger proxy statement/prospectus may put the Company in a position of default upon maturity of the Notes.

As a result of these interests, certain of our directors and officers may be more likely to approve the merger agreement than stockholders generally.

Conditions to the Merger

The merger agreement was unanimously approved by the board of directors of Level 8 and the board of directors of Cicero, Inc. and subsequently was adopted by Level 8, as the sole stockholder of Cicero, Inc. Approval of the recapitalization proposal, which constitutes approval of the merger agreement, requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Level 8’s common stock together with the holders of Level 8’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting on an as-converted basis, voting together as a class. In addition, the affirmative vote of at least 85% of the holders of Level 8’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, and Series C Preferred Stock and the affirmative vote of at least 66% of the holders of Level 8’s Series D Preferred Stock, each voting separately as its own individual class, is required to approve the recapitalization proposal.

Regulatory Approvals

To the Company’s knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the recapitalization merger will be the filing of the Certificate of Merger with the Secretary of State of Delaware.
Pro forma Balance Sheet

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 is based on Level 8 Systems’ audited consolidated balance sheet as of December 31, 2004 and Cicero, Inc.’s unaudited combined balance sheet as of December 31, 2004 and gives effect to the transactions occurring after December 31, 2004 described below as if each had occurred on December 31, 2004. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 has been derived from Level 8 Systems’ audited consolidated statement of operations for the year ended December 31, 2004 (predecessor basis) and Cicero, Inc.’s unaudited combined statement of operations for the year ended December 31, 2004. The pro forma statements of operations give effect to the following events as if each occurred on January 1, 2004.

•	$962 of convertible notes will convert into Series A-1 Preferred shares of Cicero, Inc.

•	$1,548 of reorganization debt will convert into Cicero, Inc. common stock

•	$1,367 of Senior Convertible Preferred Stock will convert into Series A-1 Preferred shares of Cicero, Inc.

The pro forma information presented herein does not purport to be indicative of the financial position or results of operations that would have actually occurred had the transactions occurred on the dates indicated or that may occur in the future.

	Year Ended December 31, 2004
	Level 8	Cicero	Pro forma adjustments		Pro forma consolidated
Assets
Cash and cash equivalents	$107	$-			$107
Assets of operations to be abandoned	148	-			148
Trade accounts receivable, net	152	-			152
Prepaid expenses and other current assets	108	-			108
Total current assets	515	-			515
Property and equipment, net	15	-			15
Total assets	$530	-			$530

Liabilities and Stockholders’ (Deficit)
Senior reorganization debt	$1,548	$-	$(1,548)(a	)	$-
Short-term debt	3,646	-	(962)(b	)	2,684
Accounts payable	2,351	-	(160)(c	)	2,191
Accrued expenses:		-
Salaries, wages, and related items	879	-			879
Other	1,725	-			1,725
Liabilities of operations to be abandoned	536	-			536
Deferred revenue	85	-			85
Total current liabilities	10,770	-	(2,670)		8,100
Long-term debt	250	-			250
Senior convertible preferred stock	1,367	-	(1,367)(d	)
Total liabilities	12,387	-	(4,037)		8,350
Stockholders’ deficit
Preferred stock - A1			9 (e	)	9
Common stock	43	-	(21)(f	)	22
Additional paid-in capital	210,142	-	5,905(g	)	216,047
Accumulated other comprehensive loss	(8)	-			(8)
Accumulated deficit	(222,034)	-	(1,856)(h	)	(223,890)
Stockholders’ deficit	(11,857)	-	4,037		(7,820)
Total liabilities and stockholders equity (deficit)	$530	$-	-		$530

Pro forma Consolidated Statement of Operations
(in thousands, except per share amounts)

	Level 8 Systems, Inc.	Cicero, Inc	Pro forma adjustment	Pro forma consolidated
Revenue:
Software	$239	$-		$239
Maintenance	306	-		306
Services	230	-		230
Total operating revenue	775	-		775
Cost of revenue:
Software	4,478	-		4,478
Maintenance	382	-		382
Services	1,015	-		1,015
Total cost of revenue	5,875	-		5,875
Gross margin (loss)	(5,100)	-		(5,100)
Operating expenses:
Sales and marketing	1,088	-		1,088
Research and product development	1,111	-		1,111
General and administrative	1,522	-		1,522
Write-off of intangible assets	587	-		587
(Gain)/loss on disposal of assets	(5)	-		(5)
Restructuring, net	-	-		-
Total operating expenses	4,303	-		4,303
Loss from operations	(9,403)	-		(9,403)
Other income (charges):
Interest income	-	-		-
Interest expense	(264)	-		(264)
Change in fair value of warrant liability	198	-		198
Other expense	(262)	-	(324) (i )	(652)
	(328)	-	(324)	(577)
Loss before (benefit) for income taxes	(9,731)	-		(10,055)
Income tax (benefit) - foreign	-	-		-
Loss from continuing operations	(9,731)	-		(10,055)
Loss from discontinued operations	(30)	-		(30)
Net loss	($9,761)	-	$(324)	($10,085)

Accretion of preferred stock and deemed dividends	-	-	(1,532)(h )	(1,532)
Net loss applicable to common stockholders	($9,761)	-	($1,856)	($11,617)
Loss per share:
Loss from continuing operations - basic and diluted	($0.28)	-	($.24)	($0.52)

Net loss applicable to common stockholders - basic and diluted	($0.28)	-		($0. 52)

Weighted average common shares outstanding - basic and diluted	35,982	-		22,523

(a) Represents conversion of Senior reorganization debt upon approval of the merger
(b) Represents conversion of all convertible debt upon approval of the merger
(c) Represents conversion of accounts payable to equity
(d) Represents conversion of remaining shares of Senior Convertible Preferred Stock into Series A-1 Preferred Shares of Cicero, Inc.
(e) Represents the conversion of existing Level 8 Preferred Stock into Cicero, Inc. Series A-1 Preferred Stock

(f) Represents impact of exchange of outstanding common shares of Level 8 into Cicero, Inc. as well as the impact of the mandatory conversion of the Additional Warrants
(g) Represents Additional paid-in capital as a result of the conversion of Senior Reorganization Debt, conversion of convertible debt, conversion of accounts payable, conversion of Senior Convertible Preferred stock, shares issued for bank repayment waiver and the fair market value of the Additional Warrants
(h) Represents the amortization of the fair market value of the Additional Warrants recorded as a beneficial conversion feature and immediately recognizable at the time of issuance
(i) Shares issued as payment for waiver of bank repayment and fees associated with merger

Subsequent adjustments
The Company extended its Note and Warrant Offering until March 31, 2005. The Company secured an additional $965 of cash and converted liabilities. If the merger is approved, these Noteholders will be issued certain new warrants in Cicero, Inc. exercisable for 6,991,088 shares of Cicero, Inc. at an exercise price of $0.04 per share, that will provide a cashless exercise option (“Additional Warrants”). Conversion of these additional notes will decrease the overall pro forma Stockholders’ deficit by an additional $965.

Selected Consolidated Financial Data
The following selected financial data for the years 2000 through 2004 is derived from the audited consolidated financial statements of Level 8. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Year Ended December 31,
	(in thousands, except per share data)
	2000	2001	2002	2003	2004
SELECTED STATEMENT OF OPERATIONS DATA
Revenue	$83,729	$17,357	$3,101	$530	$775
Loss from continuing operations	(28,367)	(58,060)	(13,142)	(9,874)	(9,731)
Loss from continuing operations per common share - basic and diluted	$(2.10)	$(3.70)	$(0.75)	$(0.54)	$(0.28)
Weighted average common and common equivalent shares outstanding- basic and diluted	14,019	15,958	18,877	21,463	35,982

	2000	2001	2002	2003	2004
SELECTED BALANCE SHEET DATA
Working capital (deficiency)	$28,311	$(4,529)	$(6,254)	$(6,555)	$(10,255)
Total assets	169,956	35,744	11,852	5,362	530
Long-term debt, including current maturities	27,133	4,845	2,893	2,756	5,444
Senior convertible redeemable preferred stock	--	--	--	3,355	1,367

Stockholders' equity (deficit).	117,730	13,893	1,653	(6,103)	(11,857)

Due to Level 8’s acquisition and divestiture activities, year-to-year comparisons of results of operations are not necessarily meaningful. The results of operations for the year ended December 31, 2000 include the acquisition of the XIPC messaging product, the Company’s Geneva Message Queuing product, the acquisition of the Seer*HPS application engineering technology as well as significant international operations and the acquisition of the Template Software Geneva Enterprise Integrator and Geneva Business Process Automator products. In November 2000, the Company acquired StarQuest and its Star SQL and CTRC products at a cost of $11,638. In 2001, the Company began to shift its primary focus from selling multiple Enterprise Application Integration (“EAI”) products to selling Cicero, a desktop integration package, to the financial services industry with a decreased focus on services. During the last two fiscal quarters of 2001, the Company sold most of the products that comprised its Messaging and Application Engineering segment, namely, the XIPC and the Seer HPS application engineering technology. These products accounted for approximately 85% of total revenues in 2001. In 2002, the Company continued to dispose of non-strategic assets with the sale of the Star SQL and CTRC products from the Messaging and Application Engineering segment and the Geneva Enterprise Integrator and Business Process Automator from what was formerly the Systems Integration segment. The Systems Integration segment had been reclassified as Discontinued Operations and the remaining assets and liabilities had been reclassified as Assets and Liabilities to be Abandoned. As a result of Level 8’s pursuit of a growth strategy focusing on its software product sales and synergies gained as a result of eliminating duplicative functions, the results of operations are significantly different than the result of combining the previous operations of each acquired company into Level 8.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below together with the other information included in this proxy statement/prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We depend on an unproven strategy for ongoing revenue.

In 2001, we determined that our best possibility of long- term success would be to concentrate our sales efforts into the customer contact centers of large companies, where the customer service representatives of our target market interact with their customers via telephone, facsimile, electronic mail and other means of communication. The success of our strategy is highly dependent on market acceptance of our Cicero software product, which we have licensed from Merrill Lynch. Cicero software has no track record of sales to the financial services industry and there is no certainty that we will have strong market penetration with our Cicero product offering.

Cicero software was officially launched in a general release version in June 2001. While we have limited significant sales of Cicero software to date, we have yet to establish a predictable revenue stream. A previous version of the Cicero software has been in use on over 30,000 workstations at Merrill Lynch for approximately five years. We have substantially modified the version of Cicero software used at Merrill Lynch to introduce a commercial product that may be implemented in our target markets.

Furthermore, we have ceased our sales and marketing efforts with respect to our historical revenue producing products, the Geneva Integration Suite line of products, and our historical business of Enterprise Application Integration at the server level. We have sold all assets associated with the Geneva AppBuilder software, which represented approximately 59% of our revenue in fiscal year 2001. We also sold our Geneva Message Queuing and XIPC products in the third quarter of 2001 and our Star/SQL and CTRC products in second quarter of 2002. In October 2002, we sold our Systems Integration business, which consisted of Geneva Enterprise Integrator, and Geneva Business Process Automator. These sales represent substantially all of the products in our Messaging and Application Engineering segment and all the products in our Systems Integration Segment. Our past performance and revenues therefore provide no indication of our future prospects and revenues.

Our new strategy is subject to the following specialized risks that may adversely affect our long-term revenue and profitability prospects:

•
Cicero software was originally developed internally by Merrill Lynch and has no track record of successful sales to organizations within the financial services industry and may not gain market acceptance;

•
We are approaching a different segment of the financial services industry, the customer contact center, compared to our sales and marketing efforts in the past and there can be no assurance that we can successfully sell and market into this industry; and

•	We have had very limited success because the financial condition of Level 8 has caused concern for enterprise customers that would be dependent on Cicero software for their long-term needs.

We have a history of losses and expect that we will continue to experience losses at least through 2004.

We experienced operating losses and net losses in 1998, 1999, 2000, 2001, 2002, 2003, and 2004. We incurred a net loss of $25,056 for 1998, $15,477 for 1999, $28,367 for 2000, $105,135 for 2001, $18,182 for 2002, $10,006 for 2003 and $9,761 for 2004. At December 31, 2004, we had a working capital deficit of $10,255 and an accumulated deficit of $222,034. Our ability to generate positive cash flow is dependent upon achieving and sustaining certain cost reductions and generating sufficient revenues.

Therefore, due to these and other factors, we expect that we will continue to experience net losses through the first half of 2005. We have not generated sufficient revenues to pay for all of our operating costs or other expenses and have relied on financing transactions over the last three fiscal years to pay our operating costs and other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful. Furthermore, there can be no assurance that if we are unable to generate sufficient revenue from operations that we will be able to continue to access the capital markets to fund our operations, or that if we are able to do so that it will be on satisfactory terms.

There is substantial doubt as to whether we can continue as a going concern.

Because we incurred net operating losses of $9,761 for the year ended December 31, 2004 and $10,006 for the year ended December 31, 2003, we experienced negative cash flows from operations, had significant working capital deficiencies at December 31, 2004 and because we are relying on acceptance of a newly developed and marketed product, there is substantial doubt that we can continue to operate as a going concern. While we have attracted some additional capital to continue to fund operations, there can be no assurance that we can obtain additional financing and if we do obtain financing that it will be on terms that are favorable to us or our stockholders.

The so-called “penny stock rule” could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser's written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Escrowed Funds from our Series D Preferred Stock financing have been distributed back to the Series D Preferred stockholders and are not available to Level 8.

In March 2003, we closed the sale of Series D Preferred Stock and warrants. Pursuant to the terms of the financing transaction, $2,000 of the $3,500 proceeds of the financing was placed in escrow. At the end of September 2004, $776 of these proceeds was in escrow. In October 2004, we received notice from the lead investor of their intention to redeem a portion of their Series D Preferred Stock in return for the escrow monies. Such redemption was concluded in November 2004 and the escrowed proceeds of $778 were distributed back to the holders of Series D Preferred Stock.

Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price.

Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future.   We  have derived, and  expect  to continue to derive  in the near term, a  significant  portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract, which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

Furthermore, individual Cicero software sales are large and each sale can or will account for a large percentage of our revenue and a single sale may have a significant impact on the results of a quarter. The sales of Cicero software can be classified as generally large in size to a small discrete number of customers. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer’s decision to purchase Cicero software increases the risk of quarter-to-quarter fluctuations. Cicero software sales require a significant commitment of time and financial resources because it is an enterprise product. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers’ internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers’ budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

We typically do not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter to quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Moreover, if our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

Loss of key personnel associated with Cicero software development could adversely affect our business.

Loss of key executive personnel or the software engineers we have hired with specialized knowledge of the Cicero software technology could have a significant impact on our execution of our new strategy given that they have specialized knowledge developed over a long period of time with respect to the Cicero software technology. Furthermore, because of our prior reductions in the number of employees, we may find it difficult to recruit new employees in the future.

Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero software.

Cicero software is designed to address in a novel way the problems that large companies face integrating the functionality of different software applications by integrating these applications at the desktop. To effectively penetrate the market for solutions to this disparate application problem, Cicero software will compete with traditional Enterprise Application Integration, or EAI, solutions that attempt to solve this business problem at the server or back-office level. Server level EAI solutions are currently sold and marketed by companies such as NEON, Mercator, Vitria, and BEA. There can be no assurance that our potential customers will determine that the Cicero software’s desktop integration methodology is superior to traditional middleware EAI solutions provided by the competitors described above in addressing this business problem. Moreover, the information systems departments of our target customers, large financial institutions, are large and may elect to attempt to internally develop an internal solution to this business problem rather than to purchase the Cicero software product. The Cicero software itself was originally developed internally by Merrill Lynch to solve these integration needs.

Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors or the internally developed solutions of our customers. These competitive pressures could delay or prevent adoption of Cicero software or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

We may be unable to enforce or defend our ownership and use of proprietary and licensed technology.

Our success depends to a significant degree upon our proprietary and licensed technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology; duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero software line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end- users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

We have not paid any dividends on our common stock and it is likely that no dividends will be paid in the future.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Provisions of our charter and Bylaws and Delaware law could deter takeover attempts.

Section 203 of the Delaware General Corporation Law, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder’s best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as the board of directors may determine preferences as from time to time. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of the Company. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future.

Our stockholders may be diluted by the exercise of options and warrants and conversion of preferred stock or by the registration of additional securities for resale.

We have reserved 10,900,000 shares of common stock for issuance under our employee incentive plans and 120,000 shares under our outside director incentive plan. As of December 31, 2004, options to purchase an aggregate of 7,488,639 of common stock were outstanding pursuant to our employee and director incentive plans. As of December 31, 2004, warrants to purchase an additional 19,953,406 shares of common stock are outstanding. We have also reserved 188,528 shares of common stock for issuance upon conversion of the outstanding Series A-3 Preferred Stock, 2,394,063 shares of common stock for issuance upon conversion of the outstanding Series B-3 Preferred Stock, 3,002,632 shares of common stock for issuance upon conversion of the outstanding Series C Preferred Stock, and 4,270,500 shares of common stock for issuance upon the conversion of the outstanding Series D Preferred Stock. The exercise of such options and warrants or conversion of preferred stock and the subsequent sale of the underlying common stock in the public market could adversely cause the market price of our common stock to decline.

Our stockholders will be diluted by the automatic exercise of warrants pursuant to the approval of the recapitalization merger.

If the recapitalization merger is approved by Level 8’s shareholders in accordance with the proxy statement/prospectus provided, warrants for 11,640,203 shares of Level 8’s common stock will be automatically exercised into 582,010 shares of Cicero, Inc. common stock, the consideration for which will be the elimination through conversion of approximately $2,500 of Level 8 debt. In addition, pursuant to the merger, the Noteholders of this debt will receive 19,508,680 warrants to purchase common stock in Cicero, Inc., at a purchase price of $0.04 per share. The participants who purchased the first $1,000 of the Notes will also receive warrants exercisable for 1,006,683 shares of Cicero, Inc., at an exercise of $2.00 per share. The automatic exercise of such Warrants and the subsequent sale of the underlying common stock in the public market could adversely cause the market price of our common stock to decline.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this proxy statement/prospectus, the words “estimate,” “project,” “intend,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this proxy statement/prospectus speak only as of the date of this proxy statement/prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements, which are not historical facts are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplate by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described in “Risk Factors” (page 11).

THE ANNUAL MEETING OF STOCKHOLDERS
To be held on May __, 2005
_____________________________

PURPOSE OF THE ANNUAL MEETING

This proxy statement/prospectus is furnished to stockholders in connection with the solicitation by the board of directors of Level 8 Systems, Inc., a Delaware corporation (“Level 8”), of proxies in the accompanying form for use at the Annual Meeting of Stockholders of Level 8 to be held at Level 8’s headquarters located at 1433 State Highway 34, Farmingdale, New Jersey at 10:00 a.m., local time, on May ___, 2005, and at any adjournment thereof (the “Annual Meeting”). This proxy statement/prospectus and the accompanying Notice of Annual Meeting and Form of Proxy are being mailed to Level 8’s stockholders on or about May ___, 2005.

1.
To approve a merger of Level 8 into Cicero, Inc., a Delaware corporation, whereby Cicero, Inc. would be the surviving corporation (the “Surviving Corporation”), and whereby the holders of shares of common stock of Level 8 shall be issued .05 shares of common stock, par value $0.001 per share of the Surviving Corporation for each share of Level 8’s common stock held by a shareholder on the effective date of the merger (the “Merger”), and the filing of a Certificate of Merger with the Department of State of the State of Delaware to effectuate the Merger.

2.
To approve the Cicero, Inc. 2005 Employee Stock Option Plan, the effectiveness of which is contingent upon the approval of Proposal 1, and reserve 4,000,000 shares of common stock which underlie option grants to employees and consultants.

3.	To elect six (6) directors to the board of directors of the Surviving Corporation to serve for the ensuing year and until their successors are duly elected and qualified;

4.	To ratify the appointment of Margolis & Company P.C. as Level 8’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

5.
To transact such other business as may properly come before the meeting and any adjournment(s) thereof. The board of directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The close of business on April 6, 2005 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Level 8 board of directors believes the merger is fair to, and is in the best interests of, both you and Level 8. The Level 8 board of directors unanimously recommends that you vote “FOR” the proposal to approve the Agreement and Plan of Merger dated December 30, 2004 between Level 8 Systems, Inc. and Cicero, Inc.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM
If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to Level 8’s Secretary. Executed but unmarked proxies will be voted “FOR” each of the director nominees and proposals described in this proxy statement/prospectus and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

The close of business on April 6, 2005 has been fixed by the board of directors as the record date for the determination of stockholders of Level 8 entitled to vote at the Annual Meeting.  As of April 6, 2005, Level 8 had 43,441,917 shares of common stock which are each entitled to one vote (the “Voting Common Stock”). Additionally, Level 8 had 1,571 shares of Series A-3 Convertible Redeemable Preferred Stock, 30,000 shares of Series B-3 Convertible Preferred Stock, 1,141 shares of Series C Convertible Redeemable Preferred Stock and 1,367 shares of Series D Convertible Preferred Stock outstanding, with  each holder of such stock  being generally entitled to vote on an as-converted basis together with the holders of  the common stock, subject to certain conversion limitations. Taking into account the relevant restrictions on conversion, the holders of Series D Preferred Stock are entitled to vote a total of 3,704,555 shares on an as-converted basis, the holders of Series C Preferred Stock are entitled to vote a total of 3,002,632 shares on an as-converted basis, the holders of Series B-3 Preferred Stock are entitled to vote a total of 2,394,063 shares on an as-converted basis and the holders of the Series A-3 Preferred Stock are entitled to vote 188,528 shares on an as-converted basis (collectively, the “Preferred Voting Stock,” and, together with the Common Voting Stock, the “Voting Stock”).

Collectively, for purposes of calculating the presence of a quorum and whether a particular proposal has been approved, there are a total of 52,731,695 shares of Voting Stock.

ABSTENTIONS
Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of Voting Stock represented at the meeting constitute a quorum. Directors are elected by plurality vote and therefore abstentions and broker non-votes have no effect on the election of directors in Proposal 3. Abstentions will count in the tabulation of votes cast on each of the other proposals and will have the same effect as votes against these proposals. Broker non-votes will count as present, but will not be deemed entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, will have no effect on the proposal to ratify the Independent Registered Public Accounting Firm, other than to reduce the affirmative votes needed to approve such proposal. In the case of Proposals 1 and 2, however, broker non-votes will have the same effect as votes against such proposals.

VOTE REQUIRED
The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of capital stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast. In general, approval of any matter by our stockholders requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. Accordingly, the approval of Proposal 4, ratification of the appointment of Independent Registered Public Accounting Firm each requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. However, Proposal 1, the merger of Level 8 into Cicero, Inc. and the filing of a Certificate of Merger in the State of Delaware to effectuate the merger, will require the affirmative vote of a majority of the issued and outstanding shares of Voting Common Stock voting as a single class and the affirmative vote of at least 85% of the issued and outstanding shares of the Series A-3, Series B-3 and Series C Preferred Stock, and the affirmative vote of at least 66% of the issued and outstanding shares of the Series D Preferred Stock, with each Series voting separately as a single class

VOTING PROCEDURES
If you sign and return the proxy card at or before the Annual Meeting, your shares will be voted as you specify on the proxy card. If you sign and return the proxy card but do not specify a vote, your shares will be voted “FOR” the merger proposal.

We will appoint an inspector of elections to count the votes cast in person or by proxy at the meeting. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter. Similarly, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares and has not received voting instructions from the beneficial owner, those shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.

You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the Annual Meeting by:

•	giving written notice to our corporate secretary at 1433 State Highway 34, Building C, Farmingdale, New Jersey 07727 that you revoke your proxy;

•	filing another proxy with a later date; or
•	by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not by itself revoke a proxy.

If you have instructed a bank or broker to vote your shares, you must follow the directions you receive from your bank or broker to change your vote. You may request to receive and view future proxy mailings and other stockholder communications online. For more information, please see the insert included with your proxy materials.

We are not aware of any proposal that will be brought before the Annual Meeting other than those described in this proxy statement/prospectus. If any other matter is properly brought before the Annual Meeting, the persons named as your proxies will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment.

SOLICITATION OF PROXIES AND EXPENSES
If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to Level 8’s Secretary. Executed but unmarked proxies will be voted “FOR” each of the director nominees and proposals described in this proxy statement/prospectus and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

Stockholder votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the Annual Meeting. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of Delaware, Level 8’s state of incorporation.

The expense of the solicitation of proxies will be borne by Level 8. Following the original mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegraph, courier service or personal interview by certain of the regular employees of Level 8, who will receive no additional compensation for their services. In addition, Level 8 will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners.

SHARES OWNED BY LEVEL 8’s DIRECTORS AND EXECUTIVES
The directors and executive officers collectively own 6,184,141 shares that may be acquired by June 6, 2005; 3,187,026 shares upon the exercise of stock options, 998,513 upon the conversion of convertible notes, 913,867 shares upon the exercise of warrants, and 1,084,735 shares of common stock. Mr. Anthony Pizi, Chief Executive Officer, owns 618,067 shares of common stock and Mr. Ralph Martino, Chairman of the board, owns 466,668 shares of common stock. We currently expect Mr. Pizi and Mr. Martino to vote all their shares of Company common stock “FOR” each proposal. If Mr. Pizi and Mr. Martino vote all of the shares that are owned of April 6, 2005 in favor of the approval and adoption of the merger agreement as expected, the vote of at least 25,544,771 additional shares of Level 8 common stock (or 48.4% of the shares of Level 8 common stock outstanding as of that date and entitled to vote) will be required to approve and adopt the merger agreement.

PROPOSAL NO. 1 - APPROVAL AND ADOPTION OF THE MERGER AGREEMENT PURSUANT TO WHICH THE MERGER WILL BE EFFECTED

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the merger of Level 8 Systems, Inc. with and into Cicero, Inc. will occur. When used in this proxy statement/prospectus, the terms “Company,” “we,” “our” and “us” refer to Level 8 Systems, Inc. and its subsidiaries with respect to the period prior to the effectiveness of the merger, and Cicero, Inc. and its subsidiaries, with respect to the period after the merger.

GENERAL

At the Annual Meeting, shareholders of Level 8 will be asked to vote upon the recapitalization of Level 8. The recapitalization will be effected pursuant to an Agreement and Plan of Merger, dated as of December 30, 2004 (the "merger agreement"), by and between Level 8 and Cicero Inc., a Delaware corporation and a wholly-owned subsidiary of Level 8. On December 30, 2004, the boards of directors of each of the companies unanimously approved the merger agreement, and subsequently Level 8, as the sole stockholder of Cicero Inc., adopted the merger agreement. The merger agreement is attached as Annex A to this prospectus/proxy statement.

CHANGE IN NAME

The recapitalization merger will effect a change in the name of Level 8 to Cicero, Inc. Level 8 has decided to change its name to Cicero, Inc. in order have the same name as Level 8’s primary software product, Cicero. This will allow Level 8 to take advantage of the significant marketing campaign that has been undertaken utilizing the “Cicero” name. The name change to Cicero, Inc. will eliminate confusion and will reflect the change in Level 8’s business focus.

BUSINESS, JOBS, PHYSICAL LOCATION, ETC.

The recapitalization merger will effect a change in the capital structure of Level 8 and other changes of a legal nature, which are described below under the heading "Comparison of Shareholder Rights Before and After the Recapitalization." Additionally, as the result of the automatic exercise of certain warrants as a result of the merger and the reduction of liabilities in connection with the exercise of such warrants, described in the section entitled “NOTE AND WARRANT FINANCING” below, the recapitalization will reduce our liabilities, and dilute the ownership of the Company by current shareholders. The recapitalization merger will not result in any change in headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, taxes, or assets, (other than as a result of the costs incident to the recapitalization merger, which are immaterial). Our management, including all directors and officers, will remain the same in connection with the recapitalization merger and will assume identical positions with Cicero, Inc. None of our subsidiaries will be changing their capitalization in connection with the recapitalization merger. There will be no new employment agreements for executive officers or other direct or indirect interest of the current directors or executive officers of Level 8 as a result of the recapitalization. Upon the effective time of the recapitalization merger, each 20 shares of Level 8 common stock will be converted into 1 share of common stock of Cicero, Inc. and such shares will trade on the OTCBB under the symbol "CCRO." Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

REASONS FOR THE RECAPITALIZATION MERGER

The board of directors believes the recapitalization will have a positive impact on the future operations of Level 8 and its ability to raise additional capital that it will need to continue operations.

The board of directors is seeking the authority to affect the recapitalization merger because it hopes that it will broaden the market for our common stock and that the resulting anticipated increased price level will encourage interest in the common stock. The board of directors believes that the continued market price of Level 8’s common stock has and will continue to impair its acceptability to institutional investors, professional investors and other members of the investing public. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

The board of directors further believes that a higher stock price would help Level 8 to attract and retain employees and other service providers. The board of directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of a company’s market capitalization. If the recapitalization merger successfully increases the per share price of our common stock, the board of directors believes this increase will enhance our ability to attract and retain employees and service providers.

While our board of directors believes that our common stock would trade at higher prices after the consummation of the recapitalization merger, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the recapitalization merger. The mandatory exercise of certain warrants, described in the section entitled “NOTE AND WARRANT FINANCING” below will result in a significant dilution of our common stock. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. In addition, there can be no assurance that the recapitalizing merger will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase our ability to attract and retain employees and other service providers.

Consolidation of Preferred Stock Series

Since its inception and through various organic changes in our fortunes and business, we have issued preferred shares to raise capital for our ongoing business. There are currently four series of preferred stock, as well as convertible notes, all of which are convertible into Level 8 common stock at conversion prices that no longer correspond to the common stock’s price. The directors believe that the Preferred Shareholders represent a significant continuing potential source of financing and wish to encourage further investment by them and continued support by them. The directors believe that the only way that they can do this is by reducing the conversion price to be more in line with the current market price of the common stock.

Additionally, maintaining multiple series of preferred stock with differing rights has become an administrative burden, costing Level 8 resources that it can ill afford.

Exchange of Stock Certificates and Payment of Fractional Shares

If Proposal One is approved by our stockholders and the board of directors continues to believe that the recapitalization is in the best interests of Level 8 and our stockholders, the reduction in the number of our shares of common and preferred stock that you hold will occur automatically on the date that we file the certificate of merger with the Delaware Secretary of State without any further action on your part. As soon as practicable after the effective date of the merger, our transfer agent, American Stock Transfer, will mail transmittal forms to each holder of record of certificates representing the number of shares of our common and preferred stock that you previously held prior to the effectiveness of the merger.

After receipt of a transmittal form, you should surrender your old certificates and will receive in exchange certificates representing the number of shares of Cicero, Inc. common stock that you will then hold. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from Level 8’s transfer agent. In connection with the recapitalization merger, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-recapitalization merger common stock.

Common Stock Fractional Shares

If your number of shares of post-merger common stock includes a fraction, we will pay you, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the merger, based upon the average of the closing bid prices of our common stock as reported on OTCBB during each of the five (5) trading days preceding the effective date of the merger. This cash payment represents merely a mechanical rounding off of the fractions resulting from the reverse split, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of our options, except as otherwise expressly specified in the documents governing such options.

As of the effective date of the merger, each certificate representing pre-merger recapitalization shares of common stock of Level 8 will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-merger recapitalization shares of common stock of Cicero, Inc. and the right to receive the amount of cash for any fractional shares as a result of the recapitalization merger. It is very important for you to note that you will not be entitled to receive any dividends or other distributions payable by us after the merger is effective until you surrender and exchange your certificates. If we issue and pay any dividends or distributions, these amounts will be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. Level 8 does not currently anticipate making any dividend distributions in the foreseeable future.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LISTING
Cicero, Inc. has applied to list its common stock on the OTC Bulletin Board. Upon the effectiveness of the merger recapitalization, no other capital stock of Level 8 Systems, Inc. will be listed.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock. We anticipate that all of our earnings will be retained for the operation and expansion of our business and do not anticipate paying any cash dividends for common stock in the foreseeable future.

DISSENTERS' RIGHTS FOR THE HOLDER OF COMMON STOCK
Since the Recapitalization Merger will comprise a merger of Level 8 into Cicero, Inc., its wholly owned subsidiary, under Section 253 of the DGCL, Delaware Law does not provide for dissenter’s rights of appraisal to the holders of Level 8 Common Stock.

NOTE AND WARRANT FINANCING
On December 31, 2004, Level 8 concluded a private placement of approximately $1,600 notes to its warrant holders and certain other persons (the “Noteholders”). In March 2005, Level 8 extended the private placement wherein it raised an additional $965 of cash and converted liabilities from its warrant holders and certain other persons.

If the merger is approved, the Noteholders will be issued certain new warrants in Cicero, Inc. The warrants issuable to the Noteholders will consist of (1) Warrants immediately exercisable for 582,010 shares of Cicero, Inc. Common Stock (“Initial Warrants”), (2) Warrants exercisable for 19,508,680 shares of Cicero, Inc. Common Stock at an exercise price of $.04 per share, that will provide a cashless exercise option (“Additional Warrants”).

In addition to the Initial Warrants and Additional Warrants, participants who purchased the first $1,000 of the Notes will also receive warrants exercisable for 1,006,683 shares of Cicero, Inc., at an exercise of $2.00 per share (“Reload Warrants”).

The Initial and Additional Warrants are automatically exercised by their terms promptly following the merger. The principal on the Notes and accrued interest will be ceded to Cicero, Inc. as the exercise consideration for the Initial Warrants. Accordingly, the Notes will be extinguished upon exercise of the Initial Warrants. The Additional Warrants will be exercised cashlessly by applying the difference between the $.002 exercise price and the average trading price of the Level 8 common stock for the three days prior to the effective date of the merger.

Unlike the Initial and Additional Warrants, the Reload Warrants are not automatically exercised by reason of the merger. The Reload Warrants are exercisable for a period of 7 years after the date of issuance (the Initial, Additional and Advanced Warrants are sometimes referred to as the “Note Warrants”).

Upon automatic exercise of the Initial and Additional Warrants, the Noteholders will own, in addition to any interest they will receive in respect of their other interests in Level 8, 53.6% of the issued and outstanding Cicero, Inc. common stock. On a fully diluted basis the current common shareholders ownership in Level 8 of 50.0% on a fully diluted basis will be reduced to 8.1%.

The Noteholders who will own more than 5% of Level 8, and their ownership of Cicero, Inc. following the merger, is illustrated below.

	Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Ownership
Landis, Mark and Carolyn	9,317,205(1)	24.8%
Anthony C. Pizi	3,524,720 (2)	9.4%
Brown Simpson Partners I, LTD	2,143,363 (3)	5.7%
SDS Merchant Fund, L.P.	3,111,394 (4)	8.3%

1.
Mark and Carolyn Landis are related by marriage to Anthony Pizi, the Company’s Chief Executive Officer. Includes 6,650,682 shares of common stock upon the conversion of Series A-1 Preferred Stock. Includes 154,764 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 152,860 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share and 2,211,726 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share from the recent private placement. Also includes 93,750 shares of common stock exercisable upon the exercise of warrants at an exercise price of $1.60 per share, and 12,500 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share. Also includes 40,923 shares of common stock.

2.
Includes 555,082 shares of common stock upon the conversion of Series A-1 Preferred Stock. Also includes 23,750 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 58,333 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, and 2,858,351 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share. Also includes 4,506 shares of common stock exercisable upon the exercise of warrants at an exercise price of $3.40 per share and 13,531 shares of common stock exercisable upon the exercise of warrants at an exercise price of $4.00 per share. Also includes 11,167 shares of common stock.

3.
Includes 222,500 shares of common stock upon the conversion of Series A-1 Preferred Stock. Also includes 107,500 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 215,000 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, and 1,441,893 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share. Also includes 13,514 shares of common stock exercisable upon the exercise of warrants at an exercise price of $7.40 per share, 5,757 shares of common stock exercisable upon the exercise of warrants at an exercise price of $7.60 per share, and 73,685 shares of common stock exercisable upon the exercise of warrants at an exercise price of $8.00 per share. Also includes 50,000 shares of common stock for payment of services and 13,514 shares of common stock converted from Level 8 common stock.

4.
Includes 57,760 shares of common stock upon the conversion of Series A-1 Preferred Stock. Also includes 35,433 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 105,353 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, and 2,848,278 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share. Also includes 51,947 shares of common stock exercisable upon the exercise of warrants at an exercise price of $1.40 per share and 12,500 shares of common stock exercisable upon the exercise of warrants at an exercise price of $4.00 per share. Also includes 123 shares of common stock.

If the merger is not approved, the Noteholders will receive senior secured demand notes of Level 8 Systems, Inc. (“Senior Notes”) in a principal amount equal to the notes. The Senior Notes will be secured by a first priority security interest in certain of Level 8’s tangible and intangible assets.

Level 8’s board of directors believes that the Noteholders will immediately demand payment of the Senior Notes. If the Noteholders make such a demand, Level 8 will have to obtain additional financing to retire the Senior Notes or liquidate Level 8. The board does not believe Level 8 has the ability to obtain additional financing from other sources to repay the Senior Notes.

CICERO, INC.

Cicero, Inc., our wholly owned subsidiary, was incorporated under the Delaware General Corporate Law (“DGCL”) on December 17, 2004 under the name "Cicero, Inc." exclusively for the purpose of merging with Level 8. The address and phone number of Cicero, Inc.'s principal office are the same as those of Level 8. Prior to the recapitalization merger, Cicero, Inc. will have no material assets or liabilities and will not have carried on any business.

Upon completion of the recapitalization merger, the rights of the stockholders of Cicero, Inc. will be governed by the DGCL and the certificate of incorporation and the bylaws of Cicero, Inc. (the “Certificate of Incorporation" and the "Bylaws," respectively). The Certificate of Incorporation and the Bylaws are attached to this prospectus/proxy statement as Annex B and Annex C, respectively.

THE MERGER AGREEMENT

The merger agreement provides that Level 8 will merge with and into Cicero, Inc., with Cicero, Inc. being the surviving corporation. Pursuant to the merger agreement, Cicero, Inc. will assume all assets and liabilities of Level 8, including obligations under our outstanding indebtedness and contracts. Our existing board of directors and officers will become the board of directors and officers of Cicero, Inc. for identical terms of office. Our existing subsidiaries will become the subsidiaries of Cicero, Inc.

At the effective time of the recapitalization merger, each stock or security of Level 8 will be converted as follows:

(a) Each share of Level 8 common stock issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one-twentieth (.05) of a share of fully paid and non-assessable share of common stock, par value $0.001, of Cicero, Inc. ("Cicero Common Stock"), with the same rights, powers and privileges as the shares so converted and all shares of Level 8 common stock shall be cancelled and retired and shall cease to exist.

(b) Each share of Level 8’s Series A-3 Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0142857 shares of fully paid and non-assessable shares of Series A-1 Preferred Stock, par value $0.001, of Cicero, Inc ("Cicero A-1 Preferred Stock"). Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of Cicero Common Stock with the rights, powers and privileges set forth in the Cicero, Inc. A-1 Preferred Stock Certificate of Designation and all shares of Level 8’s Series A-3 Preferred Stock shall be cancelled and retired and shall cease to exist.

(c) Each share of Level 8’s Series B-3 Preferred Stock, par value $0.001 per share (the “Series B-3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0125 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Cicero Common Stock with the rights, powers and privileges set forth in the Cicero, Inc. A-1 Preferred Stock Certificate of Designation and all shares of Level 8’s Series B-3 Preferred Stock shall be cancelled and retired and shall cease to exist.

(d) Each share of Level 8’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .20 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Cicero Common Stock with the rights, powers and privileges set forth in the Cicero, Inc. A-1 Preferred Stock Certificate of Designation and all shares of Level 8’s Series C Preferred Stock shall be cancelled and retired and shall cease to exist.

(e) Each share of Level 8’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .25 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Cicero Common Stock with the rights, powers and privileges set forth in the Cicero, Inc. A-1 Preferred Stock Certificate of Designation and all shares of Level 8’s Series D Preferred Stock shall be cancelled and retired and shall cease to exist.

(f) Certain Convertible Notes of Level 8 (the “Convertible Notes”) shall be converted into such number of fully paid and non-assessable shares of Cicero Preferred Stock that would convert into the same number of shares of Level 8 common stock that the Convertible Notes would convert into immediately prior to the Effective Time, at conversion prices ranging from $0.026 to $0.007, however the number of shares of Cicero Common Stock underlying such Convertible Notes shall be one-twentieth (.05) of the number of shares of Level 8 common stock into which the Convertible Notes were convertible into immediately prior to the Effective Time, and all of Level 8’s Convertible Notes, if so elected by the Noteholders, shall be cancelled and retired and shall cease to exist.

(g) Each option, warrant, purchase right, unit or other security of Level 8 issued and outstanding immediately prior to the Effective Time, not including the Convertible Notes, the Series A-3 Preferred Stock, the Series B-3 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (the “Convertible Securities”) shall be (i) converted into and shall be an identical security of Cicero, Inc., however the number of shares of Cicero Common Stock underlying such Convertible Securities shall be one-twentieth (.05) of the number of shares Level 8 common stock into which the Convertible Securities were convertible into immediately prior to the Effective Time. Cicero, Inc. shall cause to be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities, such number of shares of Cicero Common Stock as is sufficient to underlie such Convertible Securities.

(h) Each share of Cicero Common Stock owned by Level 8 or any other person immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

You will not have to exchange your existing stock certificates of Level 8 for stock certificates of Cicero, Inc. However, after consummation of the recapitalization merger, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to Cicero, Inc.'s transfer agent for cancellation, and obtain a new Delaware form of certificate.

At the effective time of the merger, the Cicero Common Stock will be listed for trading on the OTCBB.

Pursuant to the recapitalization merger, Cicero, Inc. will assume all of Level 8's obligations under Level 8's 1997 Employee Stock Option Plan, each award of 20 shares of Level 8 common stock under Level 8 stock plans will be converted into an award of 1 share of Cicero, Inc. common stock on the same terms and conditions as in effect immediately prior to the recapitalization, and each option to purchase 20 shares of Level 8 common stock under Level 8 stock plans will be converted into an option to purchase 1 share of Cicero, Inc. common stock on the same terms and conditions as in effect immediately prior to the recapitalization. Options and rights granted under the Company stock plans in the future will be for shares of Cicero, Inc. common stock.

At the Annual Meeting, Level 8’s shareholders shall also vote on the proposal to approve and adopt the Cicero, Inc. 2005 Employee Stock Option Plan (the “Plan”). Assuming that the proposal to adopt the Plan is approved by the shareholders at the Annual Meeting, pursuant to the Plan, Cicero, Inc. will be authorized to reserve and issue options to purchase up to 4,000,000 shares of the Cicero, Inc. common stock to Cicero, Inc.’s employees, consultants and non-employee directors. The effectiveness of the Cicero, Inc. 2005 Employee Stock Option plan is contingent upon the approval of the merger under Proposal 1.

As a part of the merger transaction, and contemporaneously therewith, Cicero, Inc. will issue up to 259,920 shares of common stock to various parties to retire agreements by Level 8 to issue shares to those parties.

The merger agreement was unanimously approved by the board of directors of Level 8 and the board of directors of Cicero, Inc. and subsequently was adopted by Level 8, as the sole stockholder of Cicero, Inc. Approval of the recapitalization proposal (which constitutes approval of the merger agreement) requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Level 8’s common stock together with the holders of Level 8’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting on an as-converted basis, voting together as a class. In addition, the affirmative vote of at least 66% of the holders of Level 8’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each voting separately as its own individual class, is required to approve the recapitalization proposal.

Class A-1 Preferred Stock

The holders of the Cicero, Inc. Series A-1 Preferred Stock (the “Cicero A-1 Preferred Stock”) shall have the rights and preferences set forth in the Certificate of Designation which will be filed with the Secretary of State of Delaware upon the effectiveness of the merger, which are summarized here. The Cicero A-1 Preferred Stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of common stock of Cicero, Inc. for each share of Cicero A-1 Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of Cicero, Inc. The Cicero A-1 Preferred Stock is also convertible on a mandatory basis in the event that (i) Cicero, Inc. closes on an additional $5,000 equity financing from strategic or institutional investors, or (ii) Cicero, Inc. has four consecutive quarters of positive cash flow as reflected on Cicero, Inc.’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Securities and Exchange Commission (“SEC”). The holders of Cicero A-1 Preferred Stock are entitled to receive equivalent dividends on an as-converted basis whenever Cicero, Inc. declares a dividend on its common stock, other than dividends payable in shares of common stock. The holders of the Cicero A-1 Preferred Stock are entitled to a liquidation preference of $500 per share of Cicero A-1 Preferred Stock upon the liquidation of Cicero, Inc. The Cicero A-1 Preferred Stock is not redeemable.

The holders of the Cicero A-1 Preferred Stock also possess the following voting rights. Each share of Cicero A-1 Preferred Stock shall represent that number of votes equal to the number of shares of common stock issuable upon conversion of a share of Cicero A-1 Preferred Stock. The holders of Cicero A-1 Preferred Stock and the holders of Cicero, Inc. common stock shall vote together as a class on all matters except: (i) regarding the election of the board of directors of Cicero, Inc. (as set forth below); (ii) as required by law; or (iii) regarding certain corporate actions to be taken by Cicero, Inc. (as set forth below).

The approval of at least two-thirds of the holders of Cicero A-1 Preferred Stock voting together as a class, shall be required in order for: (i) Cicero, Inc. to merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) Cicero, Inc. to authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Cicero A-1 Preferred Stock; (iii) Cicero, Inc. to redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on Cicero, Inc. equity securities; (iv) Cicero, Inc. to amend or repeal any provisions of its Certificate of Incorporation or By-Laws that would adversely affect the rights, preferences or privileges of the Cicero A-1 Preferred Stock; (v) Cicero, Inc. to effectuate a significant change in the principal business of Cicero, Inc. as conducted at the effective time of the merger; (vi) Cicero, Inc. to make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by Cicero, Inc.; (vii) Cicero, Inc. to make any loan or advance to any person, including any employees or directors of Cicero, Inc. or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) Cicero, Inc. to guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business. In addition, the unanimous vote of the Cicero, Inc. board of directors is required for any liquidation, dissolution, recapitalization or reorganization of Cicero, Inc. The voting rights of the holders of Cicero A-1 Preferred Stock set forth in this paragraph shall be terminated immediately upon the closing by Cicero, Inc. of at least an additional $5,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares Cicero A-1 Preferred Stock are entitled to appoint two observers to Cicero, Inc.’s board of directors who shall be entitled to receive all information received by members of the board of directors, and shall attend and participate without a vote at all meetings of Cicero, Inc.’s board of directors and any committees thereof. At the option of a majority of the holders of Cicero A-1 Preferred Stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the Cicero, Inc. board of directors, each having all voting and other rights attendant to any member of the Cicero, Inc. board of directors. In the event that Cicero, Inc. or Level 8 Systems, Inc., does not have aggregate consolidated revenues of more than $1,500 as reflected on its financial statements for the six months ended on December 31, 2004, prepared in accordance with GAAP and filed with the SEC, then the holders of Cicero A-1 Preferred Stock shall have the right, but not the obligation, to elect a majority of the voting members of the Cicero, Inc. board of directors.

EFFECTIVE TIME

If approved by the requisite vote of Level 8 shareholders, it is anticipated that the recapitalization merger, and consequently the recapitalization, will become effective at the time set forth in the Certificates of Merger to be filed with the Secretary of State of Delaware in accordance with Section 253 of the DGCL. However, the merger agreement may be terminated and abandoned by action of the board of directors of Level 8 at any time prior to the effective time of the recapitalization merger, whether before or after the approval by Level 8’s shareholders, if the board of directors of Level 8 determines for any reason, in its sole judgment and discretion, that the consummation of the recapitalization merger would be inadvisable or not in the best interests of Level 8 and its shareholders.

EFFECT OF NOT OBTAINING THE REQUIRED VOTE FOR APPROVAL

If the recapitalization proposal fails to obtain the requisite vote for approval, the recapitalization merger will not be consummated and Level 8 will retain its existing capital structure. Additionally, the Additional Warrants and Reload Warrants will lapse and not be exercisable. The Noteholders will receive the Senior Notes and will remain liabilities of Level 8. The board of directors believes that the Noteholders will demand payment of the Senior Notes if the recapitalization merger is not approved.

COMPARISON OF SHAREHOLDER RIGHTS BEFORE AND AFTER THE RECAPITALIZATION

As a result of the differences between Level 8's charter and bylaws before and after the recapitalization merger, the effect of the exercise of the Note Warrants, and the consolidation of existing classes of preferred stock into a new class of preferred stock, the recapitalization will effect some considerable changes in the rights and the percentage ownership of Level 8's shareholders. Summarized below are the most significant differences between the rights of the shareholders of Level 8 before and after the recapitalization merger. The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences, and is qualified in its entirety by reference to our Certificate of Incorporation, applicable Certificates of Designation, and our Bylaws.

OWNERSHIP OF COMPANY AND CAPITALIZATION

Level 8		Cicero, Inc.
The ownership of Level 8 before the Recapitalization Merger, and before the mandatory exercise of the Initial and Additional Warrants, on a fully diluted basis, is as follows, as well as a listing of the shareholders owning in excess of 5% of the issued and outstanding stock.

The ownership of Cicero, Inc. after the Recapitalization Merger, and after the mandatory exercise of the Initial and Additional Warrants, on a fully diluted basis is as follows, as well as a listing of the shareholders owning in excess of 5% of the issued and outstanding stock.

Authorized Capital	95,000,000	Authorized Capital	60,000,000

Issued and Outstanding	86,361,726	Issued and Outstanding	33,560,402

Common Stock	50.4%	Common Stock	9.0%
Preferred Stock Series A-3	0.2%	Preferred Stock Series A-1	26.6%
Preferred Stock Series B-3	2.8%
Preferred Stock Series C	3.5%
Preferred Stock Series D	4.9%
Warrants	23.1%	Warrants	62.8%
Options	8.4%	Options	1.6%
Convertible Notes	6.7%
Landis, Mark and Carolyn	12.1%	Landis, Mark and Carolyn	24.8%
Brown Simpson Partners I, Ltd	6. 9%	Brown Simpson Partners I, Ltd	5.7%
		Pizi, Anthony	9.4%
		SDS Merchant Fund, L.P.	8.3%

PAR VALUE OF CAPITAL STOCK; SURPLUS; CAPITAL

The additional paid in capital of Level 8 will be increased by $1,367 following the consummation of the merger and this is attributable to the conversion of the remaining shares in the Series D Preferred Stock of Level 8 Systems into shares of A-1 Preferred Stock of Cicero, Inc. The redemption provisions of the Series D Preferred offering are being waived as part of the recapitalization and the accounting for the Series D Preferred Stock as mezzanine financing is no longer applicable.

Under the terms of the Note and Warrant Offering, the Noteholders will receive 19,508,680 warrants to purchase common stock in Cicero, Inc. at a purchase price of $0.04 per share. In addition, certain Noteholders exercised existing warrants that will convert to 582,010 shares of Cicero, Inc. common stock. Level 8 will be required to allocate the proceeds received from the Note and Warrant Offering between the warrants exercised and the future warrants granted. We will employ the Black-Scholes valuation method to determine the fair value of the warrants exercised and warrants issued. On a preliminary basis, it appears that allocation of the fair value of the warrants exercised for the initial Note and Warrant Offering is $83 and the fair value of the warrants to be issued is approximately $1,532. The Extended Note and Warrant Offering completed in March 2005 resulted in an additional $965 in Senior Reorganization Notes. Employing the Black-Scholes valuation method, it appears that the allocation of the warrants issued is $52 and the fair value of the warrants to be issued is approximately $913. Based upon the allocation of the proceeds, we believe that the effective conversion price of the additional warrants will be less than the fair value of Cicero, Inc.’s common stock on the date of issuance. Since this beneficial conversion feature is immediately convertible upon issuance, Cicero, Inc. will fully amortize this beneficial conversion feature on the date of issuance.

VOTING RIGHTS
Level 8 Systems, Inc.	Cicero, Inc.
The holders of Level 8 common stock and holders of each of the series of preferred stock are entitled to vote together jointly on all matters. Holders of preferred stock are entitled to a number of votes equal to the number of shares of Level 8 common stock into which the preferred stock is convertible.

So long as any shares of the preferred stock are outstanding, the approval of the holders of at least 2/3 (85% in the case of the Series A-3, B-3 and C Preferred Stock) of the outstanding shares of every series of preferred stock voting together as an individual class (and with respect to the altering of rights of a particular series of preferred stock, such series shall only vote if that particular series is affected) will be required in order for Level 8 to:

a) alter or change the rights, preferences or privileges of any series of the preferred stock;
b) alter or change the rights, preferences of privileges of any capital stock of Level 8 so as to affect adversely any series of the preferred stock;
c) create any securities that are superior in rank to any series of preferred stock;
d) create any securities that are pari passu in rank to any series of preferred stock;
e) increase the authorized number of shares of any series of preferred stock;
f) issue any shares of securities that are superior or pari passu in rank to any series of preferred stock;
g) issue any shares of preferred stock other than pursuant to the Stock Purchase Agreement applicable to any particular series of preferred stock;
h) redeem, or declare or pay any cash dividend or distribution on any securities that are junior in rank to any series of preferred stock;
i) increase the par value of the common stock;
j) issue any debt securities that would have any preference over any series of preferred stock upon the liquidation of Level 8;
k) cause Level 8 to issue securities such that it would exceed the issuance cap set forth in the Certificate of Designations for each of the Series A-3 and Series B-3 Preferred Stock; or
l) issue, grant or sell, or be deemed to have issued, granted or sold, any shares of common stock, or options, rights or warrants to purchase of common stock at a price per share less than the conversion price then applicable to such series of preferred stock.

The holders of Cicero, Inc. common stock and holders of the Series A-1 Preferred Stock are entitled to vote together jointly on all matters except as provided in the following paragraphs.

Each of the holders of Series A-1 Preferred Stock is entitled to a number of votes equal to the number of shares of Cicero, Inc. common stock into which the preferred stock is convertible.

Until the closing by Cicero, Inc. of an additional $5,000 equity financing from institutional investors, the approval of the holders of at least 2/3 of the outstanding shares of the Series A-1 Preferred voting together separately as a class will be required in order for Cicero, Inc. to:

a) merge, sell all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Cicero, Inc.;
b) authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 Preferred (excluding debt not convertible into any such senior or pari passu equity security);
c) redeem, repurchase or acquire, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of Cicero, Inc. at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 Preferred) or the payment of dividends or other distributions on equity securities by the Cicero, Inc. (other than on the Series A-1 Preferred);
d) amend or repeal of any provision of the Cicero, Inc.’s certificate of incorporation or by-laws that would adversely affect the rights, preferences, or privileges of the Series A-1 Preferred;
e) effect a significant change in the principal business of Cicero, Inc. as conducted (by Cicero, Inc.) at the time of the consummation of the closing of the merger;
f) make any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by Cicero, Inc.;
g) make any loan or advance to any person, including, without limitation, any employee or director of the Cicero, Inc. or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors or
h) guarantee, directly or indirectly, any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.

The holders of a majority of the outstanding shares of the Series A-1 Preferred shall be entitled to appoint two board observers who shall be entitled to receive all information received by the board of directors and to attend and participate without vote at meetings of the board of directors and its committees. At the option of the holders of a majority of the outstanding shares of the Series A-1 Preferred, the holders of the Series A-1 Preferred may temporarily or permanently exchange their board observer rights for two seats on the board of directors, each having one vote.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

Level 8 Systems, Inc.	Cicero, Inc.
The holders of Level 8 common stock and the holders of each of the series of preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of Cicero, Inc. common stock and the holders of the Series A-1 Preferred Stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of the Series A-1 Preferred shall be entitled, upon their election to do so, to elect two directors of the board of directors by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors, voting separately as a class.

In addition, if Cicero, Inc. does not have aggregate consolidated revenues of more than $1,500 as reflected on its financial statements for the six months ended December 31, 2004, the holders of the Series A-1 Preferred Stock shall have the right, but not the obligation, to elect a majority of the voting members of the board of directors.

PREFERRED STOCK

The following is a comparison of the rights and preferences of the Series A-3, Series B-3, Series C and Series D Preferred Stock of Level 8, to the rights and preferences of Cicero, Inc. Series A-1 Preferred Stock.

Level 8 Systems, Inc. Series A-3, B-3, C and D Preferred Stock	Cicero, Inc. Series A-1 Preferred Stock
Voting Rights	Voting Rights

The holders of Level 8 common stock and holder of each of the Series of Preferred Stock are entitled to vote together jointly on all matters. Holders of preferred stock are entitled to a number of votes equal to the number of shares of Company common stock into which the preferred stock is convertible.

So long as any shares of the preferred stock are outstanding, the approval of the holders of at least 2/3 (85% in the case of the Series A-3, B-3 and C Preferred Stock) of the outstanding shares of every series of preferred stock voting together as an individual class (and with respect to the altering of rights of a particular series of preferred stock, such series shall only vote if that particular series is affected) will be required in order for Level 8 to:

a) alter or change the rights, preferences or privileges of any series of the preferred stock;
b) alter or change the rights, preferences of privileges of any capital stock of Level 8 so as to affect adversely any series of the preferred stock;
c) create any securities that are superior in rank to any series of preferred stock;
d) create any securities that are pari passu in rank to any series of preferred stock;
e) increase the authorized number of shares of any series of preferred stock;
f) issue any shares of securities that are superior or pari passu in rank to any series of preferred stock;
g) issue any shares of preferred stock other than pursuant to the Stock Purchase Agreement applicable to any particular series of preferred stock;
h) redeem, or declare or pay any cash dividend or distribution on any securities that are junior in rank to any series of preferred stock;
i) increase the par value of the common stock;
j) issue any debt securities that would have any preference over any series of preferred stock upon the liquidation of Level 8;
k) cause Level 8 to issue securities such that it would exceed the issuance cap set forth in the Certificate of Designations for each of the Series A-3 and Series B-3 Preferred Stock; or
l) issue, grant or sell, or be deemed to have issued, granted or sold, any shares of common stock, or options, rights or warrants to purchase of common stock at a price per share less than the conversion price then applicable to such series of preferred stock.

The holders of Cicero, Inc. common stock and holders of the Series A-1 Preferred Stock are entitled to vote together jointly on all matters except as provided in the following paragraphs.

Each of the holders of preferred stock is entitled to a number of votes equal to the number of shares of Company common stock into which the preferred stock is convertible.

Until the closing by Cicero, Inc. of an additional $5,000 equity financing from institutional investors, approval of the holders of at least 2/3 of the outstanding shares of the Series A-1 Preferred Stock voting together separately as a class will be required for:

a) a merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Cicero, Inc.;
b) the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 Preferred Stock. (excluding debt not convertible into any such senior or pari passu equity security);
c) the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of Level 8 at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 Preferred Stock) or the payment of dividends or other distributions on equity securities by Cicero, Inc. (other than on the Series A-1 Preferred);
d) any amendment or repeal of any provision of the Cicero, Inc.’s certificate of incorporation or by-laws that would adversely affect the rights, preferences, or privileges of the Series A-1 Preferred Stock;
e) a significant change in the principal business of Cicero, Inc. as conducted (by Cicero, Inc.) at the time of the consummation of the closing of the merger;
f) the making of any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by Cicero, Inc.;
g) the making of any loan or advance to any person, including, without limitation, any employee or director of the Cicero, Inc. or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors or
h) the guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.

The holders of a majority of the outstanding shares of the Series A-1 Preferred Stock shall be entitled to appoint two board observers who shall be entitled to receive all information received by the board of directors and to attend and participate without vote at meetings of the board of directors and its committees. At the option of the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock, the holders of the Series A-1 Preferred Stock may temporarily or permanently exchange their board observer rights for two seats on the board of directors, each having one vote.

Board of Directors	Board of Directors
The holders of Level 8 common stock and the holders of each of the series of preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of Cicero, Inc. common stock and the holders of the Series A-1 Preferred Stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of the Series A-1 Preferred Stock shall be entitled, upon their election to do so, to elect two directors of the board of directors by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors, voting separately as a class.

In addition, if Cicero, Inc. does not have aggregate consolidated revenues of more than $1,500 as reflected on its financial statements for the six months ended December 31, 2004, the holders of the Series A-1 Preferred Stock shall have the right, but not the obligation, to elect a majority of the voting members of the board of directors.

Dividends	Dividends
The holders of Level 8’s Series C and Series D Preferred Stock are entitled to receive equivalent dividends on an as-converted basis whenever Level 8 declares a dividend on its common stock, other than dividends payable in shares of common stock.

The holders of Level 8’s Series A-3 and B-3 Preferred Stock are not entitled to dividends unless declared by the board of directors.

The holders of Series A-1 Preferred Stock are entitled to receive equivalent dividends on an as-converted basis whenever Cicero, Inc. declares a dividend on its common stock, other than dividends payable in shares of common stock.

Redemption	Redemption
Level 8’s Series A-3, B-3 and C Preferred Stock is redeemable at the option of Level 8 at a redemption price of the original per share issuance price plus declared and unpaid dividends, if the following conditions are met: (i) less than 5% of the originally issued shares of that particular series are outstanding, and (ii) the price per share of Company common stock is greater than ($5.00 for Series C, $16.00 for Series A-3, and $25.06 for Series B-3) for at least 20 trading days.

Level 8’s Series D Preferred Stock is redeemable at the option of the Holder under certain circumstances such as bankruptcy, merger or change of control at a redemption price calculated pursuant to a formula set forth in the Certificate of Designation for Series D Preferred Stock.
The Series A-1 Preferred Stock is not redeemable.
Conversion	Conversion
Level 8’s Series A-3, B-3, C and D Preferred Stock are each convertible at any time at the option of the holder. The initial conversion prices for each series are: Series A-3 $8.333 per share; Series B-3 $12.531 per share; Series C $0.38 per share; and Series D $0.32 per share.

The Series A-1 Preferred Stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of common stock of Cicero, Inc. for each share of Series A-1 Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of Cicero, Inc.

The Series A-1 Preferred Stock is also convertible on a mandatory basis in the event that (i) Cicero, Inc. closes on an additional $5,000 equity financing from strategic or institutional investors, or (ii) Cicero, Inc. has four consecutive quarters of positive cash flow as reflected on Cicero, Inc.’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Securities and Exchange Commission (“SEC”).

Anti-Dilution Protection	Anti-Dilution Protection
Level 8’s Series C Preferred Stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities.

Level 8’s Series A-3 and B-3 Preferred Stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities. In addition, the conversion price shall be adjusted in the event that any common stock is sold at a lower price than the conversion price.

Level 8’s Series D Preferred Stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, merger, consolidation or other corporate changes, and the issuance by Level 8 to all common stockholders of distributions or spin-offs, or the issuance to all common stockholders of any rights to purchase Level 8’s common stock.

The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of Cicero, Inc.
Liquidation Preference	Liquidation Preference
The holders of each series of preferred stock are entitled to a liquidation preference of $1,000 per share of preferred stock upon the liquidation of Level 8.	The holders of the Series A-1 Preferred Stock are entitled to a liquidation preference of $500 per share of Cicero A-1 Preferred Stock upon the liquidation of Cicero, Inc.
Other Rights	Other Rights
The holders of Level 8’s Series A-3 and B-3 Preferred Stock are also entitled to receive warrants to purchase common stock upon either a subsequent financing or a loan from an unaffiliated lender. In addition, the occurrence of certain events will trigger a 14% per annum dividend that will accrue until such events are cured.

Until the second anniversary of the issuance date of the Series D Preferred Stock, the holders of Level 8’s Series D Preferred Stock have rights to participate on a pro rata basis in any subsequent issuances of securities by Level 8, including common and preferred stock.
The holders of the Series A-1 Preferred Stock are not entitled to any additional rights except as may be set forth in the Certificate of Designation.

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION MERGER

The following discussion addresses the material federal income tax consequences of the recapitalization merger that are applicable to holders of shares of Level 8 common stock. The discussion does not deal with all federal income tax consequences that may be relevant to a particular holder of shares of Level 8 common stock, or any foreign, state or local tax considerations. Accordingly, holders of Level 8 common stock are urged to consult their own tax advisors as to the specific federal, foreign, state and local tax consequences to them as a result of the recapitalization merger.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. Level 8 has not and will not request a ruling from the Internal Revenue Service regarding the tax consequences of the recapitalization merger.

Level 8 believes that the recapitalization merger and the resulting recapitalization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by the holders of shares of Level 8 common stock upon consummation of the recapitalization merger; (ii) the aggregate tax basis of shares of Cicero, Inc. received in the recapitalization merger will be the same as the aggregate tax basis of shares of Level 8 common stock exchanged in the recapitalization merger and (iii) the holding period of the shares of Cicero, Inc. received in the recapitalization merger will include the period for which shares of Level 8 common stock were held.

ACCOUNTING TREATMENT OF THE RECAPITALIZATION MERGER

The recapitalization merger will be accounted for as a reverse merger whereby, for accounting purposes, Level 8 will be considered the accounting acquiror and Cicero, Inc. will be treated as the successor to the historical operations of Level 8. Accordingly, the historical financial statements of Level 8, which previously have been reported to the Commission on Forms 10-K and 10-Q, among others, as of and for all periods through the date of this proxy statement, will be treated as the financial statements of Cicero, Inc.

REGULATORY APPROVAL

To our knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the recapitalization merger will be the filing of the Certificate of Merger with the Secretary of State of Delaware.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RECAPITALIZATION PROPOSAL (PROPOSAL 1).

PRICE RANGE OF OUR COMMON STOCK

Our common stock was traded on the Nasdaq National Market under the symbol ‘‘LVEL” from 1996 until December 23, 2002. From December 24, 2002 until January 23, 2003, our common stock traded on the Nasdaq SmallCap Market. As of January 24, 2003, our common stock was delisted from the Nasdaq SmallCap Market and is currently quoted on the OTC Bulletin Board. The chart below sets forth the high and low stock prices for the quarters of the fiscal years ended December 31, 2004, 2003, 2002 and 2001.

	2004		2003		2002		2001
Quarter	High	Low	High	Low	High	Low	High	Low
First	$0.45	$0.35	$0.40	$0.15	$3.19	$1.26	$6.38	$2.39
Second	$0.39	$0.12	$0.35	$0.24	$1.70	$0.34	$3.25	$2.75
Third	$0.17	$0.09	$0.77	$0.24	$0.71	$0.25	$4.99	$1.45
Fourth	$0.14	$0.05	$0.48	$0.28	$0.56	$0.17	$3.10	$1.20

The closing price of our common stock on December 31, 2004 was $0.13 per share. As of December 31, 2004, we had 218 registered shareholders of record.

Upon the effective time of the recapitalization merger, each 20 shares of Level 8 Common Stock will be converted into 1 share of Common Stock of Cicero, Inc. and such shares will trade on the OTCBB under the symbol "CCRO." Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

Business

Overview

We provide next generation application integration products and services that are based on open technology standards and are licensed to a wide range of customers. Our software helps organizations leverage their extensive system and business process investments, increase operational efficiencies, reduce costs and strengthen valued customer relationships by uniting disparate applications, systems, information and business processes.

Our focus is on the growing desktop integration and business process automation market with our Cicero® software product. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero software offers a proven, innovative departure from traditional, costly and labor-intensive approaches to application integration that enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric interface that works the way people think.

By using Cicero software, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments. In addition, Cicero software enables organizations to reduce the business risks inherent in replacement of mission-critical applications and extend the productive life and functional reach of their application portfolio.

Cicero software is engineered to harness diverse business applications and shape them to more effectively serve the people who use them. Cicero software provides an intuitive development environment, which simplifies the integration of complex multi-platform applications. Cicero software provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes. Cicero software streamlines all activities by providing a single, seamless user interface for simple access to all systems associated with a task. Cicero software enables automatic information sharing among line-of-business applications and tools. Cicero software is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency.

Until October 2002, we also offered products under our Geneva brand name to provide organizations with systems integration. Our systems integration products included Geneva Enterprise Integrator and Geneva Business Process Automator. These products were sold to EM Software Solutions Inc. in October 2002.

Level 8 was incorporated in New York in 1988, and re-incorporated in Delaware in 1999. Cicero, Inc. was incorporated in Delaware in 2004. Effective August 2004, our principal executive offices were relocated to 1433 State Highway 34, Farmingdale, New Jersey 07727. Our telephone number is (732) 919-3150 and our web site is located at www.level8.com.

Strategic Realignment

Historically, we have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as “Enterprise Application Integration” or “EAI.” Historically, EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

Until early 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the increasing need to integrate applications that are physically resident on different hardware platforms, a typical situation in larger companies. In most cases, companies with large customer bases utilize numerous different, or “disparate,” applications that were not designed to effectively communicate and pass information. With Cicero software, which integrates the functionality of these disparate applications at the desktop, we believe that we have found a novel solution to this disparate application problem. We believe that our existing experience in and understanding of the EAI marketplace coupled with the unique Cicero software solution, which approaches traditional EAI needs in a more effective manner, position us to be a competitive provider of business integration solutions to the financial services industry and other industries with large deployed call centers.

We originally licensed the Cicero software technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero in perpetuity (subject to Merrill Lynch’s rights to terminate in the event of bankruptcy or a change in control of Level 8) and to grant ownership rights in the Cicero trademark. We are indemnified by Merrill Lynch with regard to the rights granted to us by them. Consideration for the original Cicero license consisted of 1,000,000 shares of our common stock. In exchange for the amendment, we granted an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero software or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20,000.

In connection with executing our strategic realignment and focusing on Cicero software, we have restructured our business, reduced our number of employees and, in the fourth quarter of 2002, sold the remaining assets associated with Geneva Enterprise Integrator and Geneva Business Process Automator. In April 2001, management reassessed the methodology by which Level 8 would make operating decisions and allocate resources. Operating decisions and performance assessments were based on the following reportable segments: (1) Desktop Integration (Cicero), (2) System Integration (Geneva Enterprise Integrator and Geneva Business Process Automator) and (3) Messaging and Application Engineering (Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder). We have sold most of the assets comprising the Messaging and Application Engineering Products segment and all of the assets in the Systems Integration Segment. Level 8 has recognized the Systems Integration segment as a discontinued business and accordingly, has reclassified those assets and liabilities on the accompanying balance sheets for 2002 and 2003 and segregated the results of operations under gain or loss from a discontinued business on the accompanying statement of operations. As such, the Systems Integration segment has been eliminated. Geneva Integration Broker is the only current software product represented in the Messaging and Application Engineering segment.

Our future revenues are entirely dependent on acceptance of a newly developed and marketed software product, Cicero, which has limited success in commercial markets to date. We have experienced negative cash flows from operations for the past three years. At December 31, 2004, we had a working capital deficiency of approximately $10,255. Accordingly, there is substantial doubt that Level 8 can continue as a going concern. In order to address these issues and to obtain adequate financing for Level 8’s operations for the next twelve months, Level 8 is actively promoting and expanding its product line and continues to negotiate with significant customers who have demonstrated interest in the Cicero software technology. Level 8 is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about Level 8’s financial viability. Level 8 is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero software through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, Level 8 is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity. On December 31, 2004, Level 8 completed a Note and Warrant Offering wherein it has raised a total of approximately $1,615. On March 31, 2005, we completed an extension to the Note and Warrant Offering and raised an additional $963. Under the terms of the Offers, warrant holders of Level 8’s common stock were offered a one-time conversion of their existing warrants at a conversion price of $0.10 per share as part of a recapitalization merger plan. Those warrant holders who elected to convert, tendered their conversion price in cash and received a Note Payable in exchange. Upon approval of the recapitalization merger by our shareholders and the consummation of the recapitalization merger, these Notes would convert into common shares of Cicero, Inc., the surviving corporation in the proposed merger. These funds were used to finance the operations of Level 8.

We closed the strategic acquisition of an encryption technology asset in January 2004 and a private placement of our common stock wherein we raised approximately $1,247. We expect that increased revenues will reduce our operating losses in future periods, however, there can be no assurance that management will be successful in executing as anticipated or in a timely manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to us or our stockholders. If we are unable to increase cash flow or obtain financing, it may not be able to generate enough capital to fund operations for the next twelve months.

Market Opportunity

Desktop Integration Segment Products - Cicero
Our target markets for Cicero software are the customer contact centers of large consumer oriented businesses, such as in the financial services, insurance and telecommunications industries. Large-scale customer contact centers are characterized by large numbers of customer service agents that process phone calls, faxes, e-mails and other incoming customer inquiries and requests. Our goal is to greatly increase the efficiency of customer service agents in our target markets, thereby lowering operating costs and increasing customer retention and customer satisfaction. This increased efficiency is attained in a non-invasive manner, allowing companies to continue using their existing applications in a more productive manner.

Generally, managers of customer contact centers are under pressure to provide increased customer service at the lowest possible cost while dealing with high employee turnover and training costs. Some of the primary challenges faced by customer contact centers include:

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Customer Service. Currently, most customer contact centers require multiple transfers to different agents to deal with diverse customer service issues. A one-call, one-contact system enhances customer service by avoiding these multiple transfers. Ideally, the customer service agent provides the call-in customer with multi-channel customer interfaces with timely access to all information that the customer needs. Increasing customer service and customer intimacy is one of the primary metrics on which contact centers are evaluated by management. Improving customer service through simplified processes and having access to additional information in an integrated environment also provides opportunities to cross-sell other products.

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Contact Center Staffing. The contact center industry is characterized by high training costs, operational complexity, continuous turnover and increasing costs per call. These difficulties stem from increased customer expectations, the ever-increasing complexity and diversity of the business applications used by customer service agents, and pressure to decrease training time and increase the return on investment in customer service agents.

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Industry Consolidation. Many industries in our target market, including the financial services industry, are in a constant state of consolidation. When companies consolidate, the customer contact centers are generally merged to lower overall costs and to reduce redundancies. This consolidation generally leads to re-training and the use of multiple applications handling similar functions that can be quite difficult to integrate successfully.

Our Solution

We were previously a provider of software that integrates an enterprise’s applications at the server level so that disparate applications can communicate with each other. Based on our experience in the EAI industry, we determined that a compelling product would be one that integrates disparate applications at a visual level in addition to at the server level. As a result, we proceeded to procure an exclusive license to develop and market Cicero software. Cicero software was developed internally by Merrill Lynch to increase the efficiency of 30,000 employees that have daily contact with Merrill Lynch customers. Since then, Cicero software has been completely re-implemented to provide increased functionality and much more powerful integration capabilities. When coupled with solutions from other EAI vendors, Cicero software becomes a comprehensive business solution and provides our customers with a front-to-back integrated system that appears as a single application to the end-user.

Cicero is a software product that allows companies to integrate their existing applications into a seamless integrated desktop. Cicero software subordinates and controls most Windows-based applications and provides a seamless environment with a consistent look and feel. The end-user can navigate any number of applications whether local, client-server, mainframe legacy or web-browser in a consistent and intuitive way that is completely customizable by their firm.

The Cicero software solution provides the following key features:

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Integrated End-User Environment. The end-user can use all of the applications necessary for his or her job function from a single environment with a consistent look and feel. Cicero software integrates the execution and functionality of a variety of custom or packaged Windows-based applications. If a software is designed to provide output into a Windows environment, Cicero can subordinate its presentation and control it through the Cicero environment. In addition, Cicero software can guide the user by providing assistance in tasks consisting of multiple steps, and make additional information accessible without any extra effort on the user’s part. Furthermore, Cicero software can enforce steps to be performed in a particular order, if needed, so as to enforce conformance with regulations, such as HIPAA, across multiple applications, or when an older, non-conformant application needs to be used in such an environment.

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Information Center. The Information Center is a customizable hub of critical information that facilitates the effective execution of processes and minimizes the need to enter frequently accessed information repeatedly. The Cicero Information Center provides a configurable information hub to enable end users to interact with selected applications on a continuous basis and access real-time information. The information center is frequently used to support incoming message alerts, scrolling headlines, key operational statistics, interaction with Integrated Voice Response systems, and real-time video. Any information that is time-sensitive or actionable can be displayed side-by-side with the currently selected application page and information can be readily exchanged between the Information Center and other applications.

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Context Sharing. Cicero’s unique, patented architecture enables just the right information in any workstation application to be shared with the other applications that need it. Cicero’s context-sharing Application Bus largely eliminates the need for re-keying customer data, simplifies customer information updates, and reduces errors and re-work. It also allows one subordinated application to perform processing based on a change in another application, thus causing applications to work together without end-user intervention..

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Advanced Integration Architecture. Cicero is a sophisticated application integration platform that subordinates and controls and non-invasively integrates any applications with a “footprint” in the Windows environment. Cicero’s publish and subscribe bus architecture provides for efficient inter-application communication. Its event management capabilities allow applications to respond to events that occur within unrelated applications, making the integration more responsive. Cicero extends the usefulness and life span of legacy architectures and provides a common architecture for events across all platforms. Applications are integrated using Cicero Studio, a visual integration tool that allows applications to be quickly integrated. Integrators are not required to understand the details of the underlying technology when integrating an application. Cicero also supports open platform architecture for communication and interoperability, native scripting languages and XML. Both Cicero and Cicero Studio are designed to be extensible, allowing extensions to new environments by using well-defined plug-ins. Cicero software can also present components or elements of integration as Web Services and incoming Web Services requests can initiate Cicero processes without requiring any action by a user.

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Management Tools. Comprehensive tools are built into the system for version management, automatic component updates and user preference configuration. Remote control and diagnostic tools are integrated to provide off-site help desk and troubleshooting personnel with access to assist them in their support duties. In addition, built-in trace and history mechanisms allow user’s management to obtain operational information that can detail users’ activities or point out operational problems.

Deployment of the Cicero software solution can provide our customers with the following key benefits:

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Lower Average Cost Per Call and Average Call Time. Cicero software increases the efficiency of the customer service agent by placing all productivity applications within a few mouse clicks and consolidating all standard applications into a single integrated desktop. Cost per call is lowered because the customer service agent is more productive in moving between disparate applications and is able to handle different requests without having to transfer the customer to another customer service agent.

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Reduce Staff Cost. Cicero software reduces staff cost in two ways. First, by increasing the efficiency of each customer service agent, a contact center can handle the same volume of customer service requests with a smaller staff. Secondly, because Cicero software simplifies the use of all contact center applications, training costs and time can be reduced, placing newly hired staff into productive positions faster than other contract center applications.

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Increase Cross-Selling Efficiency. The consolidation of all customer data and customer specific applications can increase the efficiency of cross selling of products and services. For instance, a Cicero enabled contact center might be configured to inform the customer service agent that the customer, while a brokerage services customer, does not use bill paying or other offered services. On the other hand, Cicero software can help prevent customer service agents from selling a product that is inappropriate for that customer or a product or service that the customer already has through Level 8. Increasing the efficiency of cross selling can both increase revenues and avoid customer dissatisfaction.

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Deliver Best in Class Customer Service. Increasing customer service is one of the primary methods by which a company in highly competitive customer focused industries such as financial services can differentiate itself from its competition. By increasing the efficiency and training level of its agents, decreasing average time per call and increasing effective cross-selling, the Cicero enabled contact center presents its customers with a more intimate and satisfying customer service experience that can aid in both customer retention and as a differentiator for customer acquisition.

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Preserve Existing Information Technology Investment. Cicero software integrates applications at the presentation level, which allows better use of existing custom designed applications and divergent computing platforms (e.g., midrange, client/server, LAN and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together the newer computing applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

Additionally, by visually and structurally linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Cicero software solution helps organizations bridge the gap between legacy systems and newer platforms and the result is the extension of existing capabilities to a modern streamlined interface in which the underlying system architectures, such as the Web, mainframe, mid-range or client-server, are transparent to the end-user customer service agent, thereby preserving the existing information technology investments and increasing efficiency between applications.

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Support a Broad Range of Applications, Platforms and Standards. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards to ensure ease of implementation The Cicero software solution provides visual application integration solutions that support common industry standards and can handle a wide array of disparate applications and data types while operating on a Windows NT, Windows XP or Windows 2000 platform. The Cicero software solution can be used to link custom or packaged applications together regardless of the tools or programming language used to create the application by integrating those applications at the presentation level.

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Ease of Implementation and Enhanced Information Technology Productivity. The Cicero software solution allows customers to create comprehensive data transformation and information exchange solutions without the need for non-standard coding. Our products provide pre-built adapters for a wide variety of different systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds implementation of new solutions into the deployed Cicero framework. For instance, while in operation at Merrill Lynch, Cicero was updated to include software for Siebel Systems over a period of only two days when Merrill Lynch decided to implement the Siebel Systems solution. The Cicero software solution allows our target markets to rapidly integrate new and existing applications with little or no customization required.

Our Strategy

Our goal is to be the recognized global leader in providing complete desktop level application integration to the financial services industry. The following are the key elements of our strategy:

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Leverage Our Existing Customers and Experience in the Financial Services Industry. We have had success in the past with our Geneva products in the financial services industry. We intend to utilize these long-term relationships and our understanding of the business to create opportunities for sales of the Cicero software solution.

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Build on Our Successes to Expand into New Markets. Our short-term goal is to gain a significant presence in the financial services industry with the Cicero software solution. The financial services industry is ideal for Cicero because each entity has a large base of installed users that use the same general groups of applications. However, Cicero software can be used in any industry that needs to integrate applications and processes such as telecommunications and insurance. Additionally, we believe that state and local governments, first responders and defense agencies are excellent target markets for integration of legacy applications.

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Develop Strategic Partnerships. The critical success factor for customers implementing Customer Relationship Management (CRM) solutions in their contact centers is to have the right balance of technology and service provision. Similarly, penetration into the government market requires alliances with proven government system integrators and suppliers. We are implementing a tightly focused strategic teaming approach with a selected group of well-known consultancy and systems integration firms that specialize in financial services, government and eCRM integrated solutions. Leveraging these organizations, who will provide such integration services as architecture planning, technology integration and business workflow improvement, allows us to focus on core application system needs and how Cicero best addresses them, while our partners will surround the technology with appropriate industry and business knowledge.

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Leverage Our In-House Expertise in the Cicero Software. Merrill Lynch originally developed Cicero software internally for use by approximately 30,000 professionals worldwide. To approach the market from a position of strength, we have added members of the Merrill Lynch development team to our Cicero development team. We recruited and hired Anthony Pizi, First Vice President and Chief Technology Officer of Merrill Lynch’s Private Technology’s Architecture and Service Quality Group, and the Cicero project director as our Chief Executive Officer and Chief Technology Officer as well as several of the primary Cicero engineers from Merrill Lynch to support our ongoing Cicero development efforts.

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Utilize Market Analyses to Demonstrate Tangible Return-On-Investment results. Most contact centers benchmark their operational and services levels against established industry norms. Metrics such as average waiting time in the call queue, call abandonment rates, after call service work and percentage of one-call completion are typically measured against norms and trends. We believe that use of Cicero software will provide tangible, demonstrable improvements to these metrics. In addition, Cicero technology can integrate applications and processes more efficiently than other competing solutions. This reduces costs to customers and provides a faster ROI than competing products.

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Augment our product line with complementary product offerings. In this area, we use three strategies. The first is to acquire, when possible, complementary products that can be sold on their own, and can also complement the Cicero software product offering. In this area, we have acquired the Ensuredmail product, which has been licensed both on its own, as well as in conjunction with Cicero. The second strategy is to develop Cicero connectors that facilitate the integration of existing products under Cicero technology. Some of these connectors may be delivered along with Cicero, while others may be licensed under separate product codes. The third strategy is to develop Cicero-powered solutions that address specific business challenges. These solutions such as our CTI Integrator not only addresses specific integration problems but also provides us with an opportunity to cross sell Cicero software for future integration.

Products

Desktop Integration Segment Products - Cicero

Cicero software runs on Windows NT, Windows XP, and Windows 2000 to organize applications in a flexible graphical configuration that keeps all the application functionality that the user needs within easy reach. For instance, selecting the “memo” tab might cause a Microsoft Word memo-template to be created within the Cicero desktop. The end-user need not even know that they are using Microsoft Word. Moreover, a customer-tracking database can be linked with a customer relationship management software package. Virtually any application that is used can be integrated under Cicero and be used in conjunction with other applications.

The patented Cicero software technology, as exclusively licensed from Merrill Lynch, consists of several components: The Event Manager, a Component Object Model (COM)-based messaging service; The Context Manager, which administers the “publish and subscribe” protocols; a Graphical User Interface (GUI) manager which allows applications to be presented to the user in one or more flexible formats selected by the user organization, Cicero Studio, which allows applications to be integrated mostly using point-and-click methods. Cicero incorporates the Application Bus with underlying mechanisms to handle the inter-application connections. There are additional tools that provide ancillary functions, such as integrator tools and tools to view history and traces.

Cicero technology provides non-intrusive integration of desktop and web applications, portals, third-party business tools, and even legacy mainframe and client server applications, so all co-exist and share their information seamlessly. Cicero’s non-invasive technology means that clients don’t risk modifying either fragile source code or sensitive application program interfaces - and they can easily integrate off-the-shelf products and emerging technologies.

Cicero software allows end-users to access applications in the most efficient way possible, by only allowing them to use the relevant portions of that application. For instance, a contact center customer service representative does not use 90% of the functionality of Microsoft Word, but might need access to a memorandum and other custom designed forms as well as basic editing functionality. Cicero can be set to control access to only those templates and, in a sense, turn-off the unused functionality by not allowing the end-user direct access to the underlying application. Under the same Cicero implementation, however, a different Cicero configuration could allow the employees in the Marketing department full access to Word because they have need of the full functionality. The functionality of the applications that Cicero integrates can be modulated by the business goals of the ultimate client, the parent company. This ability to limit user access to certain functions within applications enables companies to reduce their training burden by limiting the portions of the applications on which they are required to train their customer service representatives.

Cicero software is an ideal product for large customer contact centers. We believe that Cicero, by combining ease of use, a shorter learning curve and consistent presentation of information will allow our clients to leverage their exiting investments in Customer Relationship Management or CRM applications and further increase customer services, productivity, return on investment and decrease cost both per seat and across the contact center.

Cicero software is also the ideal product for many office workers who repetitively need to share information between different applications. It makes these workers more efficient and reduces the number of mistakes. It can also enforce rules for such workers, ensuring they comply with business regulations, such as HIPAA.

Cicero CTI Integrator

Cicero CTI Integrator enables contact centers to easily and quickly integrate their existing CTI applications with any application running on contact center desktops without modification of the underlying source code. This innovative solution works with existing applications including legacy systems and delivers real time efficiencies in terms of reducing key-strokes and errors while enhancing customer satisfaction.

Cicero CTI is targeted at contact centers that do not have the ability to integrate their computer telephony and customer relationship management software. The product offers entry-level integration within the contact center and is capable of upgrading to the complete Cicero software solution.

Messaging and Application Engineering Segment Products -

Ensuredmail

Ensuredmail is an off-the-shelf package that provides encrypted e-mail capabilities. It provides all the advantages of encryption, such as security, proof-of-delivery and non-repudiation of origination. The recipient of an Ensuredmail message does not need to be an Ensuredmail licensee. When an Ensuredmail user sends a message to another user, the recipient receives instead an e-mail message containing a link to a web site. Clicking on the link starts on the recipient’s machine a process which downloads the encryption software, if needed, and the message. The recipient must provide a password to decrypt and read the message. When both sender and recipient are licensees, then the process is simpler and more automated.  Ensuredmail can work alongside generally available e-mail servers, such as Microsoft Exchange, and augment them. The client components can work within commonly available packages, such as Microsoft Outlook, or even AOL. Organizations typically use a server-based Ensuredmail implementation, whereas individuals can use a person to person variation.

Ensuredmail is FIPS140-1 certified, and in use by agencies of the Federal Government, in addition to private sector organizations.

Geneva Integration Broker

Geneva Integration Broker does not represent a significant portion of Level 8’s current business or prospects. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. The key feature of Geneva Integration Broker is its support for XML and other standards for open data exchange on the Internet. The product provides a robust platform for building eBusiness applications that integrate with existing back-office systems. Geneva Integration Broker’s support for open data exchange and secure Internet transports is used for building Internet-based business-to-business solutions.

Services
We provide a full spectrum of technical support, training and consulting services across all of our operating segments as part of our commitment to providing our customers industry-leading business integration solutions. Our services organization is staffed by experts in the field of systems integration with backgrounds in development, consulting, and business process reengineering. In addition, our services professionals have substantial industry specific backgrounds with extraordinary depth in our focus marketplace of financial services.

Maintenance and Support
We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, telephone support and twenty-four hour, seven days a week access to support-related information via the Internet. Cicero software is frequently used in mission-critical business situations, and our maintenance and support services are accustomed to the critical demands that must meet to deliver world-class service to our clients. Many of the members of our staff have expertise in lights-out mission critical environments and are ready to deliver service commensurate with those unique client needs.

Training Services
Our training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies. Our training organization seeks to enable client organizations to gain the proficiency needed in our products for full client self-sufficiency but retains the flexibility to tailor their curriculum to meet specific needs of our clients.

Consulting Services
We offer consulting services around our product offerings in project management, applications and platform integration, application design and development and application renewal, along with expertise in a wide variety of development environments and programming languages. We also have an active partner program in which we recruit leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our customer contact center solutions. Our consulting organization supports third party consultants by providing architectural and enabling services.

Customers
Approximately 30,000 Merrill Lynch personnel are currently using the Cicero technology. We licensed the Cicero technology from Merrill Lynch during 2000 and have developed it to initially sell to the contact center industry. Our significant customers include Nationwide Financial Services, Arvato Services, a division of Bertlesmann A.G., Bank of America, Convergys, Science Applications International Corporation (SAIC) and IBM.

Bank of America and Nationwide Financial Services individually accounted for more than ten percent (10%) of our operating revenues in 2002. In 2003, Bank of America, Nationwide Financial Services, and Gateway Electronic Medical Management Systems (GEMMS) each accounted for more than ten percent (10%) of our operating revenues.  In 2004, Bank of America, Convergys, IBM, Nationwide Financial Services and SAIC each accounted for more than ten percent (10%) of our operating revenue.

Sales and Marketing

Sales
An important element of our sales strategy is to expand our relationships with third parties to increase market awareness and acceptance of our business integration software solutions. As part of these relationships, we will jointly sell and implement Cicero software solutions with strategic partners such as systems integrators and embed Cicero along with other products through OEM relationships. We will provide training and other support necessary to systems integrators and OEMs to aid in the promotion of our products. To date we have signed partner agreements with Science Applications International Corporation, (SAIC), ThinkCentric, Hewlett Packard, House of Code, Titan Systems Corporation, Silent Systems, Inc., ADPI LLC, Arvato Services, a division of Bertelsmann A.G, GEMMS, Genesis Technology Group Inc., Plan B Technologies Inc., Pyxislink, Gini Corporation. and Centrix Communications Services S.p.A.

Marketing
The target market for our products and services are large companies providing financial services and or customer relationship management to a large existing customer base. Increasing competitiveness and consolidation is driving companies in such businesses to increase the efficiency and quality of their customer contact centers. As a result, customer contact centers are compelled by both economic necessity and internal mandates to find ways to increase internal efficiency, increase customer satisfaction, increase effective cross-selling, decrease staff turnover cost and leverage their investment in current information technology.

Our marketing staff has an in-depth understanding of the financial services customer contact center software marketplace and the needs of customers in that marketplace, as well as experience in all of the key marketing disciplines. The staff also has broad knowledge of our products and services and how they can meet customer needs.

Core marketing functions include product marketing, marketing communications and strategic alliances. We utilize focused marketing programs that are intended to attract potential customers in our target vertical industries and to promote Level 8 and our brands. Our programs are specifically directed at our target market such as speaking engagements, public relations campaigns, focused trade shows and web site marketing, while devoting substantial resources to supporting the field sales team with high quality sales tools and collateral. As product acceptance grows and our target markets increase, we will shift to broader marketing programs.

The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets.

Research and Product Development
In connection with the narrowing of our strategic focus, and in light of the sale of our Systems Integration products, we have experienced an overall reduction in research and development costs. Since Cicero software is a new product in a relatively untapped market, it is imperative to constantly enhance the feature sets and functionality of the product.

We incurred research and development expense of approximately $1,100, $1,000 and $1,900, in 2004, 2003, and 2002, respectively. The decrease in research and development costs in 2003 as compared with 2002 is the result of the impact of the closing of the Berkeley, California facility in June 2002.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks.  The development of new, technologically advanced software products is a complex and  uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.

We have in the past, and may in the future, experience delays in the introduction of our products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis.

Competition
The provision of custom contact center integration software includes a large number of participants in various segments, is subject to rapid changes, and is highly competitive. These markets are highly fragmented and served by numerous firms, many of which address only specific contact center problems and solutions. Clients may elect to use their internal information systems resources to satisfy their needs, rather than using those offered by Level 8.

The rapid growth and long-term potential of the market for business integration solutions to the contact centers of the financial services industry make it an attractive market for new competition. Many of our current and possible future competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than we have.

Representative Competitors for Cicero Software
•
Portal software offers the ability to aggregate information at a single point, but not the ability to integrate transactions from a myriad of information systems on the desktop. Plumtree is a representative company in the Portal market.

•
Middleware software provides integration of applications through messages and data exchange implemented typically in the middle tier of the application architecture. This approach requires modification of the application source code and substantial infrastructure investments and operational expense. Reuters, TIBCO and IBM MQSeries are representative products in the middleware market.

•
CRM software offers application tools that allow developers to build product specific interfaces and custom applications. This approach is not designed to be product neutral and is often dependent on deep integration with Level 8’s CRM technology. Siebel is a representative product in the CRM software category.

We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors’ responsiveness to customer needs.

Intellectual Property
Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, Merrill Lynch holds a patent with respect to the Cicero software technology. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country. We use the registered trademarks “Level 8 Systems” and “Cicero”, and the trademarks “Level 8”, “Level 8 Technologies”, and “Geneva Integration Broker”.

All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products.

Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to our technologies. Additionally, with respect to the Cicero line of software products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers.

Although we do not believe that our products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against our customers or us in the future. In addition, we may be required to indemnify our distribution partners and end users for similar claims made against them. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not said litigation is resolved in our favor, which could have a material adverse effect on our business operating results and financial condition.

As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers and licensors may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming and expensive to defend and could adversely affect our business, operating results and financial condition.

Employees
As of December 31, 2004, we employed 29 employees. Our employees are not represented by a union or a collective bargaining agreement.

We believe that to fully implement our business plan we will be required to enhance our ability to work with the Microsoft Windows NT, Windows XP, and Windows 2000 operating systems by adding additional development personnel as well as additional direct sales personnel to complement our sales plan. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

PROPERTIES
Our corporate headquarters are located in approximately 1,300 square feet of office space in Farmingdale, New Jersey, pursuant to a twelve-month lease that will expire in August, 2005 with an option to renew for an additional twelve months. The United States operations group and administrative functions are based in offices of approximately 2,956 square feet in our Cary, North Carolina, office pursuant to a lease expiring in 2006. The research and development and customer support groups are located in the Farmingdale, New Jersey, and Cary, North Carolina, facilities.

LEGAL PROCEEDINGS
Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545 and it matures in December 2007. We assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and have recognized a long-term liability in the amount of $131.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189 plus interest over a 19-month period ending November 15, 2005.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. In October 2004, we reached a settlement agreement wherein we agreed to pay $160 over a 24 month period ending October 2006.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey.  The amount of the default is approximately $65. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200 over a 20 month period ending July 2006.

In March 2005, we were notified that EM Software Solutions, Inc. is seeking damages amounting to approximately $300 resulting from misrepresentations made by us as part of the sale of the Geneva Enterprise Integrator asset sale in December 2002. The basis of the claim involves EM Software’s inability to secure renewals on maintenance contracts. We disagree with this allegation and accordingly have not reserved for this contingency.

Under the indemnification clause of Level 8’s standard reseller agreements and software license agreements, Level 8 agrees to defend the reseller/licensee against third party claims asserting infringement by Level 8’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General Information
We are a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with our Cicero software product. Business integration software addresses the emerging need for a company’s information systems to deliver enterprise-wide views of the Company’s business information processes.

In addition to software products, we also provide technical support, training and consulting services as part of our commitment to providing our customers industry-leading integration solutions. Our consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. We offer services around our integration software products.

This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Level 8 notes that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in Level 8’s forward-looking statements. See “Forward Looking and Cautionary Statements.”

The Company's results of operations include the operations of Level 8 and its subsidiaries from the date of acquisition. During 2002, we identified the assets of the Systems Integration segment as being held for sale and thus a discontinued operation. Accordingly, the assets and liabilities have been reclassified to assets held for sale and the results of operations of that segment are now reclassified as loss from discontinued operations.

In 2002, we continued to reorganize and concentrate on the emerging desktop integration market and continued to dispose of non-strategic assets with the sale of the Star SQL and CTRC products from the Messaging and Application Engineering segment and the Geneva Enterprise Integrator and Business Process Automator from what was formerly the Systems Integration segment.

Business Strategy
For the past three years management made operating decisions and assessed performance of Level 8’s operations based on the following reportable segments: (1) Desktop Integration, (2) System Integration and (3) Messaging and Application Engineering. As noted above, the assets comprising the System Integration segment were identified as being held for resale and accordingly, the results of operations have been reclassified to gain or loss from a discontinued business and no segment information is presented.

The principal product in the Desktop Integration segment is Cicero software. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications, while renovating or rejuvenating older legacy systems by making them usable in the business processes.

The products that comprise the Messaging and Application Engineering segment are Geneva Integration Broker, and Ensuredmail. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. Ensuredmail is an encrypted email technology that can reside on either the server or the desktop.

Results of Operations
The following table sets forth, for the years indicated, Level 8's results of continuing operations expressed as a percentage of revenue.
Year Ended December 31,
	2004	2003	2002
Revenue:
Software	30.8%	19.3%	48.1%
Maintenance	39.5%	59.6%	18.4%
Service	29.7%	21.1%	33.5%
Total	100.0%	100.0%	100.0%

Cost of revenue:
Software	577.8%	783.4%	238.5%
Maintenance	49.3%	70.4%	5.8%
Services	131.0%	171.3%	29.0%
Total	758.1%	1,025.1%	273.3%

Gross margin (loss)	(658.1)%	(925.1)%	(173.3)%

Operating expenses:
Sales and marketing	140.4%	317.0%	90.6%
Research and product development	143.3%	191.9%	61.3%
General and administrative	196.4%	482.6%	126.9%
Amortization of intangible assets	0.0%	0.0%	0.0%
Write-off of intangible assets	75.7%	0.0%	0.0%
(Gain)/loss on disposal of assets	(0.6)%	78.3%	14.9%
Restructuring, net	0.0%	(157.4)%	41.9%
Total	555.2%	912.4%	335.6%

Loss from operations	(1,213.3)%	(1,837.5)%	(508.9)%
Other income (expense), net	(42.3)%	(25.5)%	80.1%
Loss before taxes	(1,255.6)%	(1,863.0)%	(428.8)%
Income tax provision (benefit)	0.0%	0.0%	(5.0)%

Loss from continuing operations	(1,255.6)%	(1,863.0)%	(423.8)%
Loss from discontinued operations	(3.9)%	(24.9)%	(162.5)%
Net loss	(1,259.5)%	(1,887.9)%	(586.3)%

The following table sets forth data for total revenue for continuing operations by geographic origin as a percentage of total revenue for the periods indicated:

	Year Ended December 31,
	2004	2003	2002

United States	98%	90%	96%
Europe	2%	9%	4%
Asia Pacific	--	--	--
Middle East	--	--	--
Other	--	1%	--
Total.	100%	100%	100%

The table below presents information about reported segments for the twelve months ended December 31, 2004, 2003 and 2002:

	Desktop Integration	Messaging/Application Engineering	TOTAL
2004
Total revenue	$707	$68	$775
Total cost of revenue	5,662	213	5,875
Gross margin (loss)	(4,955)	(145)	(5,100)
Total operating expenses	3,348	373	3,721
Segment profitability (loss)	$(8,303)	$(518)	$(8,821)

2003:
Total revenue	$466	$64	$530
Total cost of revenue	5,371	62	5,433
Gross margin (loss)	(4,905)	2	(4,903)
Total operating expenses	4,999	256	5,255
Segment profitability (loss)	$(9,904)	$(254)	$(10,158)

2002:
Total revenue	$2,148	$953	$3,101
Total cost of revenue	6,527	1,950	8,477
Gross margin (loss)	(4,379)	(997)	(5,376)
Total operating expenses	8,211	434	8,645
Segment profitability (loss)	$(12,590)	$(1,431)	$(14,021)

A reconciliation of segment operating expenses to total operating expense follows:

	Year Ended December 31,
	2004	2003	2002
Segment operating expenses	$3,721	$5,255	$8,645
Write-off of intangible assets	587	--	--
(Gain)/loss on disposal of assets	(5)	415	461
Restructuring, net	--	(834)	1,300
Total operating expenses	$4,303	$4,836	$10,406

A reconciliation of total segment profitability to net loss as follows:

	Year Ended December 31,
	2004	2003	2002
Total segment profitability (loss)	$(8,821)	$(10,158)	$(14,021)
Write-off of intangible assets	(587)	--	--
Gain/(loss) on disposal of assets	5	(415)	(461)
Restructuring	--	834	(1,300)
Interest and other income/(expense), net	(328)	(135)	2,485
Net loss before provision for income taxes	$(9,731)	$(9,874)	$(13,297)

Comparison of Years Ended December 31, 2004, 2003, and 2002
Revenue and Gross Margin
Our Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing Level 8’s proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to Level 8’s software products. Services revenue is comprised of fees for consulting and training services related to Level 8’s software products.

Our revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of our sales force. Our Company typically does not have any material backlog of unfilled software orders and product revenue in any period is substantially dependent upon orders received in that quarter. Because our operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from period to period. Fluctuations in operating results may result in volatility of the price of our common stock.

Total revenues increased 46% from $530 in 2003 to $775 in 2004 and decreased 83% from $3,101 in 2002 to $530 in 2003. During 2002, we executed software contracts with two major companies that totaled more than $1,200 in license revenues as well as significant integration services revenues. During 2003, no such contracts were executed. In 2004, we were also unable to secure significant large scale contracts but did secure several smaller pilot programs from several different companies. The overall decline in revenues since 2002 may also be affected by our financial condition as well as the overall economy as certain prospective customers have deferred purchasing activity. Gross profit margin (loss) was (658)%, (925)%, and (173)% for 2004, 2003, and 2002, respectively.

The Desktop Integration segment had a gross margin (loss) of (701)% for the year ended December 31, 2004 and a gross margin (loss) of (1,053)% for the year ended December 31, 2003. In July 2002, the Company reassessed the life of the Cicero software technology in light of the extension of the license and exclusivity provisions in perpetuity. As a result, the Company changed the estimated useful life to be 5 years, which resulted in a reduction in 2002 amortization expense by $2,407. At each balance sheet date, the Company reassesses the recoverability of the Cicero technology in accordance with SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. This assessment was completed due to the Company’s continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. The Company had been in negotiations with numerous customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004, September 30, 2003 and at December 31, 2003. These charges, in the amount of $2,844, $745 and $248 respectively, have been recorded as cost of software revenue.

The Messaging and Application Engineering segment gross margin (loss) for the year ended December 31, 2004 was (213%) and was 3% for the year ended December 31, 2003. For the year ended December 31, 2002, the Messaging and Application Engineering segment had a gross margin (loss) of (105%). In January 2004 the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. The total purchase price of the assets being acquired plus certain liabilities assumed was $750. The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill, and, because it was deemed impaired, charged to the Statement of Operations for the period ended March 31, 2004. The Company completed an assessment of the recoverability of the Ensuredmail product technology, as of June 30, 2004 in accordance with SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. This assessment was completed due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections did not support the long-lived asset and accordingly the Company impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $154, was recorded as software amortization for the period ended June 30, 2004.

Software Products
Software product revenue increased approximately 134% in 2004 from those results in 2003 and decreased approximately 93% in 2003 as compared to 2002. The increase in software revenues in 2004 is attributed to the successful deployment of a few small pilot engagements, which were non-existent in 2003. The decrease in software product revenue from 2002 to 2003 is the result of the two substantial deployments to both Bank America and Nationwide Financial Services in 2002 that were not repeated in 2003.

The gross margin on software products was (1,773)%, (3,971)%, and (396)% for the 2004, 2003, and 2002 years ended, respectively. Cost of software is composed primarily of amortization of software product technology, amortization of capitalized software costs for internally developed software, impairment of software product technology, and royalties to third parties, and to a lesser extent, production and distribution costs. All software costs have been fully amortized as of December 31, 2004.

The software product gross margin (loss) for the Desktop Integration segment was (1,950)% in 2004, (3,971)% in 2003 and (309)% in 2002. The software product gross margin (loss) on the Messaging and Application Engineering segment was (587)% for 2004, 0 for 2003 and (1,162)% in 2002.

We expect to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero gains acceptance in the marketplace. Our expectations are based on our review of the sales cycle that has developed around the Cicero product since being released by us, our review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the establishment of viable reference points in terms of an installed customer base with Fortune 500 Companies. The Messaging and Application Engineering segment revenue is expected grow as a result of the new Ensuredmail products acquired.

Maintenance
Maintenance revenues for the year ended December 31, 2004 decreased by approximately 3% or $10 from 2003. The decline in maintenance revenues in 2004 as compared to 2003 is the result of one small maintenance contract not being renewed. Maintenance revenues declined by approximately $255 or 45% in 2003 as compared to 2002. The decline in maintenance revenue is the result of the sale of the CTRC and Star SQL products in June 2002.

The Desktop Integration segment accounted for approximately 93% of total maintenance revenue and the Messaging and Application Engineering segment accounted for approximately 7% of total maintenance revenues in 2004.

Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of our software products. We experienced a gross margin (loss) on maintenance revenues of (25)% for 2004. Gross margins (losses) on maintenance revenues for 2003 and 2002 were (18)% and 68% respectively.

Maintenance revenues are expected to increase, primarily in the Desktop Integration segment. The Messaging and Application Engineering segment is now composed of the new Ensuredmail encryption technology and maintenance revenues should increase as the product achieves market acceptance. The cost of maintenance should increase slightly for the Desktop Integration segment.

Services
Services revenue for the year ended December 31, 2004 increased by approximately 105% or $118 over the same period in 2003. Services revenue for the year ended December 31, 2003 decreased by approximately 89% or $927 from 2002. The increase in service revenue in 2004 as compared to 2003 is attributable to the pilot engagements that were incurred during the year. The decline in service revenues in 2003 as compared to 2002 is directly attributed to the lack of software license revenues in 2003.

Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margin (loss) was (341)%, (711)%, and 13% for the years ended 2004, 2003, and 2002 respectively.

Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues will continue to be deminimis as the new products that comprise that segment do not require substantial service oriented work.

Sales and Marketing
Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 35% or approximately $592 in 2004 due to a continued reduction in the Company’s sales and marketing workforce, decreased promotional activities and a reduction in the sales compensation structure. Sales and marketing expenses decreased by 40% or approximately $1,128 in 2003 as a result of our restructuring activities.

Sales and marketing expenses are expected to increase slightly as we add additional direct sales personnel and support the sales function with collateral marketing materials. Our emphasis for the sales and marketing groups will be the Desktop Integration segment.

Research and Development
 Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense increased by 9% or $94 in 2004 as compared to 2003. The increase in research and development spending is attributable to an allocation of certain costs primarily from General and Administrative costs. Research and development expense decreased by 47% or $885 in 2003 over the same period in 2002 which is primarily attributed to operational restructurings and reduction in workforce.

We intend to continue to make a significant investment in research and development on our Cicero software product while enhancing efficiencies in this area.

General and Administrative
General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, IT and administrative staff, related overhead, and all non-allocable corporate costs of operating our Company. General and administrative expenses for the year ended December 31, 2004 decreased by 41% or $1,036 over the prior year. In fiscal 2003, general and administrative expenses decreased by 35% or $1,377 as compared to 2002. The sharp decline in general and administrative costs in 2004 and 2003 reflect the general downsizing conducted by Level 8 in both years. Specifically, we were able to reduce legal costs by approximately $354 in 2004 and insurances, audit and other professional services by approximately $335. The reduction in costs in 2003 as compared to 2002 is primarily related to restructuring costs both domestically and abroad.

General and administrative expenses are expected to slightly increase going forward as our revenues increase.

Write-off of Goodwill and Other Intangible Assets
Write-off of goodwill was $587 for 2004 and $0 for 2003 and 2002. During 2004, we acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. The total purchase price of the assets being acquired plus certain liabilities assumed was $750. The purchase price was allocated to the assets acquired and liabilities assumed based on Level 8’s estimates of fair value at the acquisition date. We assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill and, because it was deemed impaired, charged to the Statement of Operations for the period ended March 31, 2004. At December 31, 2004, 2003 and 2002, there was no remaining goodwill on our balance sheet.

Restructuring
As part of our plan to focus on the emerging desktop integration marketplace with our new Cicero software product, we have completed substantial restructurings in 2002 and 2001. As of December 31, 2002, our accrual for restructuring was $772, which was primarily comprised of excess facility costs. As more fully discussed in Note 21 Contingencies, in 2003 we settled litigation relating to these excess facilities. Accordingly, we have reversed the restructuring balance. Under the terms of the settlement agreement, we agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 3 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $370 and matures December 2007. We assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

During the second quarter of 2002, we announced an additional round of restructurings to further reduce our operating costs and streamline our operations. We recorded a restructuring charge in the amount of $1,300, which encompassed the cost associated with the closure of our Berkeley, California facility as well as a significant reduction in our European personnel.

Change in Fair Value of Warrant Liability
We have issued warrants to Series A-3 and Series B-3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of Level 8. The fair value of the warrants is accounted for as a liability and is re-measured at each balance sheet date. As of December 31, 2004, the warrant liability had a fair value of $0 and Level 8 had recorded the change in the fair value of the warrant liability of $198 for the year ended December 31, 2004 in the consolidated statements of operations.

Provision for Taxes
Our effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in 2004, 2003 or 2002. Because of our inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision (credit) for the year ended December 31, 2002 is primarily related to income taxes associated with foreign operations and foreign withholding taxes.

Impact of Inflation
Inflation has not had a significant effect on our operating results during the periods presented.

Liquidity and Capital Resources

Operating and Investing Activities the Years ended December 31, 2004 and December 31, 2003

We generated $88 of cash for the year ended December 31, 2004.

Operating activities utilized approximately $3,400 of cash, which was primarily comprised of the loss from operations of approximately $9,800, offset by non-cash charges for depreciation and amortization of approximately $4,300, an impairment of goodwill from the acquisition of the Ensuredmail technology in the amount of approximately $600, stock compensation expense of $600, offset by the impact of a non-cash adjustment to the fair value of a warrant liability in the amount of $200. In addition, we utilized cash through an increase in accounts receivable of $100 as well as through a reduction of prepaid expenses and other assets of $200 and generated approximately $900 in cash through an increase in its amount owing its creditors, and an increase in assets and liabilities of discontinued operations of $100.

We generated approximately $3,500 of cash during the year from financing activities from the proceeds of an additional round of investment from several new investors totaling $1,200, $100 in proceeds from the exercise of warrants. In addition, we generated approximately $1,500 as a result of its Note and Warrant Offering which expired on December 31, 2004. In addition we incurred gross borrowings of $1,100 and repaid $400 against those borrowings.

By comparison, we utilized approximately $180 in cash for the year ended December 31, 2003.

Operating activities utilized approximately $4,800 in cash, which was primarily comprised of the loss from operations of $10,000, offset by non-cash charges for depreciation and amortization of approximately $3,100, an impairment of software technology of $1,000 and a non-cash decrease in the fair value of its warrant liability of $100. In addition, we had a reduction in accounts receivable of $1,400, a reduction in assets and liabilities of discontinued operations of $100 and a reduction of prepaid expenses and other assets of $400.

We generated approximately $800 in cash from investing activities, which was primarily the result of the collection of various notes receivable.

We generated approximately $3,800 of cash during the year from financing activities as a result of proceeds from a private placement of common stock and warrants in the amount of $800, cash proceeds from warrant exercises of $400 and cash proceeds from the sale of Series D Preferred Stock of approximately $3,500 offset by cash held in escrow of $776. In addition, we incurred gross borrowings of $1,000 and repaid $1,200 against those borrowings.

Financing Activities
We funded our cash needs during the year ended December 31, 2004 with cash on hand from December 31, 2003, through the use of proceeds from a private placement of common stock and warrants, exercises of outstanding warrants, proceeds from borrowings under convertible debt agreements as well as the proceeds from a Note and Warrant Offering.

The Company has a $1,971 term loan bearing interest at LIBOR plus 1% (approximately 3.21% at December 31, 2004), which is payable quarterly. There are no financial covenants and the term loan is guaranteed by Liraz Systems, Ltd., Level 8’s former principal shareholder. During 2000, the loan and guaranty were amended to extend the due date from May 31, 2001 to November 30, 2003 and to provide our Company with additional borrowings. In exchange for the initial and amended guarantees, we issued Liraz a total of 170,000 shares of our common stock. Based upon fair market value at the time of issuance, we recorded total deferred costs of $4,013 related to the guaranty. These costs were amortized in the statement of operations as a component of interest expense over the term of the guaranty. In November 2003, the Company and Liraz Systems Ltd. agreed to extend its guaranty on the Company’s term loan and with Bank Hapoalim, the note holder, to extend the maturity date on the loan to November 8, 2004. Under the terms of the agreement with Liraz, we agreed to issue 300,000 shares of our common stock. In September 2004, the Company and Liraz Systems Ltd. agreed to extend its guaranty on the term loan and with Bank Hapoalim, to extend the maturity date on the loan to November 3, 2005. Under the terms of the agreement with Liraz, we agreed to issue 3,942,000 shares of its common stock. Based upon fair market value at the time of issuance, we recognized $394 as loan amortization costs in the Statement of Operations for the year ended December 31, 2004.

In January 2004, we completed a common stock financing round wherein it raised $1,247 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. Level 8 sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, we have also issued warrants to purchase 3,369,192 shares of our common stock at an exercise price of $0.37. The warrants expire three years from the date of grant.

On March 19, 2003, we completed a $3,500 private placement of Series D Convertible Redeemable Preferred Stock (“Series D Preferred Stock”), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, we also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share (“Series D-1 Warrants”). On October 10, 2003, we, consistent with our obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003, because we failed to report $6,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. We also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of Level 8’s capital stock. We allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, we determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of our common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, we fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, we and the lead investors have agreed to form a joint venture to exploit the Cicero software technology in the Asian market. The terms of the agreement required that we deposit $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds were released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require us to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. On October 21, 2004, we received notification from the lead investors of their intent to redeem the escrow balance and surrender the equivalent amount of Series D preferred shares. This redemption was completed in November 2004.

Another condition of the financing required us to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch providing for the sale of all right, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require us to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter, $390 of escrowed funds was released. In addition, we and the lead investor agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to us.

In connection with the sale of Series D Preferred Stock, the holders of our Series A-3 Preferred Stock and Series B-3 Preferred Stock (collectively, the “Existing Preferred Stockholders”), entered into an agreement whereby the Existing Preferred Stockholders have agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, we are also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900 following the sale of the Series D Preferred Stock. Additionally, the Existing Preferred Stockholders have also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of our delisting from Nasdaq. As consideration for the waiver agreement, we have agreed to issue on a pro rata basis up to 1,000,000 warrants to all the Existing Preferred Stockholders on a pro rata basis at such time and from time to time as we close financing transactions that represent proceeds in excess of $2,900, excluding the proceeds from the Series D Preferred Stock transaction and any investments made by a strategic investor in the software business. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that we issue in connection with our financing or loan transaction that exceeds the $2,900 threshold.

In October 2003, we completed a common stock financing round wherein we raised $853 of capital. The offering closed on October 15, 2003. We sold 1,894,444 shares of common stock at a price of $0.45 per share for a total of $853 in proceeds and issued warrants to purchase 473,611 shares of our common stock at an exercise price of $0.45. The warrants expire three years from the date of grant. As part of an agreement with Liraz Systems Ltd., the guarantor of our term loan, we used $200 of the proceeds to reduce the principal outstanding on the term loan to $1,971.

We have incurred a loss of approximately $9,800 for the year ended December 31, 2004 in addition to losses of approximately $31,000 for the previous two fiscal years. We have experienced negative cash flows from operations for the past three years. At December 31, 2004 we had a working capital deficiency of approximately $10,255. Our future revenues are entirely dependent on acceptance of Cicero software, which has limited success in commercial markets to date. Accordingly, there is substantial doubt that our company can continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and continue to negotiate with significant customers that have begun or finalized the “proof of concept” stage with the Cicero technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of our company. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero technology through increased marketing and leveraging its limited number of reference accounts. Additionally, we are seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

On December 31, 2004, we completed a Note and Warrant Offering wherein we raised a total of approximately $1,615. Under the terms of the Offer, warrant holders of our common stock were offered a one-time conversion of their existing warrants at a conversion price of $0.10 per share as part of a recapitalization merger plan. Those warrant holders who elected to convert, tendered their conversion price in cash and received a Note Payable in exchange. Upon approval of the recapitalization merger by our shareholders and the consummation of the recapitalization merger, these Notes would convert into common shares of Cicero, Inc., the surviving corporation in the proposed merger. We believe that the recapitalization merger will have a positive impact on the future operations of our company and our ability to raise additional capital that we will need to continue operations, however, there can be no assurance that management will be successful in executing as anticipated or in a timely enough manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to us or our stockholders. If we are unable to increase cash flow or obtain financing, we may not be able to generate enough capital to fund operations for the next twelve months. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contractual Obligations
Future minimum payments for all contractual obligations for years subsequent to December 31, 2004 are as follows:
	Payments due by period
Contractual Obligations	Total	Less 1 year	1-3 years	3-5 years	More than 5 years
Short and long-term debt, including interest payments	$5,600	$5,349	$251	$--	$--
Service purchase commitments	400	400	--	--	--
Operating leases	155	99	56	--	--
Total	$6,155	$5,848	$307	$--	$--

Short and long-term debt, including interest payments includes approximately $962 of convertible notes and $1,548 of short term debt related to the Note and Warrant Offering. Upon approval of the recapitalization merger, these amounts will convert into equity in the surviving company.

At December 31, 2004, we had $1,367 of Series D Convertible Redeemable Preferred Stock outstanding. Under the terms of the agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of our capital stock. The holders of the Series D Convertible Redeemable Preferred Stock have agreed in principal to support the recapitalization merger, which if passed would automatically convert these shares into Series A-1 Preferred Stock of Cicero, Inc., the surviving corporation and eliminate the redemption clause of the Series D offering.

Under the employment agreement between our company and Mr. Pizi effective January 1, 2005, we are to pay Mr. Pizi an annual base salary of $200, and a performance bonus in cash of up to $400 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of Level 8, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, we have agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination (b) all then outstanding but unvested stock options shall vest one hundred percent (100%), and (c) two hundred thousand (200,000) shares of our common stock.

Under the employment agreement between our Company and Mr. Broderick effective January 1, 2005, we pay Mr. Broderick a base salary of $200, and a performance bonus of cash up to 50% of Mr. Broderick’s base salary. Upon termination of Mr. Broderick's employment by the Company without cause, we have agreed to pay Mr. Broderick a lump sum payment equal to six months of Mr. Broderick's then base salary within thirty (30) days of termination.

Off Balance Sheet Arrangements
We do not have any off balance sheet arrangements. We have no unconsolidated subsidiaries or other unconsolidated limited purpose entities, and we have not guaranteed or otherwise supported the obligations of any other entity.

Significant Accounting Policies and Estimates
The policies discussed below are considered by us to be critical to an understanding of our financial statements because they require us to apply the most judgment and make estimates regarding matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. With respect to the policies discussed below, we note that because of the uncertainties inherent in forecasting, the estimates frequently require adjustment.

Our financial statements and related disclosures, which are prepared to conform to accounting principles generally accepted in the United States of America, require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and accounts receivable and expenses during the period reported. We are also required to disclose amounts of contingent assets and liabilities at the date of the financial statements. Our actual results in future periods could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary.

We consider the most significant accounting policies and estimates in our financial statements to be those surrounding: (1) revenue recognition; (2) allowance for doubtful trade accounts receivable; (3) valuation of notes receivable; and (4) valuation of deferred tax assets. These accounting policies, the basis for any estimates and potential impact to our Consolidated Financial Statements, should any of the estimates change, are further described as follows:

Revenue recognition
Our revenues are derived principally from three sources: (i) license fees for the use of our software products; (ii) fees for consulting services and training; and (iii) fees for maintenance and technical support. We generally recognize revenue from software license fees when both parties have signed a license agreement, the fee is fixed or determinable, collection of the fee is probable, delivery of our products has occurred and no other significant obligations remain. For multiple-element arrangements, we apply the "residual method." According to the residual method, revenue allocated to the undelivered elements is allocated based on vendor specific objective evidence ("VSOE") of fair value of those elements. VSOE is determined by reference to the price the customer would be required to pay when the element is sold separately. Revenue applicable to the delivered elements is deemed equal to the remainder of the contract price. The revenue recognition rules pertaining to software arrangements are complicated and certain assumptions are made in determining whether the fee is fixed and determinable and whether collectability is probable. For instance, in our license arrangements with resellers, estimates are made regarding the reseller's ability and intent to pay the license fee. Our estimates may prove incorrect if, for instance, subsequent sales by the reseller do not materialize. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to future results.

Revenues from services include fees for consulting services and training. Revenues from services are recognized on either a time and materials or percentage of completion basis as the services are performed and amounts due from customers are deemed collectible and non-refundable. Revenues from fixed price service agreements are recognized on a percentage of completion basis in direct proportion to the services provided. To the extent the actual time to complete such services varies from the estimates made at any reporting date, our revenue and the related gross margins may be impacted in the following period.

Allowance for doubtful trade accounts receivable
In addition to assessing the probability of collection in conjunction with revenue arrangements, we continually assess the collectability of outstanding invoices. Assumptions are made regarding the customer's ability and intent to pay and are based on historical trends, general economic conditions, and current customer data. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to bad debt expense.

Valuation of notes receivable
We continually assess the collectability of outstanding notes receivable. Assumptions are made regarding the indebted party's ability and intent to pay and are based on historical trends and general economic conditions, and current financial data. As of December 31, 2004 we had no notes receivable.

Capitalization and valuation of software product technology
Our policy on capitalized software costs determines the timing of our recognition of certain development costs. In addition, this policy determines whether the cost is classified as development expense or cost of software revenue. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Additionally, we review software product technology assets for net realizable value at each balance sheet date. Should we experience reductions in revenues because our business or market conditions vary from our current expectations, we may not be able to realize the carrying value of these assets and will record a write down at that time. For the year ended December 31, 2004, we recorded a write down of software product technology totaling $3,585 and as of December 31, 2004 we had $0 in capitalized software product technology.

Valuation of deferred tax assets
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change  in  tax  rates  is  recognized  in  income  in  the  period  that  includes the  enactment  date.  A valuation allowance is established to the extent that it is more likely than not, that we will be unable to utilize deferred income tax assets in the future. At December 31, 2004, we had a valuation allowance of $84,370 against $84,370 of gross deferred tax assets. We considered all of the available evidence to arrive at our position on the net deferred tax asset; however, should circumstances change and alter our judgment in this regard, it may have an impact on future operating results.

At December 31, 2004, we had net operating loss carryforwards of approximately $190,571, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2023. A substantial portion of these carryforwards is restricted to future taxable income of certain of our subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured.

Restructuring reserves
At December 31, 2002, our restructuring liabilities totaled $772, which represented estimated excess facilities costs. In August 2003, we settled litigation relating to these excess facilities. Accordingly, we have reversed the restructuring balance. Under the terms of the settlement agreement, we agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 3 Dispositions to our financial statements), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable at assignment is approximately $370 and matures December 2007. We assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

Recent Accounting Announcements
In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (SFAS 123R).  SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options.  Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, “Accounting For Stock Issued To Employees.” Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income.  SFAS 123R will be effective for periods beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R.  We have not yet determined which fair-value method and transitional provision it will follow.  However, we expect that the adoption of SFAS 123R will have a significant impact on our results of operations.  We do not expect the adoption of SFAS 123R will impact its overall financial position.  See Stock-Based Compensation in Note 1 to our financial statements or the pro forma impact on net income and net income per share from calculating stock-based compensation costs under the fair value alternative of SFAS 123.  However, the calculation of compensation cost for share-based payment transactions after the effective date of SFAS 123R may be different from the calculation of compensation cost under SFAS 123, but such differences have not yet been quantified.

In January 2003, the FASB issued Interpretation No. 46 or FIN 46 "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". In October 2003, the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities" deferring the effective date for applying the provisions of FIN 46 for public entities' interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities." This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. We have no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on our consolidated financial position or results of operations. However, if we enter into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, our consolidated financial position or results of operations might be materially impacted.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements.”  The  adoption of  this statement did not have a material impact on the

 Company’s results of operations and financial condition.

Disclosures about Market Risk
As we have sold most of its European based business and have closed several European sales offices, the majority of revenues are generated from US sources. We expect that trend to continue for the next year. As such, there is minimal foreign currency risk at present. Should we continue to develop a reseller presence in Europe and Asia, that risk will be increased.

Management

As of the date of this prospectus, the board of directors of our Company consisted of Ralph Martino, Anthony Pizi, Bruce Hasenyager, Nicholas Hatalski, Kenneth Neilsen and Jay Kingley. All Directors were elected at the 2003 Annual Meeting of Stockholders or, in the case of Mr. Martino, was elected by unanimous vote of the existing Board of Directors and will serve until the election and qualification of their successors or until their earlier death, resignation or removal. Mr. Frank Artale resigned from the Board in January 2004. Mr. Artale’s resignation was not the result of a disagreement with Level 8 or its management. Set forth below with respect to each director is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company.

Ralph F. Martino
Director since March 2005                    Age: 55

Mr. Martino has been a director since March 7, 2005 and serves as Chairman of the Board of Directors. Mr. Martino was the former Vice President of Strategy and Marketing for IBM Global Services and has worked in various management capacities at IBM his entire working career until his retirement in 2003. Since that time, Mr. Martino has served as a sales and marketing consultant to various entities. Mr. Martino earned his BS in Pre-Med from the University of Notre Dame and his MBA in Marketing from the Goizueta Business School of Emory University.

Anthony C. Pizi
Director since August 2000                    Age: 45

Mr. Pizi has served as Chairman of the Board of Directors from December 1, 2000 until March 7, 2005. He has served as Chief Executive Officer and Chief Technology Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

Nicholas Hatalski
Director since September 2002                Age: 43

Mr. Hatalski has been a director of Level 8 since September 2002. Prior to his retirement and since January 2004, Mr. Hatalski has served as the Vice President of Business Development and Product Strategy at MedSeek, Inc., a company dedicated to providing web-based solutions to the healthcare sector. Since December 2000, he was the Senior Vice President of the iServices Group of Park City Solutions, Inc. Prior to joining PCS, he was the Practice Manager for Technology Consulting at Siemens Health Services. His tenure at Siemens was 1984-2000.

Bruce W. Hasenyager
Director since October 2002                    Age: 62

Mr. Hasenyager has been a director of Level 8 since October 2002. Since April 2002, Mr. Hasenyager has served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University. Prior to that, Mr. Hasenyager served as Senior Vice President and CTO of Technology and Operations at MobilStar Network Corporation since April 1996.

Kenneth W. Nielsen
Director since October 2002                    Age: 44

Mr. Nielsen has been a director of Level 8 since October 2002. Since December 1998, Mr. Nielsen has served as President and CEO of Nielsen Personnel Services, Inc., a personal staffing firm. Prior to that, Mr. Nielsen was District Operations Manager for Outsource International, Inc.

Jay R. Kingley
Director since November 2002                  Age: 44

Mr. Kingley has been a director of Level 8 since November 2002. Mr. Kingley is currently the CEO of Kingley Institute LLC, a medical wellness company. Prior to that, Mr. Kingley has served as CEO of Warren Partners, LLC, a software development and consultancy company. Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

EXECUTIVE OFFICERS

Our current executive officers are listed below, together with their age, position with our Company and business experience for the past five years.

Anthony C. Pizi                    Age: 45

Mr. Pizi currently serves as the Chief Executive Officer and Chief Technology Officer of Level 8, and has held all such offices since February 1, 2001. Prior to joining our Company, Mr. Pizi was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

John P. Broderick                  Age: 55

Mr. Broderick has served as the Chief Operating Officer of Level 8 since June 2002, as the Chief Financial Officer of Level 8 since April 2001, and as Corporate Secretary since August 2001. Prior to joining our Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.S. in accounting from Villanova University.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 6, 2005 with respect to beneficial ownership of shares by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of Level 8’s directors, (iii) the executive officers of Level 8 named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of Level 8 as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

The named person has furnished stock ownership information to Level 8. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before June 6, 2005 upon the exercise of stock options as well as exercise of warrants. The chart is based on 43,441,917 outstanding as of April 6, 2005. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Class

Brown Simpson Partners I, Ltd. (1)	5,936,921 (2)	13.7%
Mark and Carolyn P. Landis (3)	10,404,575 (4)	24.0%
Liraz Systems, Ltd.(5)	4,026,869 (6)	9.3%
Frederick H. Mack and Trust(s) (7)	2,324,431 (8)	5.4%
Anthony C. Pizi	4,095,363 (9)	9.1%
John P. Broderick	1,065,860 (10)	2.4%
Nicholas Hatalski	256,250 (11)	*
Kenneth W. Nielsen	100,000 (12)	*
Bruce W. Hasenyager	100,000 (12)	*
Jay R. Kingley	100,000 (12)	*
Ralph F. Martino	466,668 (13)	*
All current directors and executive officers as a group (7 persons)	6,184,141 (14)	13.3%
•	Represents less than one percent of the outstanding shares.

(1)	The address of Brown Simpson Partners I, is c/o Xmark Asset Mgmt. LLC, 152 West 57th St., 1st Floor, New York, New York 10019.

(2)
Includes 1,197,032 shares of common stock issuable upon conversion of Series B-3 Preferred Stock, 460,526 shares of common stock issuable upon conversion of Series C Preferred Stock, Also owns 4,009,093 shares issuable upon the exercise of warrants. The exercise price of 115,132 warrants is $0.38 per share of common stock. The exercise price of 270,270 warrants is $0.37 per share of common stock. The exercise price of 3,623,691 warrants is $0.40 per share of common stock. Also includes 270,270 shares of common stock. Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of such shares of common stock.

(3)	The address of Mark and Carolyn P. Landis is 251 Crandon Blvd., Key Biscayne, Fl. 33149

(4)
Includes 263,158 shares of common stock issuable upon the conversion of Series C Preferred Stock. Also owns 5,220,273 shares of common stock issuable upon the exercise of warrants. The exercise price of 1,875,000 shares is $0.08 per share of common stock, 2,000,000 shares is $0.10 per share of common stock, 781,250 shares is $0.16 per share of common stock, 446,429 shares is $0.28 per share of common stock, and 117,594 shares exercisable at $0.37 per share of common stock. Also owns 446,429 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on February 1, 2004 at a conversion price of $0.28, 781,250 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note,  issued  on  June 30,  2004 at  a conversion price of  $0.16,   1,000,000 shares of common stock

issuable upon conversion of $100,000 principal amount of convertible promissory note, issued October 12, 2004, and 1,875,000 shares of common stock issuable upon conversion of $150,000 principal amount of convertible promissory note, issued November 11, 2004. Also includes 818,465 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(5)	The address of Liraz Systems, Ltd. is 5 Hazoref St., Holon 58856, Israel.

(6)
Includes 2,632 shares of common stock issuable upon the conversion of Series C Preferred Stock. Also owns 82,237 shares of common issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock. Also owns 3,942,000 shares of common stock subject to registration.

(7)
The address of Frederick H. Mack is 2115 Linwood Avenue, Fort Lee, New Jersey 07024. Frederick H. Mack, trustee of 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack, exercises sole or shared voting or dispositive power with respect to the securities held by 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack.

(8)
Includes 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock and 632,883 shares of common stock issuable upon the exercise of warrants. The exercise price of 390,625 shares is $0.32 per share of common stock and the exercise price of 202,703 shares is $0.37 per share of common stock. 22,222 shares issuable upon the exercise of warrants at an exercise price of $0.45 per share of common stock and 17,333 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share. Also owns 390,625 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on May 10, 2004 at a conversion price of $0.32. Includes 476,942 shares of common stock. Also includes in the trust of Frederick Mack 4-30-92 Trust, 203,125 shares of common stock issuable upon conversion of Series D Preferred Stock, 30,672 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise and 9,334 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share. Also includes 144,445 shares of common stock. Also includes in the trust for Hailey Mack and the trust for Jason Mack, 4,167 each shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share, and 16,667 shares each of common stock.

(9)
Includes 1,721,166 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock. Also owns 835,742 shares of common stock issuable upon the exercise of warrants. The exercise price of 90,118 shares is $0.17 per share of common stock, the exercise price of 560,000 shares is $0.20 per share of common stock, and the exercise price of 185,624 shares is $0.32 per share of common stock. Also owns 270,270 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued on April 12, 2004 at a conversion price of $0.37, 560,000 shares of common stock issuable upon conversion of $112,000 principal amount of convertible promissory note, issued on June 11, 2004 at a conversion price of $0.20, and 90,118 shares of common stock issuable upon conversion of $15,320 principal amount of convertible promissory note, issued on June 14, 2004 at a conversion price of $0.17. Also includes 223,330 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(10)	Consists of 1,065,860 shares subject to stock options exercisable within sixty (60) days.

(11)
Includes 78,125 shares of common stock issuable upon exercise of warrants at an exercise price of $0.32 per share and 78,125 shares of common stock issuable upon conversion of $25,000 principal amount of convertible promissory note, issued on May 6, 2004 at a conversion price of $0.32. Also includes 100,000 shares subject to stock options exercisable within sixty (60) days.

(12)	Consists of 100,000 shares subject to stock options exercisable within sixty (60) days.

(13)	Includes 466,668 shares of common stock.

(14)	Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 9-13 to our financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from Related Parties

During 2004, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chief Executive Officer for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At December 31, 2004, the Company was indebted to Mr. Pizi in the amount of $69.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

On April 12, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In November 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chief Executive Officer, in the amount of $150. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08. The warrants expire in three years.

In October 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $100. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years.

In June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16. The warrants expire in three years.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month, and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of the Company’s common stock exercisable at $0.28. The warrants expire in three years.

From time to time during 2003, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chief Executive Officer for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At December 31, 2003, the Company was indebted to Mr. Pizi in the amount of $85. In January 2004, the Company repaid Mr. Pizi $75.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 24, 2003, Deloitte & Touche LLP resigned as our independent registered public accounting firm. During the two most recent fiscal years preceding such resignation, neither of Deloitte & Touche’s reports on our financial statements contained an adverse opinion or a disclaimer of opinion, however, both reports contained qualifications as to uncertainty. During this same period, there were no qualifications as to audit scope or accounting principles, nor were there disagreements between us and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. There were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. Level 8 has provided Deloitte & Touche with a copy of the foregoing disclosures and Deloitte & Touche has furnished Level 8 with a letter addressed to the SEC indicating agreement with the statements provided therein.

On February 2, 2004, we appointed Margolis & Company P.C. as Level 8’s new independent registered public accounting firm.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of certain provisions of the certificate of incorporation and bylaws of our company are necessarily general and do not purport to be complete and are qualified in their entirety by reference to the certificate of incorporation and bylaws of Level 8 which have been incorporated by reference herein.

Common Stock.
The authorized capital stock of our Company consists of 95 million shares, of which 85 million shares have been designated common stock, par value $.001 per share. As of December 31, 2004, there were 43,327,631 shares of common stock issued and outstanding, held by approximately 218 holders of record. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of Level 8 and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock.
Our Company is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of our Company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our Company.

As of the date of this prospectus, 21,000 shares have been designated as Series A 4% Convertible Redeemable Preferred Stock and none of which are currently outstanding; 30,000 shares have been designated Series B 4% Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A1 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 30,000 shares have been designated Series B1 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A2 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 30,000 shares have been designated Series B2 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A-3 Convertible Redeemable Preferred Stock, all of which were issued October 25, 2002, and 1,571 of which are currently outstanding; 30,000 have been designated Series B-3 Convertible Redeemable Preferred Stock, all of which were issued October 25, 2002, and all of which all are currently outstanding; 1,600 shares have been designated Series C Convertible Redeemable Preferred Stock, 1,590 of which were issued August 13, 2002 and 1,166 of which are currently outstanding; 3,705 shares have been designated Series D Convertible Preferred Stock, 3,530 of which were issued March 19, 2003 and 1,367 of which are currently outstanding.

Each series of preferred stock is entitled to vote on an as-converted basis, subject to certain conversion restrictions, as to all matters presented to the stockholders of Level 8.

Promissory Notes
As of the date of this prospectus, 6,164,898 shares have been designated as shares held for conversion of promissory notes. The convertible notes bear interest at 1% per month and are convertible into 6,164,898 shares of our common stock and warrants to purchase 8,611,327 shares of our common stock. 446,429 warrants are exercisable at $0.28 per share, 578,125 warrants are exercisable at $0.32 per share, 405,405 warrants are exercisable at $0.37 per share, 560,000 warrants are exercisable at $0.20 per share, 90,118 warrants are exercisable at $0.17 per share, 781,250 warrants are exercisable at $0.16 per share, 2,000,000 warrants are exercisable at $0.10 per share, and 1,875,000 warrants are exercisable at $0.08 per share. The warrants expire in three years from the date of grant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545, of which the current unpaid principal portion is approximately $370 and it matures in December 2007. We assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and have recognized a long-term liability in the amount of $131.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189 plus interest over a 19-month period ending November 15, 2005.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. In October 2004, we reached a settlement agreement wherein we agreed to pay $160 over a 24-month period ending October 2006.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200 over a 20-month period ending July 2006.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

EXPERTS

The financial statements for the years ended December 31, 2004 and 2003 have been audited by Margolis & Company P.C., independent registered public accounting firm, and as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Level 8’s ability to continue as a going concern), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2002 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Level 8’s ability to continue as a going concern), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Securities and Exchange Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Level 8 Systems, Inc. that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission Web site is http://www.sec.gov. We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4 to register the shares that we will issue in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission’s public reference facilities at the addresses listed above.

PROPOSAL II - APPROVAL AND ADOPTION OF THE CICERO, INC. 2005 EMPLOYEE STOCK PLAN

Background

The board of directors of Level 8 adopted (subject to shareholder approval) the Cicero, Inc. 2005 Employee Stock Option Plan (the "Plan"). The following description of the Plan is intended only as a summary and is qualified in its entirety by reference to the Plan, which is Appendix D to this proxy statement/prospectus. The effectiveness of the Plan is contingent upon the approval by the Company’s shareholders of the merger in Proposal No. 1.

Purpose

The purpose of the Plan is to enhance the profitability and value of Cicero, Inc. for the benefit of its shareholders principally by enabling Cicero, Inc. to offer employees and consultants of Cicero, Inc. and its subsidiaries and non- employee directors of Cicero, Inc. stock-based incentives in Cicero, Inc. in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and Cicero, Inc.'s shareholders.

Eligibility

All employees and consultants of Cicero, Inc. and its subsidiaries and all non-employee directors of Cicero, Inc. designated by the board of directors to participate in the Plan are eligible to receive options under the Plan.

Available Shares

Options covering a maximum of 4,000,000 shares of Common Stock may be issued under the Plan. Options covering a maximum of 500,000 shares may be granted to a single individual in any one fiscal year. These amounts are subject to adjustment to reflect changes in the capital structure of Cicero, Inc., stock splits, recapitalizations, mergers and reorganizations. If an option expires, terminates or is canceled, the unissued shares of Common Stock subject to the option will again be available under the Plan.

Terms of Stock Options

Under the Plan, options granted to employees may be in the form of incentive stock options or non-qualified stock options. Options granted to consultants or non-employee directors may only be non-qualified stock options. The committee that administers the Plan (see "Administration" below) (the "Committee") will determine the number of shares subject to each option, the term of each option (which may not exceed ten years or, in the case of an incentive stock option granted to a ten percent shareholder, five years), the exercise price per share of stock subject to each option, the vesting schedule (if any) and the other material terms of the option. No incentive stock option may have an exercise price less than 100% of the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a ten percent shareholder, 110% of fair market value). The exercise price of a non-qualified stock option will be determined by the Committee.

The option price upon exercise may be paid in cash, or, if so determined by the Committee, in shares of Common Stock, by a reduction in the number of shares of Common Stock issuable upon exercise of the option or by such other method as the Committee determines. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may at any time offer to buy an option previously granted on such terms and conditions as the Committee establishes. At the discretion of the Committee, options may provide for "reloads" (i.e., a new option is granted for the same number of shares as the number used by the holder to pay the option price upon exercise).

Subject to limited exceptions, options are forfeited upon termination of employment or service. Options are not assignable (except by will or the laws of descent and distribution).

Options may not be granted after the tenth anniversary of the Plan's adoption, but options granted prior to that date may extend beyond that date.

Change in Control

Unless otherwise determined by the Committee at the time of grant, upon a Change in Control (as defined in the Plan), all options automatically will become fully exercisable. However, unless otherwise determined by the Committee at the time of grant, no acceleration of exercisability of an option will occur, if the Committee determines prior to a Change in Control that the option will be honored or assumed or new rights substituted immediately following the Change in Control.

Amendments

The Plan may be amended by the board of directors, except that shareholder approval of amendments will be required, among other things, (a) to the extent shareholder approval is required by Rule 16b-3 under the Exchange Act and (b) to (i) increase the maximum number of shares subject to options granted in any fiscal year, (ii) change the classification of employees eligible to receive awards, (iii) extend the maximum option period under the Plan or (iv) increase the number of shares that may be issued under the Plan.

Administration

The Plan will be administered by a committee of the board (the "Committee"), which will include two or more "non-employee" and "outside" directors. However, with respect to option grants to non-employee directors and any action under the Plan relating to options held by non-employee directors, the Committee will consist of the entire board of directors. The Committee will determine the individuals who will receive options and the terms of the options, which will be reflected in written agreements with the holders.

Certain U.S. Federal Income Tax Consequences

Under current federal income tax laws, the grant of an incentive stock option can be made solely to employees and generally has no income tax consequences for the optionee or Cicero, Inc. In general, no taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the incentive stock option exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise of the incentive stock option, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. Cicero, Inc. will not be entitled to a tax deduction upon the exercise of an incentive stock option, nor upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of that holding period, Cicero, Inc. is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

In general, an optionee will realize no taxable income upon the grant of a non-qualified option, and Cicero, Inc. generally will not receive a deduction at the time of grant. Upon exercise of a non-qualified option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the stock. Subject to the possible application of section 162(m) of the Internal Revenue Code, Cicero, Inc. will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

Any entitlement to a tax deduction on the part of Cicero, Inc. is subject to applicable federal tax rules, including section 162(m) of the Internal Revenue Code regarding a $1 million limitation on deductible compensation. In addition, if the exercisability of an option is accelerated because of a change in control, payments relating to the options, either alone or together with certain other payments, may constitute parachute payments under section 280G of the Internal Revenue Code, which may be subject to excise tax.

Approval of the 2005 Cicero, Inc. Employee Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting, and the Plan’s effectiveness is contingent upon the approval of the proposed merger in Proposal 1. Should Proposal 1 fail to pass, then Proposal 2 will be withdrawn.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE CICERO, INC. EMPLOYEE STOCK OPTION PLAN (PROPOSAL 2).

PROPOSAL III - ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR

THE BOARD OF DIRECTORS OF LEVEL 8, BY UNANIMOUS ACTION OF THE DIRECTORS, RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

Additional Information Concerning the Board of Directors and Director Nominees

Set forth below with respect to each nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director of Level 8, when applicable.

Ralph F. Martino
Director since March 2005                Age: 55

Mr. Martino has been a director since March 7, 2005 and serves as Chairman of the Board of Directors. Mr. Martino was the former Vice President of Strategy and Marketing for IBM Global Services and has worked in various management capacities at IBM his entire working career until his retirement in 2003. Since that time, Mr. Martino has served as sales and marketing consultant to various entities. Mr. Martino earned his BS in Pre-Med from the University of Notre Dame and his MBA in Marketing from the Goizueta Business School of Emory University.

Anthony C. Pizi
Director since August 2000               Age: 45

Mr. Pizi has served as Chairman of the Board of Directors from December 1, 2000 until March 7, 2005. He has served as Chief Executive Officer and Chief Technology Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

Nicholas Hatalski
Director since September 2002             Age: 43

Mr. Hatalski has been a director of Level 8 since September 2002. Prior to his retirement and since January 2004, Mr. Hatalski has served as the Vice President of Business Development and Product Strategy at MedSeek, Inc., a company dedicated to providing web-based solutions to the healthcare sector. Since December 2000, he was the Senior Vice President of the iServices Group of Park City Solutions, Inc. Prior to joining PCS, he was the Practice Manager for Technology Consulting at Siemens Health Services. His tenure at Siemens (and their acquisition Shared Medical Systems) was 1984-2000.

Bruce W. Hasenyager
Director since October 2002              Age: 62

Mr. Hasenyager has been a director of Level 8 since October 2002. Since April 2002, Mr. Hasenyager has served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University. Prior to that, Mr. Hasenyager served as Senior Vice President and CTO of Technology and Operations at MobilStar Network Corporation since April 1996.

Kenneth W. Nielsen
Director since October 2002              Age: 44

Mr. Nielsen has been a director of Level 8 since October 2002. Since December 1998, Mr. Nielsen has served as President and CEO of Nielsen Personnel Services, Inc., a personal staffing firm. Prior to that, Mr. Nielsen was District Operations Manager for Outsource International, Inc.

Jay R. Kingley
Director since November 2002          Age: 44

Mr. Kingley has been a director of Level 8 since November 2002. Mr. Kingley is currently the CEO of Kingley Institute LLC, a medical wellness company. Prior to that, Mr. Kingley served as CEO of Warren Partners, LLC, a software development and consultancy company. Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of April 6, 2005 with respect to beneficial ownership of shares by (i) each person known to Level 8 to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of Level 8’s directors, (iii) the executive officers of Level 8 named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of Level 8 as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

The named person has furnished stock ownership information to Level 8. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before June 6, 2005 upon the exercise of stock options as well as exercise of warrants. The chart is based on 43,441,917 common shares outstanding as April 6, 2005. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Class
Brown Simpson Partners I, Ltd. (1)	5,936,921(2)	13.7%
Mark and Carolyn P. Landis (3)	10,404,575(4)	24.0%
Liraz Systems, Ltd.(5)	4,026,869(6)	9.3%
Frederick H. Mack and Trust(s) (7)	2,324,431(8)	5.4%
Anthony C. Pizi	4,095,363(9)	9.1%
John P. Broderick	1,065,860(10)	2.4%
Nicholas Hatalski	256,250(11)	*
Kenneth W. Nielsen	100,000(12)	*
Bruce W. Hasenyager	100,000(12)	*
Jay R. Kingley	100,000(12)	*
Ralph F. Martino	466,668(13)	*
All current directors and executive officers as a group (7 persons)	6,184,141(14)	13.3%
•	Represents less than one percent of the outstanding shares.

(1)	The address of Brown Simpson Partners I, is c/o Xmark Asset Mgmt. LLC, 152 West 57th St., 1st Floor, New York, New York 10019.

(2)
Includes 1,197,032 shares of common stock issuable upon conversion of Series B-3 Preferred Stock, 460,526 shares of common stock issuable upon conversion of Series C Preferred Stock, Also owns 4,009,093 shares issuable upon the exercise of warrants. The exercise price of 115,132 warrants is $0.38 per share of common stock. The exercise price of 270,270 warrants is $0.37 per share of common stock. The exercise price of 3,623,691 warrants is $0.40 per share of common stock. Also includes 270,270 shares of common stock. Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of such shares of common stock.

(3)	The address of Mark and Carolyn P. Landis is 251 Crandon Blvd., Key Biscayne, Fl. 33149

(4)
Includes 263,158 shares of common stock issuable upon the conversion of Series C Preferred Stock. Also owns 5,220,273 shares of common stock issuable upon the exercise of warrants. The exercise price of 1,875,000 shares is $0.08 per share of common stock, 2,000,000 shares is $0.10 per share of common stock, 781,250 shares is $0.16 per share of common stock, 446,429 shares is $0.28 per share of common stock, and 117,594 shares exercisable at $0.37 per share of common stock. Also owns 446,429 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on February 1, 2004 at a conversion price of $0.28, 781,250 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on June 30, 2004 at a conversion price of $0.16, 1,000,000 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued October 12, 2004, and 1,875,000 shares of common stock issuable upon conversion of $150,000 principal amount of convertible promissory note, issued November 11, 2004. Also includes 818,465 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(5)	The address of Liraz Systems, Ltd. is 5 Hazoref St., Holon 58856, Israel.

(6)
Includes 2,632 shares of common stock issuable upon the conversion of Series C Preferred Stock. Also owns 82,237 shares of common issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock. Also owns 3,942,000 shares of common stock subject to registration.

(7)
The address of Frederick H. Mack is 2115 Linwood Avenue, Fort Lee, New Jersey 07024. Frederick H. Mack, trustee of 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack, exercises sole or shared voting or dispositive power with respect to the securities held by 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack.

(8)
Includes 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock and 632,883 shares of common stock issuable upon the exercise of warrants. The exercise price of 390,625 shares is $0.32 per share of common stock and the exercise price of 202,703 shares is $0.37 per share of common stock. 22,222 shares issuable upon the exercise of warrants at an exercise price of $0.45 per share of common stock and 17,333 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share. Also owns 390,625 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on May 10, 2004 at a conversion price of $0.32. Includes 476,942 shares of common stock. Also includes in the trust of Frederick Mack 4-30-92 Trust, 203,125 shares of common stock issuable upon conversion of Series D Preferred Stock, 30,672 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise and 9,334 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share. Also includes 144,445 shares of common stock. Also includes in the trust for Hailey Mack and the trust for Jason Mack, 4,167 each shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share, and 16,667 shares each of common stock.

(9)
Includes 1,721,166 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock. Also owns 835,742 shares of common stock issuable upon the exercise of warrants. The exercise price of 90,118 shares is $0.17 per share of common stock, the exercise price of 560,000 shares is $0.20 per share of common stock, and the exercise price of 185,624 shares is $0.32 per share of common stock. Also owns 270,270 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued on April 12, 2004 at a conversion price of $0.37, 560,000 shares of common stock issuable upon conversion of $112,000 principal amount of convertible promissory note, issued on June 11, 2004 at a conversion price of $0.20, and 90,118 shares of common stock issuable upon conversion of $15,320 principal amount of convertible promissory note, issued on June 14, 2004 at a conversion price of $0.17. Also includes 223,330 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(10)	Consists of 1,065,860 shares subject to stock options exercisable within sixty (60) days.

(11)
Includes 78,125 shares of common stock issuable upon exercise of warrants at an exercise price of $0.32 per share and 78,125 shares of common stock issuable upon conversion of $25,000 principal amount of convertible promissory note, issued on May 6, 2004 at a conversion price of $0.32. Also includes 100,000 shares subject to stock options exercisable within sixty (60) days.

(12)	Consists of 100,000 shares subject to stock options exercisable within sixty (60) days.

(13)	Includes 466,668 shares of common stock.

(14)	Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 9-13 to our financial statements.

CONVERTIBLE NOTES AND WARRANTS

During 2004, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chief Executive Officer for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At December 31, 2004, the Company was indebted to Mr. Pizi in the amount of $69.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

On April 12, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In November 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chief Executive Officer, in the amount of $150. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08. The warrants expire in three years.

In October 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $100. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years.

In June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16. The warrants expire in three years.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month, and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of the Company’s common stock exercisable at $0.28. The warrants expire in three years.

STOCK PERFORMANCE GRAPH

ASSUMES $100 INVESTED ON DECEMBER 31, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2004

CORPORATE GOVERNANCE

COMMITTEES OF OUR BOARD OF DIRECTORS

To assist the board of directors in carrying out their responsibility, the board has delegated certain authority to several committees. Information concerning these committees follows.

Messrs. Hatalski, Kingley and Nielsen presently serve on the Compensation Committee of the board of directors. Mr. Artale also served on the Committee until his resignation from the board in January 2004. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Level 8 1997 Stock Option Plan and the Outside Director Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee met eight times during fiscal 2004.

Messrs. Nielsen and Hasenyager presently serve on the Audit Committee of the board of directors. The Audit Committee recommends to the board of directors the independent public accountants to be selected to audit the Company’s annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company’s internal accounting staff. The Audit Committee met five times during fiscal 2004.

The board of directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Until his resignation in January 2004, Mr. Frank Artale was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. To date, the Company has not named anyone to the position.

Mr. Hasenyager presently serves on the Nominating Committee of the board of directors. The Nominating Committee is responsible for proposing nominees to fill vacancies on the board of directors. The Nominating Committee does not consider stockholder recommendations for directors.

The board of directors may from time to time establish certain other committees to facilitate the management of the Company.

ATTENDANCE AT BOARD, COMMITTEE, AND STOCKHOLDER MEETINGS

The board of directors is responsible for the overall affairs of the Company. The board of directors held 13 meetings in 2004. Each director attended over 75% of the meetings of the Board and any committees on which he served in fiscal 2004.

COMPENSATION OF DIRECTORS

In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the board of directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 24,000. These options vest over a three-year period in equal increments upon the eligible Director’s election to the Board, with the initial increment vesting on the date of grant. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the board of directors. In addition, the plan permits the board of directors to grant discretionary awards to eligible directors under the plan. None of the Company’s Directors received additional monetary compensation for serving on the board of directors of the Company in 2001, other than reimbursement of reasonable expenses incurred in attending meetings.

In October 2002, the board of directors approved an amendment to the stock incentive plan for all non-management directors. Under the amendment, each non-management director will receive 100,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation. Under the amendment, there will be no additional compensation awarded for committee participation. The shares allocated to the board of directors are being issued out of the Level 8 Systems, Inc. 1997 Employee Stock Plan.

Subject to approval of Proposal 1, Cicero, Inc. will execute a Compensation Agreement with Ralph Martino as Chairman of the Board of Directors. Under the terms of the agreement, Mr. Martino will be awarded a phantom stock award equal to 5% of the outstanding shares of Cicero, Inc. immediately after consummation of the merger. These shares will vest in two years and one day. Under change in control provisions, or in the case of involuntary termination of Mr. Martino, vesting will accelerate. Cicero, Inc. will recognize the fair market value of the award at the time of grant as a charge in its Statement of Operations and record a liability on its balance sheet.

During 2004 and prior to his appointment to the Board of Directors, the Company entered into a series of consulting agreements with Ralph Martino. Under the terms of the agreements, the Company paid Mr. Martino a total of 466,668 shares of Company common stock valued at $47 as compensation for sales and marketing services. The agreements terminated on September 30, 2004.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Messrs. Hatalski, Kingley and Neilsen. Mr. Artale also served on the Committee until his resignation from the Board in January 2004. None of the current members of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Hatalski, Kingley and Neilsen have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

OUR CODE OF CONDUCT AND ETHICS

Our board of directors has adopted a code of ethics and a code of conduct that applies to all of our directors, officers, and employees. We will provide copies of our code of conduct and code of ethics without charge upon request. To obtain a copy of the code of ethics or code of conduct, please send your written request to Level 8 Systems, Suite 542, 8000 Regency Pkwy, Cary, North Carolina 27511, Attn: Corporate Secretary. The code of ethics is also available on the Company’s website at www.level8.com.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders may communicate with the Chairman of the Board, the Directors as a group, the non-management Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Level 8 Systems, Inc., 1433 Highway 34, Building C, Farmingdale, NJ 07727.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in its oversight of the Company’s accounting, reporting practices and financial reports. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was filed as Appendix A to the Proxy Statement for the 2001 Annual Meeting of Stockholders. Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors, Margolis & Company P.C., are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reports as follows with respect to the audit of the Company’s 2004 audited financial statements:

•	The Committee reviewed and discussed the Company’s 2004 audited financial statements with its management,

•
The Committee discussed with the independent auditors, Margolis & Company P.C. the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements,

•
The Committee received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and discussed with the auditors their independence from the Company, and

•
Based on review and discussions of the Company’s 2004 audited financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the board of directors that the Company’s 2004 audited financial statements be included in its Annual Report on Form 10-K.

Submitted by:    THE AUDIT COMMITTEE
                   Kenneth Nielsen
                   Bruce Hasenyager

Audit Committee Charter

The board of directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to the Proxy Statement for the 2001 Annual Meeting of Stockholders. The board of directors reviews and approves changes to the Audit Committee Charter annually. The Audit Committee Charter was not amended in 2002, 2003 or 2004.

Independence of Audit Committee Members

The board of directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Until his resignation in January 2004, Mr. Frank Artale was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Following the resignation of Mr. Artale in January 2004, the Company has not appointed a replacement “audit committee financial expert” and continues to look for a candidate to fill this role on the Board or Directors and the Audit Committee.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the board of directors approves all policies under which compensation is paid or awarded to the Company’s executive officers. The Committee is currently comprised of Messrs. Hatalski, Kingley and Nielsen. Messrs. Hatalski, Kingley and Nielsen are not employees of the Company.

OVERALL COMPENSATION POLICIES
Compensation Philosophy
The Company’s executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company’s stockholders by basing a significant portion of an executive’s compensation on the Company’s performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company’s executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company’s employees.

Each year, the Compensation Committee reviews the Company’s executive compensation program. In its review, the Committee studies the compensation packages for executives of a peer group of the Company’s most direct publicly held competitors for executive talent, assesses the competitiveness of the Company’s executive compensation program and reviews the Company’s financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company’s overall performance objectives.

Each element of the Company’s executive compensation program is discussed below.

Base Salaries
The Compensation Committee annually reviews the base salaries of the Company’s executive officers. The base salaries for the Company’s executive officers for fiscal 2004 are reflected in the Summary Compensation Table and were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company’s executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company’s historic and recent financial performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to the Company’s success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation
Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company’s financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Compensation Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based on relatively equal measures upon the Committee’s subjective assessment of the Company’s projected revenues and other operational and individual performance factors and may adjust these targets during the year. Bonuses for 2004 were determined by evaluations of individual performance and by the success of the Company.

Long-Term Incentive Compensation
The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company’s stock option plans. The Committee believes that placing a portion of executives’ total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company’s executives directly with those of the Company’s stockholders, gives executives a significant long-term interest in the Company’s success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive’s past performance and the degree to which an incentive for long-term performance would benefit the Company. The size of option grants is comparable to grants by other corporations within the Company’s industry that are comparable in size to the Company.

Benefits
The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer
Mr. Pizi has served as Chief Executive Officer of the Company since February 1, 2000, and was compensated in accordance with the terms of his employment agreement with the Company. See “Executive Compensation-Employment Agreements, Termination of Employment and Change-In-Control Arrangements.”

Submitted by:	THE COMPENSATION COMMITTEE

Kenneth Nielsen
Nicholas Hatalski
Jay Kingley

EXECUTIVE OFFICERS

The Company’s current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

Anthony C. Pizi            Age: 45

Mr. Pizi currently serves as the Chief Executive Officer and Chief Technology Officer of the Company, and has held all such offices since February 1, 2001. Prior to joining the Company, Mr. Pizi was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

John P. Broderick          Age: 55

Mr. Broderick has served as the Chief Operating Officer of the Company since June 2002, as the Chief Financial Officer of the Company since April 2001, and as Corporate Secretary since August 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.S. in accounting from Villanova University.

2004 Executive Compensation
The following summary compensation table sets forth the compensation earned by all persons serving as the Company’s executive officers during fiscal year 2004, serving or having served at the end of fiscal 2003 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2004. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2004, see “Option Grants in Fiscal 2004.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary			Bonus		Securities Underlying Options	All Other Annual Compensation
Anthony C. Pizi Chief Executive Officer, Chief Technology Officer and Chairman (1)	2004 2003 2002	$ $ $	200,000(1 200,000(2 337,500(3	) ) )	$ $ $	-- 100,000 --	500,000 500,000 500,000	$ $ $	-- -- --
John P. Broderick Chief Operating and Financial Officer, Corporate Secretary	2004 2003 2002	$ $ $	200,000(4) 200,000(5) 200,000		$ $ $	-- 60,000 40,000	500,000 500,000 100,000	$ $ $	-- -- --

(1)
Mr. Pizi’s base salary for fiscal 2004 was $200,000. Mr. Pizi had voluntarily elected to defer $50,000 of salary from 2004. In December 2004, Mr. Pizi received approximately $55,000 of deferred salary from 2004 and 2003 and used those proceeds to participate in the Note and Warrant Offering. At December 31, 2004, Mr. Pizi is still owed approximately $26,250 of deferred salary from 2004 and all of his earned bonus from 2003.

(2)	Mr. Pizi’s base salary for fiscal 2003 was $200,000. Mr. Pizi had voluntarily elected to defer $31,250 of salary from 2003 and all of his 2003 earned bonus.

(3)	Mr. Pizi’s base salary for fiscal 2002 was $300,000. Mr. Pizi had voluntarily elected to defer $75,000 of salary from 2001, which was paid in 2002, and to defer $37,500 of 2002 salary.

(4)
Mr. Broderick’s base salary for 2004 was $200,000. Mr. Broderick voluntarily elected to defer $50,000 of salary from 2004. At December 31, 2004, Mr. Broderick is still owed approximately $81,250 of deferred salary and $60,000 from his earned bonus in 2003.

(5)	Mr. Broderick’s base salary for 2003 was $200,000. Mr. Broderick voluntarily elected to defer $31,250 of salary from 2003 and all of his earned bonus.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

Under the employment agreement between the Company and Mr. Pizi effective January 1, 2005, the Company is to pay Mr. Pizi an annual base salary of $200, and a performance bonus in cash of up to $400 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Pizi. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi five hundred thousand (500,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2005, the Company pays Mr. Broderick a base salary of $200, and a performance bonus of cash up to $100 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of the Company, in its discretion. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to provide Mr. Broderick with salary continuation of six months of Mr. Broderick's then base salary beginning on the first payday after the date  of termination.  In the  event there occurs a substantial change in Mr. Broderick's job duties,  there is a  decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to pay Mr. Broderick (a) a lump sum payment of one year of Mr. Broderick’s then base salary within thirty (30) days of termination and (b) two hundred fifty thousand (250,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Broderick. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement. If Mr. Broderick's employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

OPTION GRANTS IN 2004

The following table sets forth information regarding each grant of stock options to each of the Named Executives during fiscal 2004. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights (“SARs”) during fiscal 2003.

Option Grants in Fiscal 2004 Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Appreciation for Option Term 5% ($) 10% ($)
Anthony C. Pizi	500,000	19.08%	$0.31	02/18/14	97,479	247,030
John P. Broderick	500,000	19.08%	$0.31	02/18/14	97,479	247,030

The following table sets forth information concerning the options exercised during fiscal 2004 and held at December 31, 2004 by the Named Executives.

Fiscal 2004 Year-End Option Holdings and Values
			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony C. Pizi	--	--	1,333,271	666,729	-0-	-0-
John P. Broderick	--	--	732,510	533,390	-0-	-0-

(1) Based on $0.13 per share, the December 31, 2004, closing price as quoted on the OTC Bulletin Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2004, about shares of Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan. All of the Company’s Equity Compensation Plans were approved by the Company’s stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	7,488,639	$1.11	1,729,072
Equity compensation plans not approved by stockholders (1)	--	--	--
Total	7,488,639	$1.11	1,729,072

(1) The Company does not have any Equity Compensation Plans that were not approved by stockholders.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations all Section 16(a) reports were filed in a timely manner.

PROPOSAL IV - RATIFICATION OF MARGOLIS & COMPANY APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will be asked to vote for a proposal to ratify the appointment of Margolis & Company P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005. If the stockholders do not approve this appointment, the Audit Committee of the board of directors will reconsider its action and select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal IV.

On November 24, 2003, Deloitte & Touche LLP resigned as the Company’s independent registered public accounting firm. During the two most recent fiscal years preceding such resignation, neither of Deloitte & Touche’s reports on our financial statements contained an adverse opinion or a disclaimer of opinion, however, both reports contained qualifications as to uncertainty. During this same period, there were no qualifications as to audit scope or accounting principles, nor were there disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. There were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Company has provided Deloitte & Touche with a copy of the foregoing disclosures and Deloitte & Touche has furnished the Company with a letter addressed to the SEC indicating agreement with the statements provided therein.

On February 2, 2004, Level 8 Systems appointed Margolis & Company P.C. as the Company’s new independent registered public accounting firm.

A representative of Margolis & Company P.C. is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

Accountants Fees and Expenses

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and December 31, 2003 by Margolis & Company P.C. and Deloitte & Touche LLP.

	December 31, 2004	December 31, 2003
Audit fees (1)	$36,000	$103,026
Audit-related fees (2)	19,000	11,000
All other fees (3)	--	8,190
Total fees	$55,000	$122,216

(1)
Includes fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s annual report on Form 10-K for the fiscal years ended 2004 and 2003 and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2004 and 2003

(2)	Includes fees for professional services rendered in fiscal 2004 and 2003, in connection with SEC registration statements

(3)	Includes fees for 2003 review of stock purchase agreement

The Audit Committee has adopted policies and procedures regarding procurement of audit services and non-audit services that are compatible with maintaining independence of our independent registered public accounting firm.

The scope of our external services is classified into the following categories:

PERMITTED SERVICES

Audit Services/Audit Related
These services generally are highly correlated with the role of an independent registered public accounting firm. Such services include matters such as analysis and interpretation of accounting principles and their application, support for financings and similar transactions, and other services that have bearing on the Company’s financial statements on which the external auditor provides their opinion. These services must be pre-approved annually by the Audit Committee.

Tax Services
These services are expressly allowed under this policy and do not impact the auditors independence. It is in the best interest of the Company to utilize the best service provider available particularly where knowledge of the Company is deemed highly advantageous, provided independence is not impaired. These services must be approved annually by the Audit Committee.

Specific Approval
These services are allowed under the policy and do not affect the auditor’s independence, but do require the pre-approval of the Audit Committee prior to the engagement.

Restricted Services
Restricted services are those services that may not be provided by external auditors as they are considered by statute or in the Company’s opinion to be incompatible with the role of an independent auditor. Any questions or interpretations of such matters should be addressed by the Chief Financial Officer.

This policy applies to the Company and all corporations, subsidiaries, branches and other entities directly or indirectly owned by the Company that are included in the Company’s consolidated financial statements.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MARGOLIS & COMPANY P.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

ANNEX A - AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 30, 2004, is entered into between Level 8 Systems, Inc., a public company incorporated in the State of Delaware (the "Company") and Cicero, Inc., a Delaware corporation ("Cicero").

RECITALS

WHEREAS, the board of directors of each of the Company and Cicero deems it advisable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into Cicero, and that Cicero be the surviving corporation (the "Merger"); and

WHEREAS, the Company will submit this Agreement for approval by a vote of the holders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), and for approval by a vote by class of each currently issued and outstanding series of preferred stock of the Company.

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agrees as follows:

ARTICLE I
THE MERGER; EFFECTIVE TIME

    1.1. The Merger. upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Cicero whereupon the separate existence of the Company shall cease. Cicero shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL") and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

    1.2. Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Merger, the Company and Cicero shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the "Delaware Certificate of Merger"). The Merger shall become effective upon the date and time specified in the Delaware Certificate of Merger (the "Effective Time").

ARTICLE II
CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

    2.1. The Certificate of Incorporation The certificate of incorporation of Cicero in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

    2.2. The Bylaws. The bylaws of Cicero in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III
OFFICERS, DIRECTORS AND EMPLOYEES OF THE SURVIVING CORPORATION

    3.1. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

    3.2. Directors. The directors and the members of the various committees of the board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

    3.3. Employees. The employees of the Company at the Effective Time shall, from and after the Effective Time, be employees of the Surviving Corporation, under the same terms and conditions as their employment with the Company at the Effective Time. All employee benefit plans applicable to any Company employee at the Effective Time shall, from and after the Effective Time, be applicable to such employee as an employee of the Surviving Corporation. The Surviving Corporation shall assume all liabilities of the Company existing at the Effective Time with respect to any employee benefit plans.

ARTICLE IV
EFFECT OF MERGER ON CAPITAL STOCK

    4.1. Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Cicero or the shareholders of the Company:
Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one-twentieth (.05) of a share of fully paid and non-assessable share of common stock, par value $0.001, of Cicero (“Cicero Common Stock"), with the same rights, powers and privileges as the shares so converted and all shares of Company Common Stock shall be cancelled and retired and shall cease to exist.

    Notwithstanding any other provision of this Agreement, no fraction of a share of Cicero Common Stock will be issued. Instead, Cicero shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Cicero Common Stock an amount in cash equal to (i) the fraction of a share of Cicero Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of Cicero Common Stock, which shall be deemed to be the average of the closing bid prices of the Company’s Common Stock as reported to OTCBB during each of the five (5) trading days preceding the Effective Date of the Merger. Following consummation of the Merger, no holder of Company Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

    Each share of the Company’s Series A3 Preferred Stock, par value $0.001 per share (the “Series A3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0142857 shares of fully paid and non-assessable shares of Series A-1 Preferred Stock, par value $0.001, of Cicero ("Cicero A-1 Preferred Stock"). Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series A3 Preferred Stock shall be cancelled and retired and shall cease to exist.

    Each share of the Company’s Series B3 Preferred Stock, par value $0.001 per share (the “Series B3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0125 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series B3 Preferred Stock shall be cancelled and retired and shall cease to exist.

    Each share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .20 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series C Preferred Stock shall be cancelled and retired and shall cease to exist.

    Each share of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .25 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series D Preferred Stock shall be cancelled and retired and shall cease to exist.

    Certain Convertible Notes of the Company (the “Convertible Notes”) shall be converted into such number of fully paid and non-assessable shares of Cicero A-1 Preferred Stock that would convert into the same number of shares of the Company Common Stock that the Convertible Notes would convert into immediately prior to the Effective Time, at conversion prices ranging from $0.026 to $0.007 and all of the Company’s Convertible Notes, if so elected by the Note holders, shall be cancelled and retired and shall cease to exist.

    Each option, warrant, purchase right, unit or other security of the Company issued and outstanding immediately prior to the Effective Time, not including the Convertible Notes, the Series A3 Preferred Stock, the Series B3 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (the “Convertible Securities”) shall be (i) converted into and shall be an identical security of Cicero, however the number of shares of Cicero Common Stock underlying such Convertible Securities shall be one-twentieth (.05) of the number of shares Company Common Stock into which the Convertible Securities were convertible into immediately prior to the Effective Time. Cicero shall cause to be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities, such number of shares of Cicero Common Stock as is sufficient to underly such Convertible Securities.

    Each share of Cicero Common Stock owned by the Company or any other person immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

    4.2. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Company Common Stock, Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Convertible Notes, or the Convertible Securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Cicero Common Stock, Cicero A-1 Preferred Stock, or options, warrants, purchase rights, units or other securities of Cicero, as the case may be, into which the shares of Company Common Stock, Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Convertible Notes, or options, warrants, purchase rights, units or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Cicero Common Stock, Cicero A-1 Preferred Stock or options, warrants, purchase rights, units or other securities of Cicero, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V
CONDITION

    5.1. Condition to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by a majority of the holders of Company Common Stock, and by at least 66% of the holders of Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and by a majority of the holders of the Convertible Notes pursuant to the DGCL and the Certificate of Incorporation of the Company.

ARTICLE VI
TERMINATION

    6.1. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Cicero, or any of their respective shareholders, directors or officers.

ARTICLE VII
MISCELLANEOUS AND GENERAL

    7.1. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Company Common Stock, Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and holders of Convertible Notes, shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement it such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

    7.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    7.3. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

    7.4. Entire Agreement. This Agreement constitutes the entire agreement and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

    7.5. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    7.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    7.7. Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LEVEL 8 SYSTEMS, INC. a Delaware corporation
By	/s/ Anthony C. Pizi
Name: Anthony C. Pizi
Title: President and Chief Executive Officer
CICERO, INC. a Delaware corporation
By
Name:
Title:

ANNEX B - FORM OF CERTIFICATE OF INCORPORATION OF CICERO, INC.

CERTIFICATE OF INCORPORATION
OF
CICERO, INC.

FIRST: The name of the corporation is Cicero, Inc. (the "Corporation").

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The name and mailing address of the sole incorporator are as follows:

Alexa Schumann
Lemery Greisler LLC
10 Railroad Place
Saratoga Springs, New York 12866
FOURTH The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH: The total number of shares of capital stock which the Corporation is authorized to issue is sixty million (60,000,000), shares, consisting of:

      (i) fifty million (50,000,000) shares of common stock, par value $.001 per share ("Common Stock"); and

        (ii) ten million (10,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. PREFERRED STOCK.

The Board of Directors is authorized to provide, without stockholder action, for the issuance of shares of Preferred Stock, subject to limitations prescribed by law and by this Certificate of Incorporation, without stockholder action in one or more series. The description of shares of each series of Preferred Stock, including the number of shares to be included in each such series, any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, if any, shall be as set forth in resolutions adopted by the Board of Directors and Articles of Amendment to this Certificate of Incorporation shall be filed with the Delaware Secretary of State as required by law to be filed with respect to the issuance of such Preferred Stock prior to such issuance. Unless otherwise required by law, this Certificate of Incorporation or agreement, no Shareholder action is required for the authorization and issuance of such shares of Preferred Stock.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

        (a) the number of shares constituting each series and the distinctive designation of that series;

        (b) the annual dividend rate, if any, on shares of such series, the times of payment, if dividends are to be cumulative and, if so, the date from which dividends shall be accumulated, and the relative rights of priority with respect to dividends;

        (c) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

        (d) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

        (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock or any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

        (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

        (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

    The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

    B. COMMON STOCK

    (1) GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock, if any

    (2) VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

    (3) DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

    (4) LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of Preferred Stock, if any, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that the election of directors need not be by written ballot.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation or liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions such director occurring prior to such amendment.

EIGHTH: The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

    Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to the indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

    The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

    The indemnification rights provided in this Section (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholder or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized form time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the By-Laws of the Corporation. The stockholders shall also have the power to make, adopt, amend, alter or repeal the By-Laws of the Corporation.

[Remainder of page left intentionally blank.]

    THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this 17th day of December, 2004.

/s/ Alexa Schumann
Alexa Schumann., Sole Incorporator

ANNEX C - FORM OF CICERO, INC.’s BYLAWS

BYLAWS
OF
CICERO, INC.
(a Delaware corporation)

December 17, 2004

ARTICLE 1
OFFICES

Cicero, Inc. (the “Corporation”) shall at all times maintain a registered office in the State of Delaware and a registered agent at that address but may have other offices located in or outside of the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE 2
STOCKHOLDERS’ MEETING

    2.1 Places of Meetings. All meetings of stockholders shall be held at such place or places inside or outside of the State of Delaware as the Board of Directors may from time to time determine or as may be designated in the notice of meeting or waiver of notice thereof, subject to any provisions of the laws of the State of Delaware.

    2.2 Annual Meetings. The annual meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such date and at such time as may be designated from time to time by the Board of Directors within four months after the end of each fiscal year of the Corporation. If the annual meeting is not held on the date designated, it may be held as soon thereafter as convenient and shall be called the annual meeting. Written notice of the time and place of the annual meeting shall be given by mail to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation, not less than ten (10) nor more than sixty (60) days prior to the scheduled date thereof, unless such notice is waived as provided by Article 9 of these Bylaws.

    2.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors and shall be called by the President or Secretary or an Assistant Secretary at the written request of the holders of at least 50% of the total number of shares of stock then outstanding and entitled to vote stating the specific purpose or purposes thereof. Written notice of the time, place and specific purposes of such meeting shall be given by mail to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation, not less than ten (10) nor more than sixty (60) days prior to the scheduled date thereof, unless such notice is waived as provided in Article 9 of these Bylaws.

    2.4 Voting. At all meetings of stockholders, each stockholder entitled to vote on the record date, as determined under Section 6.3 of these Bylaws or, if not so determined, as prescribed under the laws of the State of Delaware, shall be entitled to one vote for each share ofstock standing of record in his name, subject to any restrictions or qualifications set forth in the Certificate of Incorporation or any amendment thereto.

    2.5 Quorum. At any meeting of stockholders, a majority of the number of shares of stock outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum, but a small interest may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice, subject to such limitation as may be imposed under the laws of the State of Delaware. When a quorum is present at any meeting, a majority of the number of shares of stock entitled to vote present thereat shall decide any question brought before such meeting unless the question is one upon which a different vote is required by express provision of the laws of the State of Delaware, the Certificate of Incorporation or these Bylaws, in which case such express provision shall govern.

    2.6 Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or any amendment thereto or by the laws of the State of Delaware, any action required by the laws of the State of Delaware to be taken at any annual or special meeting of stockholders, or any action which may otherwise be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote; if:  (i) a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and (ii) prompt notice of the taking of such action by less than unanimous written consent is given to the other stockholders to the extent and in the manner required by the laws of the State of Delaware.

ARTICLE 3
BOARD OF DIRECTORS

    3.1 Powers. The business and affairs of the Corporation shall be carried on by or under the direction of the Board of Directors, which shall have all the powers authorized by the laws of the State of Delaware, subject to such limitations as may be provided by the Certificate of Incorporation or these Bylaws.

    3.2 Number and Qualification. A Board of Directors shall be elected at each annual meeting of the stockholders, each director so elected to serve until the election and qualifications of his successors or until his earlier resignation or removal as provided in these Bylaws. The initial number of directors shall be such as may be determined by the incorporator and thereafter the number of directors shall be not less than one (1) and not more than nine (9), the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 50% of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, as provided in the Certificate of Incorporation. Each director shall serve for a term of one (1) year or until the election and qualification of his successor or until his earlier resignation or removal as provided in the Certificate or Incorporation or these Bylaws. Any employee of the Corporation or a subsidiary of the Corporation who serves on the Board of Directors shall be deemed to have tendered his resignation from the Board of Directors at the time such employee gives notice of termination of his employment with the Corporation or any subsidiary, as the case may be, or upon the termination of such employment for any reason, whichever occurs first; provided, however, that the Board of Directors, in its sole discretion, may decline to accept the resignation of the former employee from the Board of Directors if the former employee agrees to continue to serve on the Board of Directors notwithstanding the termination of his employment and if the Board of Directors determines that the continued service of the former employee on the Board of Directors is in the best interests of the Corporation and its stockholders. In case of an increase in the number of directors between elections by the stockholders, the additional directorships shall be considered vacancies and shall be filled in the manner prescribed in Article 5 of these Bylaws. Directors need not be stockholders, nor need they be residents of the State of Delaware.

    3.3 Compensation. The Board of Directors, or a committee thereof, may from time to time by resolution authorize the payment of fees or other compensation to the directors for services as such to the Corporation, including, but not limited to, fees for attendance at all meetings of the Board of Directors or any committee thereof, and determine the amount of such fees and compensation. Directors shall in any event be paid their traveling expenses for attendance at all meetings of the Board or committee thereof. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor in amounts authorized or otherwise approved from time to time by the Board or any committee thereof.

    3.4 Meetings and Quorum. Meetings of the Board of Directors may be held either inside or outside of the State of Delaware. A quorum shall be one-half (½) of the then authorized number of directors, but not less than two (2) directors, provided, however, that if a Board of Directors consisting of one (1) director is authorized, then one (1) director shall constitute a quorum.

    The Board of Directors shall, at the close of each annual meeting of stockholders and without further notice other than these Bylaws, if a quorum of directors is then present or as soon thereafter as may be convenient, hold a regular meeting for the election of officers and the transaction of any other business. At such meeting they shall elect a President and a Secretary and such other officers as they deem proper.

    The Board of Directors may from time to time provide for the holding of regular meetings with or without notice and may fix the times and places at which such meetings are to be held. Meetings other than regular meetings may be called at any time by the President and must be called by the President or the Secretary or an Assistant Secretary upon the request of any director.

    Notice of each meeting, other than a regular meeting (unless required by, the Board of Directors), shall be given to each director by mailing the same to each director at his residence or business address at least two (2) days before the meeting or by delivering the same to him personally or by telephone or telegraph at least one (1) day before the meeting unless, in case of exigency, the President or the Secretary shall prescribe a shorter notice to be given personally or by telephone, telegraph, cable or wireless to all or any one or more of the directors at their respective residences or places of business.

    Notice of any meeting shall state the time and place of such meeting, but need not state the purposes thereof unless otherwise required by the laws of the State of Delaware, the Certificate of Incorporation, the Bylaws or the Board of Directors.

    3.5 Committee. The Board of Directors may, by resolution passed by a majority or the entire Board of Directors, provide for an Executive Committee of two or more Directors and shall elect the members thereof to serve at the pleasure of the Board of Directors and may designate one of such members to act as chairman. The Board of Directors may at any time change the membership of the Executive Committee, fill vacancies in it, designate alternate members to replace any absent or disqualified members at any meeting of such committee, or dissolve it. During the intervals between the meetings of the Board of Directors, the Executive Committee shall possess and may exercise any or all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation and under the Bylaws to the extent authorized by resolution adopted by a majority of the whole Board of Directors and to such limitations as may be imposed by the laws of the State of Delaware.

    The Executive Committee may determine its rules of procedure and the notice to be given of its meeting, and it may appoint such other committees and assistants as it shall from time to time deem necessary. A majority of the members of the Executive Committee shall constitute a quorum.

    The Board of Directors may by resolution provide for such other committees as it deems desirable and may discontinue the same at its pleasure. Each such committee shall have the powers to perform such duties, not inconsistent with law, as may be assigned to it by the Board.

    3.6 Conference Telephone Meetings. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

    3.7 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

ARTICLE 4
OFFICERS

    4.1 Titles and Election. The officers of the Corporation shall be the President, the Secretary and the Treasurer, all of whom shall initially be elected as soon as convenient by the Board of Directors and thereafter, in the absence of earlier resignations or removals, shall be elected at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer shall hold office at the pleasure of the Board of Directors except as may otherwise be approved by the Board of Directors, or until his earlier resignation, removal under these Bylaws or other termination of his employment. Any person may hold more than one office if the duties can be consistently performed by the same person and to the extent permitted by the laws of the State of Delaware.

    The Board of Directors, in its discretion, may also at any time elect or appoint one or more Vice Presidents, a Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, or a Chief Operating Officer and one or more Assistant Secretaries and such other officers as it may deem advisable, each of whom shall hold office at the pleasure of the Board of Directors, except as may otherwise be approved by the Board of Directors, or until his earlier resignation, removal or other termination of employment, and shall have such authority and shall perform such duties as may be prescribed or determined from time to time by the Board of Directors or, if not prescribed or determined by the Board of Directors, the President or the then senior executive officer may prescribe or determine. The Board of Directors may require any officer or other employee or agent to give bond for the faithful performance of his duties in such form and with such sureties as the Board may require.

    4.2 Duties. Subject to such extension, limitations, and other provisions as the Board of Directors may from time to time prescribe or determine, the following officers shall have the following powers and duties:

        (a)President. The President shall exercise the powers and authority and perform all of the duties commonly incident to his office, shall preside at all meetings of the stockholders and of the Board of Directors if he is a director, and shall perform such other duties as the Board of Directors shall specify from time to time. The President or a Vice President, unless some other person is thereunto specifically authorized by the Board of Directors, shall sign all certificates for shares, bonds, debentures, promissory notes, deeds and contracts of the Corporation.

        (b) Vice President. The Vice President or Vice Presidents shall perform such duties as may be assigned to them from time to time by the Board of Directors or by the President if the Board of Directors does not do so. In the absence or disability of the President, the Vice Presidents in order of seniority may, unless otherwise determined by the Board of Directors, exercise the powers and perform the duties pertaining to the office of President, except that if one or more Vice Presidents has been elected or appointed, the person holding such office in order of seniority shall exercise the powers and perform the duties of the office of President.

        (c) Secretary. The Secretary or in his absence an Assistant Secretary shall keep the minutes of all meetings of stockholders and of the Board of Directors and any committee thereof, give and serve all notices, attend to such correspondence as may be assigned to him, keep in safe custody the seal of the Corporation, and affix such seal to all such instruments properly executed as may require it, shall perform all of the duties commonly incident to his office and shall have such other duties and powers as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board of Directors does not do so.

        (d) Treasurer. The Treasurer or in his absence an Assistant Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the monies, funds, securities, valuable papers and documents of the Corporation (other than his own bond, if any, which shall be in the custody of the President), and shall have, under the supervision of the Board of Directors, all the powers and duties commonly incident to his office. He shall deposit all funds of the Corporation in such bank or banks, trust company or trust companies, or with such firm or firms doing a banking business as may be designated by the Board of Directors or by the President if the Board of Directors does not do so. He may endorse for deposit or collection all checks, notes, and similar instruments payable to the Corporation or to its order. He shall keep accurate books of account of the Corporation’s transactions, which shall be the property of the Corporation, and together with all of the property of the Corporation in his possession, shall be subject at all times to the inspection and control of the Board of Directors. The Treasurer shall be subject in every way to the order of the Board of Directors, and shall render to the Board of Directors and/or the President of the Corporation, whenever they may require it, an account of all his transactions and of the financial condition of the Corporation. In addition to the foregoing, the Treasurer shall have such duties as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board of Directors does not do so.

        (e) Assistant Secretaries and Treasurers. Assistants to the Secretaries and Treasurers may be appointed by the President or elected by the Board of Directors and shall perform such duties and have such powers as shall be delegated to them by the President or the Board of Directors.

    4.3 Delegation of Authority. The Board of Directors may at any time delegate the powers and duties of any officer for the time being to any other officer, director or employee.

    4.4 Compensation. The compensation of the officers of the Corporation shall be fixed by the Board of Directors or a committee thereof, and the fact that any officer is a director shall not preclude him from receiving compensation or from voting upon the resolution providing the same.

ARTCLE 5
RESIGNATIONS, VACANIES AND REMOVALS

    5.1 Resignations. Any director or officer may resign at any time by giving written notice thereof to the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, the acceptance of any resignation shall not be necessary to make it effective.

    5.2 Vacancies.

        (a)Directors. Any vacancy in the Board of Directors caused by reason of death, incapacity, resignation, removal, increase in the authorized number of directors or otherwise, shall be filled by the vote of a majority of the Board of

Directors. Any director so filling such a vacancy shall serve until the next annual meeting of stockholders and the election and qualification of his successor or until his earlier resignation or removal as provided in the Certificate of Incorporation or these Bylaws.

        (b) Officers. The Board of Directors may at any time or from time to time fill any vacancy among the officers of the Corporation.

    5.3 Removals.

        (a) Directors. Except as may otherwise be provided by the General Corporation Law of Delaware, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

        (b) Officers. Subject to the provisions of any validly existing agreement, the Board of Directors may at any meeting remove from any office any officer, with or without cause, and may appoint a successor; provided that if action is to be taken to remove the President, the notice of meeting or waiver of notice thereof shall state that one of the purposes of the meeting is to consider and take action on his removal.

ARTICLE 6
CAPITAL STOCK

    6.1 Certificates of Stock. Every stockholder shall be entitled to a certificate or certificates for shares of the capital stock of the Corporation in such form as may be prescribed or authorized by the Board of Directors, duly numbered and setting forth the number and kind of shares represented thereby. Such certificates shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or by the Secretary or an Assistant Secretary. Any or all of such signatures may be in facsimile.

    In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate has ceased to be such officer, transfer agent or registrar before the certificate has been issued, such certificate may nevertheless be issued and delivered by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    6.2 Transfer of Stock. Shares of the capital stock of the Corporation shall be transferable only upon the books of the Corporation upon the surrender of the certificate or certificates properly assigned and endorsed for transfer. If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

    The Board of Directors may appoint a transfer agent and one or more co-transfer agents and a registrar and one or more co-registrars and may make or authorize such agents to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.

    6.3 Record Dates. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or to express consent to corporate action in writing without a meeting, or in order to make a determination of stockholders for any other proper purposes, the Corporation’s stock transfer books shall not be closed, but a record date shall be set by the Board of Directors and, upon that date, the Corporation or its transfer agent shall take a record of the stockholders without actually closing the stock transfer books. Such record date shall not be more than sixty (60) days, nor less than ten (10) days, prior to the date on which the particular action requiring such determination of stockholders is to be taken.

    If no such record date is fixed by the Board, the record date shall be that prescribed by the laws of the State of Delaware.

    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    6.4 Lost Certificates. In case of loss or mutilation or destruction of a stock certificate, a duplicate certificate may be issued upon such terms as may be determined or authorized by the Board of Directors or the Executive Committee, or by the President if the Board of Directors or the Executive Committee does not do so.

ARTCLE 7
FISCAL YEAR, BANK DEPOSITS, CHECKS, ETC.

    7.1 Fiscal Year. The fiscal year of the Corporation shall be the calendar year, unless otherwise fixed by resolution of the Board of Directors.

    7.2 Bank Deposit, Checks, Etc. The funds of the Corporation shall be deposited in the name of the Corporation or of any division thereof in such banks or trust companies in the United States or elsewhere as may be designated from time to time by the Board of Directors or the Executive Committee, or by such officer or officers as the Board of Directors or the Executive Committee may authorize to make such designations.

    All checks, drafts or other orders for the withdrawal of funds from any bank account shall be signed by the President or such other person or persons as may be designated from time to time by the Board of Directors or the Executive Committee. The signatures on checks, drafts or other orders for the withdrawal of funds may be in facsimile if authorized in the designation.

ARTICLE 8
BOOKS AND RECORDS

    8.1 Place of Keeping Books. The books and records of the Corporation may be kept outside of the State of Delaware.

    8.2 Examination of Books. Except as may otherwise be provided by the laws of the State of Delaware, the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the power to determine from time to time whether and to what extent and at what times and places and under what conditions any of the accounts, records and books of the Corporation are to be open to the inspection of any stockholder. No stockholder shall have any right to inspect any account or book or document of the Corporation except as prescribed by law or authorized by express resolution of the stockholders or of the Board of Directors.

ARTICLE 9
NOTICES

    9.1 Requirements of Notice. Whenever notice is required to be given by statute, the Certificate of Incorporation or these Bylaws, it shall not mean personal notice unless so specified, but such notice may be given in writing by depositing the same in a post office, letter box, or mail chute postage prepaid and addressed to the person to whom such notice is directed at the address of such person on the records of the Corporation, and such notice shall be deemed given at the time when the same shall be thus mailed.

    9.2 Waivers. Any stockholder, director or officer may, in writing or by telegram or cable, at any time waive any notice or other formality required by statute, the Certificate of Incorporation or these Bylaws. Such waiver of notice, whether given before or after any meeting or action, shall be deemed equivalent to notice. Presence of a stockholder either in person or by proxy at any meeting of stockholders and presence of any director at any meeting of the Board of Directors shall constitute a waiver of such notice as may be required by any statute, the Certificate of Incorporation or these Bylaws.

ARTICLE 10
Seal

    The corporate seal of the Corporation shall be in such form as the Board of Directors shall determine from time to time and may consist of a facsimile thereof or the word “SEAL” enclosed in parentheses.

ARTICLE 11
POWERS OF ATTORNEY

    The Board of Directors or the Executive Committee may authorize one or more of the officers of the Corporation to execute powers of attorney delegating to named representatives or agents power to represent or act on behalf of the Corporation, with or without power of substitution.

    In the absence of any action by the Board of Directors or the Executive Committee, any officer of the Corporation may execute, for and on behalf of the Corporation, waivers of notice of meetings of stockholders and proxies, or may vote shares directly, for such meetings of any company in which the Corporation may hold voting securities.

 ARTICLE 12
INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    The Corporation shall indemnify its directors, officers and employees to the extent provided in the Corporation’s Certificate of Incorporation.

ARTICLE 13
AMENDMENTS

    Except as provided otherwise by the laws of the State of Delaware, the Certificate of Incorporation or elsewhere in these Bylaws, these Bylaws may be amended or repealed either:

        (a) at any meeting of stockholders at which a quorum is present by vote of a majority of the number of shares of stock entitled to vote present in person or by proxy at such meeting; or

        (b) at any meeting of the Board of Directors by a majority vote of the directors then in office;

provided that the notice of such meeting of stockholders or directors or waiver of notice thereof contains a statement of the substance of the proposed amendment or repeal.

 ARTICLE 14
AGREEMENT AMONG STOCKHOLDERS

    If any provision of these Bylaws shall be inconsistent or in conflict with any written agreement among the stockholders of the Corporation, the applicable provisions of such agreement shall control and take precedence over the terms of these Bylaws notwithstanding any provision of these Bylaws.

ANNEX D - CICERO, INC.

2005 EMPLOYEE STOCK OPTION PLAN

CICERO, INC.

2005 EMPLOYEE STOCK OPTION PLAN

ARTICLE I

PURPOSE

The purpose of this Cicero, Inc. 2005 Employee Stock Option Plan (the “Plan”) is to enhance the profitability and value of Cicero, Inc. (the “Company”) for the benefit of its shareholders by enabling the Company to offer certain employees and Consultants (as defined herein) of the Company and its Subsidiaries (as defined herein) and non-employee directors of the Company stock based incentives in the Company, thereby creating a means to raise the level of stock ownership by employees, Consultants and non-employee directors in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

    2.1. “Board” shall mean the Board of Directors of the Company.

    2.2. “Cause” shall mean, with respect to a Participant’s Termination of Relationship, unless otherwise determined by the Committee at grant, willful misconduct in connection with the Participant’s employment of consultancy or willful failure to perform his or her employment of consultancy responsibilities in the best interests of the Company (including, without limitation, breach by the Participant of any provision of any employment, non-disclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Committee, which determination shall be final, conclusive and binding. With respect to a Participant’s Termination of Directorship, Cause shall mean any act or failure to act that constitutes “cause” for removal of a director under applicable New Jersey law.

    2.3. “Change in Control” shall have the meaning set forth in Article VIII.

    2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision.

    2.5. “Committee” shall mean a committee of the Board appointed from time to time by the Board, which Committee shall be intended to consist of three or more directors who are non-employee directors as defined in Rule 16b-3 (as defined herein) and outside directors as defined under Section 162(m) of the Code (as defined herein). If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with the requirements of Rule 16b-3 or Section 162(m) of the Code shall not affect the validity of the awards, grants, interpretations or other actions of the Committee. Notwithstanding the forgoing, with respect to grants of Options to non-employee directors and any action hereunder relating to Options held by non-employee directors, the Committee shall mean the Board. If and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

    2.6. “Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

    2.7. “Consultant” means any advisor or consultant to the Company or its subsidiaries who is eligible pursuant Article V to be granted Options under this Plan.

    2.8. “Disability” shall mean total and permanent disability, as defined in Section 22(e)(3) of the Code.

    2.9. “Effective Date” shall mean the effective date of the Plan as defined in Article XII.

    2.10. “Eligible Employee” shall mean the employees of the Company and its subsidiaries who are eligible pursuant to Article V to be granted Options under this Plan.

    2.11. “Exchange Act” shall mean the Securities Exchange Act of 1934.

    2.12. “Fair Market Value” for purposes of this Plan, unless otherwise required by an applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the last sales price reported for the Common Stock on the applicable date (i) as reported by the principal national securities exchange in the United States on which it is then traded, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. If the Common Stock is not readily tradable on a national securities exchange or any system sponsored by the National Association of Securities Dealers, its Fair Market Value shall be set in good faith by the Committee. For purposes of the grant of any Option, the applicable date shall be the date for which the last sales price is available at the time of the grant.

    2.13. “Good Reason” shall mean, with respect to a Participant’s Termination of Relationship, unless otherwise determined by the Committee at grant, a voluntary termination due to “good reason,” as the Committee, in its sole discretion, decides to treat as a Good Reason termination. Notwithstanding the foregoing, with respect to a Participant’s Termination of Employment, Good Reason shall mean, in the case where there is an employment agreement between the Company or a Subsidiary and the Participant in effect at the time of the grant that defines “good reason” (or words of like import), a termination that is or would be deemed “good reason” (or words of like import) as defined under such employment agreement at the time of grant.

    2.14. “Incentive Stock Option” shall mean any Stock Option awarded under this Plan intended to be, and designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

    2.15. “Non-Qualified Stock Option” shall mean any Stock Option awarded under this Plan that is not an Incentive Stock Option.

    2.16. “Participant” shall mean the following persons to whom an Option has been granted pursuant to this Plan: (i) Eligible Employees of the Company or its Subsidiaries; (ii) Consultants of the Company or its Subsidiaries; and (iii) non-employee directors of the Company.

    2.17. “Retirement” with respect to a Participant’s Termination of Relationship shall mean a Termination of Relationship without Cause from the Company and/or a Subsidiary by a Participant who has attained (i) at least the age of sixty-five (65) or (ii) such earlier date after age fifty-five (55) as approved by the Committee with regard to such Participant. With respect to a Participant’s Termination of Directorship, Retirement shall mean the failure to stand for reelection or the failure to be reelected after a Participant has attained the age of sixty-five (65).

    2.18. “Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

    2.19. “Section 162(m) of the Code” shall mean the exception for performance based compensation under Section 162(m) of the Code and any Treasury regulations thereunder.

    2.20. “”Stock Options” or “Option” shall mean any option to purchase shares of Common Stock granted to Eligible Employees, Consultants or non-employee directors pursuant to Article VI.

    2.21. “Subsidiary” shall mean any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code.

    2.22. “Ten Percent Shareholder” shall meant a person owning Common Stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company as defined in Section 422 of the Code.

    2.23. “Termination of Consultancy” shall mean (i) an individual is no longer acting as a Consultant to the Company or a Subsidiary or (ii) when an entity which is retaining a Participant as a Consultant ceases to be a Subsidiary, unless the Participant thereupon is retained as a Consultant by the Company or another Subsidiary.

    2.24. “Termination of Directorship” shall mean, with respect to a non-employee director, that the non-employee director has ceased to be a director of the Company for any reason.

    2.25. “Termination of Employment” shall mean (i) a termination of service (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Subsidiaries or (ii) when an entity which is employing a Participant ceases to be a Subsidiary, unless the Participant thereupon becomes employed by the Company or another Subsidiary.

    2.26. “Termination of Relationship” shall mean a Termination of Employment or a Termination of Consultancy, as applicable.

    2.27. “Transfer” or “Transferred” shall mean anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer.

    2.28. “Withholding Election” shall have the meaning set forth in Section 11.4.

ARTICLE III

ADMINISTRATION

    3.1. The Committee. The Plan shall be administered and interpreted by the Committee.

    3.2. Awards. The Committee shall have full authority to grant Stock Options, pursuant to the terms of this Plan. In particular, the Committee shall have the authority:

          (a) to select the Eligible Employees, Consultants and non-employee directors to whom Stock Options may from time to time be granted hereunder;

          (b) to determine whether and to what extent Stock Options are to be granted hereunder to one or more Eligible Employees, Consultants or non-employee directors;

          (c) to determine, in accordance with the terms of the Plan, the number of shares of Common Stock to be covered by each Stock Option granted to an Eligible Employee, Consultant or non-employee director;

          (d) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Stock Options granted hereunder to an Eligible Employee, Consultant or non-employee director (including, but not limited to, the share price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, and the share of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

          (e) to determine whether and under what circumstances a Stock Option may be settled in cash and/or Common Stock under Subsection 6.3(d);

          (f) to determine whether, to what extent and under what circumstances to provide loans (which shall be on a recourse basis and shall bear a reasonable rate of interest) to Eligible Employees, Consultants or non-employee directors in order to exercise Options under the Plan; and

          (g) to determine whether to require Eligible Employees, Consultants, and non-employee directors, as a condition of the granting of any Option, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Option for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Option.

    3.3. Guidelines. Subject to Article IX hereof, the Committee shall have the authority to:

        (a) adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable;

        (b) construe and interpret the terms and provisions of this Plan and any Option granted under this Plan (and any agreements relating thereto); and

        (c) otherwise supervise the administration of this Plan.

    The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under the applicable provisions of Rule 16b-3 (if any) and the applicable provisions of Section 162(m) of the Code (if any). The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to, the taxes of, countries other than the United States to comply with applicable tax and securities laws. If and solely to the extent applicable, this Plan is intended to comply with Rule 16b-3 and Section 162(m) of the Code and shall be limited, construed and interpreted in a manner so as to comply therewith.

    3.4. Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, conclusive and binding on the Company and all employees, directors, consultants and Participants and their respective heirs, executors, administrators successors and assigns.

    3.5. Reliance on Counsel. The Company, the Board or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

    3.6. Procedures. If the Committee is appointed, the Board shall designate one of the member of the Committee as chairman and the Committee shall hold meetings, subject to the Bylaws of the Company, at such times and places as it shall deem advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and singed by all Committee members in accordance with the Bylaws of the Company shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

    3.7. Designation of Advisors - Liability.

        (a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.

        b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from such consultant or agent. Expenses incurred by the Committee or Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to paragraph 3.7.1 above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or former officer of the Company or member or former member of the Committee or the Board shall be liable of any action or determination made in good faith with respect to the Plan or any Stock Option granted under it. To the maximum extent permitted by applicable law and the Certificate of Incorporation and Bylaws of the Company and to the extent not covered by insurance, each officer or former officer and member and former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s or former officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, director or members may have under applicable law or under the Certificate of Incorporation or Bylaws of the Company or Subsidiary. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Stock Options granted to him or her under this Plan.

ARTICLE IV

SHARE AND OTHER LIMITATIONS

    4.1. Shares.

        (a) General Limitation. The aggregate number of shares of Common Stock which may be issued under this Plan with respect to which Stock Options may be granted shall not exceed 4,000,000 shares (subject to increase or decrease pursuant to Section 4.2) which may be either authorized and unissued Common Stock or Common Stock held or acquired for the treasury of the Company. If any Stock Option granted under this Plan expires, terminates or is cancelled for any reason without having been exercised in full or the Company repurchases any Stock Option pursuant to Section 6.3(f), the number of shares of Common Stock underlying the repurchased Option, and/or the number of shares of Common Stock underlying any unexercised Option shall again be available for the purposes of Options under the Plan.

        (b) Individual Participant Limitations. The maximum number of shares of Common Stock subject to any Option which may be granted under this Plan to each Participant shall not exceed 500,000 shares (subject to any increase or decrease pursuant to Section 4.2) during any fiscal year of the Company.

    4.2. Changes.

        (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or any Subsidiary, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any Subsidiary, any sale or transfer of all or part of the assets or business or any other corporate act of proceeding.

        (b) In the event of any such change in the capital structure or business of the Company by reason of any stock dividend or distribution, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, distribution with respect to its outstanding Common Stock or capital stock other than Common Stock, sale or transfer of all or part of the assets or business, reclassification of its capital stock, or any similar changes affecting the Company’s capital structure or business and the Committee determines an adjustment is appropriate under the Plan, the number and kind of shares or other property (including cash) to be issued upon exercise of an outstanding Option and the purchase price thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under this Plan or as otherwise necessary to reflect the change, and, any such adjustment determined by the Committee shall be final, conclusive and binding on the Company and all Participants and employees and their respective heirs, executors, administrators, successors and assigns.

        (c) Fractional Shares of Common Stock resulting from any adjustment in Options pursuant to this Article IV shall be aggregated until, and eliminated at, the time of exercise by rounding down from fractions less than one-half (1/2) and rounding up for fractions equal to or greater than one-half (1/2). No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

        (d) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as “Acquisition Events”), then the Committee may, in its sole discretion, terminate all outstanding Options of Eligible Employees, Consultants and non-employee directors, effective as of the date of the Acquisition Event, by delivering notice of termination to each such Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event; provided, however, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, , each such Participant shall have the right to exercise in full all of his or her Options that are outstanding (without regard to exercisability otherwise contained in the Option Agreement) but contingent on occurrence of the Acquisition Event, and provided that if the Acquisition Event does not take place within the specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void.

    If the Acquisition Event occurs, to the extent the Committee does not terminate the outstanding Options pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) shall apply.

ARTICLE V

ELIGIBILITY

    All employees and Consultants of the Company and its subsidiaries and all non-employee directors of the Company are eligible to be granted Stock Options under this Plan. Eligibility under this Plan may be determined by the Committee in its sole discretion.

ARTICLE VI

STOCK OPTION GRANTS

    6.1. Options. Each Stock Option granted hereunder shall be one of two types: (i) an Incentive Stock Option intended to satisfy the requirements of Section 422 of the Code; or (ii) a Non-Qualified Stock Option.

    6.2. Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options. The Committee shall have the authority to grant to any Consultants one or more Non-Qualified Stock Options. The Board shall have the authority to grant to any non-employee director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify, shall constitute a separate Non-Qualified Stock Option.

    6.3. Terms of Options. Options granted under this Plan shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

        (a) Option Price. The option price per share of Common Stock purchasable under an Incentive Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value of the share of Common Stock  at  the  time  of  grant;  provided,  however,  if  an  Incentive  Stock  Option  is  granted  to  a  Ten  Percent

Shareholder, the purchase price shall be no less than 110% of the Fair Market Value of the Common Stock. The purchase price of shares of Common Stock subject to Non-Qualified Stock Options shall be determined by the Committee.

        (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted; provided, however, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder may not exceed five (5) years.

        (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, n its sole discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the grant date in whole or in part (including, without limitation, that the Committee may waive the installment exercise provisions or accelerate the time which Options may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

        (d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under 6.3(c) above, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form, or other arrangement for the satisfaction of the purchase price, as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at or after the grant, payment in full or in part may also be made in the form of Common Stock withheld from the shares to be received on the exercise of the Stock Option hereunder or Common Stock owned by the Participant (and for which the Participant has good title, free and clear or all liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee. No shares of Common Stock shall be issued until payment, as provided herein, therefore has been made or provided for and the Participant shall have none of the rights of a holders of shares of Common Stock until such shares of Common Stock have been issued.

        (e) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or other stock option plan of the Company or any Subsidiary or parent corporation (within the meaning of Section 424(e) of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

    Should the foregoing provision not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

        (f) Buy Out and Settlement Provisions. The Committee may at any time on behalf of the Company offer to buy out an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

        (g) Form, Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, an Option shall be evidenced by such form of agreement or grant as approved by the Committee, and the Committee may modify, extend or renew outstanding Options granted under the Plan (provided that the rights of a Participant are not reduced without his consent), or accept the surrender of outstanding Options (up to the extent not theretofore exercised) and authorize the granting of new Options in substitution thereof (to the extent not theretofore exercised).

        (h) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate including, without limitation, permitting “reloads” such that the same number of Options are granted as the number of Options exercised, shares used to pay for the exercise price of Options or shares used to pay withholding taxes (“Reloads”). With respect to Reloads, the exercise price of the new Stock Option shall be the Fair Market Value on the date of the  Reload and the term of the Stock Option shall be the same as the remaining term of the Options that are exercised, if applicable, or such other exercise price and term as determined by the Committee.

    6.4. Termination of Relationship. The following rules apply with regard to Options upon the Termination of Relationship of a Participant:

        (a) Termination by Reason of Death. If a Participant’s Termination of Relationship is by reason of death, any Stock Option held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant’s estate are reduced, thereafter, may be exercised, to the extent exercisable at the Participant’s death, by the legal representative of the estate, at any time within a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of the Stock Option.

        (b) Termination by Reason of Disability. If a Participant’s Termination of Relationship is by reason of Disability, any Stock Option held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at the Participant’s termination, by the Participant (or the legal representative of the Participant’s estate if the Participant dies after termination) at any time within a period of one (1) year from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option.

        (c) Termination by Reason of Retirement. If a Participant’s Termination of Relationship is by reason of Retirement, any Stock Option held by such Participant, unless otherwise determined by the Committee at grant, or, if no rights of the Participant are reduced, thereafter, shall be fully vested and may thereafter be exercised by the Participant at any time within a period of one (1) year from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option; provided, however, that, if the Participant dies within such exercise period, any unexercised Stock Option held by such Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year (or such other period as the Committee may specify at grant or, if no rights of Participant’s estate are reduced, thereafter) from the date of such death, but in no event beyond the expiration of the stated term of such Stock Option.

        (d) Involuntary Termination Without Cause or Termination for Good Reason. If a Participant’s Termination of Relationship is by involuntary termination without Cause or for Good Reason, any Stock Option held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period of ninety (90) days from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option.

        (e) Termination Without Good Reason. If a Participant’s Termination of Relationship is voluntary but without Good Reason and such Termination of Relationship occurs prior to, or more than ninety (90) days after, the occurrence of an event which would be grounds for Termination of Relationship by the Company for Cause (without regard to any notice or cure period requirements), any Stock Option held by the Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period of thirty (30) days from the date of such Termination of Relationship, but in no event beyond the expiration of the stated term of such Stock Option.

        (f) Other Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Relationship is for any reason other than death, Disability, Retirement, Good Reason, involuntary termination without Cause or voluntary termination as provided in Subsection 6.4(e) above, any Stock Option held by such Participant shall thereupon terminate and expire as of the date of termination, provided that (unless the Committee determines a different period upon grant or, if no rights of the Participant are reduced, thereafter) in the event such termination is for Cause or is a voluntary termination without Good Reason or voluntary resignation within ninety (90) days after occurrence of an event which would be grounds for Termination of Relationship by the Company for Cause (without regard to any notice or cure period requirement), any Stock Option held by Participant at the time of occurrence of the event which would be grounds for Termination of Relationship for Cause shall be deemed to have terminated and expired upon occurrence of the event which would be grounds for Termination of Relationship by the Company for Cause.

    6.5. Termination of Directorship. The following rules apply with regard to Options upon Termination of Directorship:

        (a) Death, Disability or Otherwise Ceasing to be a Director Other than for Cause. Except as otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon the Termination of Directorship, on account of Disability, death, Retirement, resignation, failure to stand for reelection or failure to be reelected or otherwise other than as set forth in 6.5(b) below, all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Directorship shall remain exercisable, to the extent exercisable at the Termination of Directorship, by the Participant or, in the case of death, by the Participant’s estate or by the person given authority to exercise such Options by his or her will or by operation of law, for a one (1) year period commencing on the date of the Termination of Directorship, provided that such one (1) year period shall not extend beyond the expiration of the stated term of such Options.

        (b) Cause. Upon removal, failure to stand for reelection or failure to be re-nominated for Cause, or if the Company obtains or discovers information after Termination of Directorship that such Participant had engaged in conduct that would have justified a removal for Cause during such directorship, all outstanding Options of such Participant shall immediately terminate and shall be null and void.

        (c) Cancellation of Options. No Options that were not exercisable during the period such person serves as a director shall thereafter become exercisable upon a Termination of Directorship for any reason or no reason whatsoever, and such Options shall terminate and become null and void upon Termination of Directorship.

ARTICLE VII

NON-TRANSFERABILITY

    No Stock Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution. All Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. No Stock Option shall, except as otherwise specifically provided by law or herein, be Transferable in any manner, and any attempt to Transfer any such Option shall be void, and no such Option shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Option, nor shall it be subject to attachment or legal process for or against such person.

ARTICLE VIII

CHANGE IN CONTROL PROVISIONS

    8.1 Benefits. In the event of a Change in Control of the Company (as defined below), except as otherwise provided by the Committee upon the grant of an Option, the Participant shall be entitled to the following benefits:

        (a) Subject to paragraph (b) below, all outstanding Options of the Participants granted prior to the Change in Control shall be fully vested and immediately exercisable in their entirety. The Committee, in its sole discretion, may provide for the purchase of any such Stock Options by the Company for an amount of cash equal to the excess of the Change in Control price (as defined below) of the shares of Common Stock covered by the Stock Options, over the aggregate exercise price of such Stock Options. For purposes of this Section 8.1, Change in Control price shall mean the higher of (i) the highest price per share of Common Stock paid in any transaction related to the Change in Control of the Company or (ii) the highest Fair Market Value per share of Common Stock at any time during thr sixty (60) day period preceding a Change in Control.

        (b) Notwithstanding anything to the contrary herein, unless the Committee provides otherwise at the time an Option is granted to an Eligible Employee or Consultant hereunder or thereafter, no acceleration of exercisability shall occur with respect to such Option if the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that the Options shall be honored or assumed, or new rights substituted therefore (each such honored, assumed or substituted option hereinafter called an “Alternative Option”), by such Participant’s employer (or the parent of such employer), or in the case of a Consultant, by the entity (or its parent or subsidiary) which retains the Consultant, immediately following the Change in Control, provided that any such Alternative Option must meet the following criteria:

            (i) the Alternative Option must be based on stock which is traded on an established securities market, or which will be traded within thirty (30) days of the Change in Control;

            (ii) the Alternative Option must provide such Participant with rights and entitlements substantially equivalent to or better then the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise schedule; and

            (iii) the Alternative Option must have economic value substantially equivalent to the value of such Option (determined at the time of the Change in Control).

    For purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury regulation §1.425-1 (and any amendment thereto).

    8.2 Change in Control. A Change in Control shall be deemed to have occurred:

        (a) upon any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership in Common Stock of the Company), becoming the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (including, without limitation, securities owned at the time of any increase in ownership);

        (b) during any period of two consecutive years, a change in the composition of the Board of Directors of the Company such that the individuals who, as of the date hereof, comprise the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, for purposes of this subsection, that any individual who becomes a member of an Incumbent Board subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved in advance or contemporaneously with such election by a vote of at least a majority of those individuals who are members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company or actual or threatened tender offer for shares of the Company or similar transaction or other contest for corporate control (other than a tender offer by the Company) shall not be so construed as a member of the Incumbent Board;

        (c) upon a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more then fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

        (d) upon the shareholders’ of the Company approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

ARTICLE IX

TERMINATION OR AMENDMENT OF PLAN

    9.1 Termination or Amendment. Notwithstanding any other provisions of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to the Options granted prior to such amendment, suspension or termination, may not be impaired without the consent of the Participant and, provided further, without the approval of the shareholders of the Company, if and to the extent required by the applicable provisions of Rule 16b-3 or under the applicable provisions of Section 162(m) of the Code or, with regard to Incentive Stock Options, Section 422 of the Code, no amendment may be made which would: (i) increase the maximum individual Participant limitations under Section 4.1(b); (ii) change the classification of employees eligible to receive Options under this Plan; (iii) extend the maximum option period under Section 6.3; or (iv) require shareholder approval in order for the Plan to continue to comply with the applicable provisions, if any, of Section 162(m) of the Code or, with regards to Incentive Stock Options, Section 422 of the Code. In no event may the Plan be amended without the approval of the shareholders of the Company in accordance with applicable law or other requirements to increase the aggregate number of shares of Common Stock that may be issued under the Plan or to make any other amendment that would require shareholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

    The Committee may amend the terms of any Option theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE X

UNFUNDED PLAN

    10.1. Unfunded Status if Plan. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE XI

GENERAL PROVISIONS

    11.1. Legend. The Committee may require each person receiving shares of Common Stock pursuant to the exercise of a Stock Option under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

    All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirement of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    11.2. Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

    11.3. No Rights to Employment/Consultancy/Directorship. Neither this Plan nor the grant of any Option hereunder shall give any Participant or other individual any right with respect to continuance of employment or consultancy by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed or if a consultant, retained, to terminate his employment or consultancy at any time. Neither this Plan nor the grant of any Option hereunder shall impose any obligation on the Company to retain any Participant as a director, nor shall it impose on the part of any Participant any obligation to remain as a director of the Company.

    11.4. Withholding of Taxes. The Company shall have the right, if necessary or desirable (as determined by the Company), to deduct from any payment to be made to a Participant, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld.

    The Committee may permit any such withholding obligation with regard to any Participant to be satisfied by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead of cash by the Participant.

    11.5. Listing and Other Conditions.

        (a) As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to the exercise of an Option shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option with respect to such shares shall be conditioned upon such listing and shall be suspended until such listing has been effected.

        (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to the exercise of an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application of to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to the shares of Common Stock, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

        (c) Upon termination of any period of suspension under this Section 11.5, any Option affected by such suspension which shall not have expired or terminated shall be reinstated as to all shares available before suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

    11.6. Governing Law. This Plan shall be governed and constructed in accordance with the laws of the State of New Jersey (regardless of the law that might otherwise govern under applicable New Jersey principals of conflicts of laws).

    11.7. Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

    11.8. Other Benefits. No Stock Option granted under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

    11.9. Costs. The Company shall bear all expenses included in the administering this Plan, including expenses of issuing Common Stock pursuant to the exercise of any Options hereunder.

    11.10. No Right to Same Benefits. The provisions of Options need not be the same with respect to each Participant, and such Options to individual Participants need not be the same in subsequent years.

    11.11. Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of a Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Option. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

    11.12. Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. To the extent applicable, the Committee may establish and adopt written administrative guidelines, designated to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder. For purposes of this paragraph, the Company shall be deemed publicly held when and if the Company has a class of common equity securities registered under Section 12 of the Exchange Act.

    11.13. Severability of Provisions. If any provision of the Plan shall be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

    11.14. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

ARTICLE XII

EFFECTIVE DATE OF PLAN

    The Plan shall take effect upon adoption by the Board, but the Plan (and any grants of Options made prior to the shareholder approval mentioned herein) shall be subject to the requisite approval of the shareholders of the Company. In the absence of such approval, such Options shall be null and void.

ARTICLE XIII

TERM OF PLAN

    No Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date the Plan is adopted or the date of shareholder approval, but Options granted prior to such tenth anniversary may extend beyond that date.

ARTICLE XIV

NAME OF PLAN

    This Plan shall be known as the Cicero, Inc. 2005 Employee Stock Option Plan.

INDEX TO FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms            F-2 & F-3

Financial Statements:

Consolidated Balance Sheets                                                F-4

Consolidated Statements of Operations                                      F-5

Consolidated Statements of Stockholders' Equity (Deficit)                 F-6

Consolidated Statements of Comprehensive Loss                           F-7

Consolidated Statements Cash Flows                                        F-8

Notes to Consolidated Financial Statements                                F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.
Farmingdale, New Jersey

We have audited the accompanying consolidated balance sheet of Level 8 Systems, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level 8 Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Margolis & Company P.C.

        Certified Public Accountants

Bala Cynwyd, PA
February 25, 2005, except for Note 23, as to which the date is March 7, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.
Farmingdale, New Jersey

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss of Level 8 Systems, Inc. and subsidiaries for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the operations and the cash flows of Level 8 Systems, Inc. and subsidiaries for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 28, 2003

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$107	$19
Cash held in escrow	--	776
Assets of operations to be abandoned	148	149
Trade accounts receivable, net	152	12
Prepaid expenses and other current assets	108	270
Total current assets	515	1,226
Property and equipment, net	15	26
Software product technology, net	--	4,063
Other assets	--	47
Total assets	$530	$5,362
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Senior reorganization debt	$1,548	$--
Short-term debt	3,646	2,625
Accounts payable	2,351	2,545
Accrued expenses:
Salaries, wages, and related items	879	508
Other	1,725	1,613
Liabilities of operations to be abandoned	536	451
Deferred revenue	85	39
Total current liabilities	10,770	7,781
Long-term debt	250	131
Warrant liability	--	198
Senior convertible redeemable preferred stock	1,367	3,355
Total liabilities	12,387	11,465
Commitments and contingencies (Notes 20 and 21)
Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, 10,000,000 shares authorized.
Series A3 - 10,070 shares issued and 1,571 and 4,070 shares outstanding at December 31, 2004 and 2003, respectively, $1,000 per share liquidation preference (aggregate liquidation value of $1,571)
Series B3 - 30,000 shares issued and outstanding, $1,000 per share liquidation preference (aggregate liquidation value of $30,000)
Series C - 1,590 shares issued and 1,141 and 1,340 outstanding at December 31, 2004 and 2003, respectively, $1,000 per share liquidation preference (aggregate liquidation value of $1,141)
	-- -- --	-- -- --
Common stock, $0.001 par value, 85,000,000 shares authorized at December 31, 2004 and 2003; 43,304,022 and 26,645,062 issued and outstanding at December 31, 2004 and 2003, respectively	43	27
Additional paid-in-capital	210,142	206,149
Accumulated other comprehensive loss	(8)	(6)
Accumulated deficit	(222,034)	(212,273)
Total stockholders' (deficit)	(11,857)	(6,103)
Total liabilities and stockholders' deficit	$530	$5,362

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Years Ended December 31,
	2004	2003	2002
Revenue:
Software	$239	$102	$1,491
Maintenance	306	316	571
Services	230	112	1,039
Total operating revenue	775	530	3,101
Cost of revenue:
Software	4,478	4,152	7,396
Maintenance	382	373	181
Services	1,015	908	900
Total cost of revenue	5,875	5,433	8,477
Gross margin (loss)	(5,100)	(4,903)	(5,376)
Operating expenses:
Sales and marketing	1,088	1,680	2,808
Research and product development	1,111	1,017	1,902
General and administrative	1,522	2,558	3,935
Write-off of intangible assets	587	-	-
(Gain)/loss on disposal of assets	(5)	415	461
Restructuring, net	-	(834)	1,300
Total operating expenses	4,303	4,836	10,406
Loss from operations	(9,403)	(9,739)	(15,782)
Other income (charges):
Interest income	-	33	180
Interest expense	(264)	(119)	(471)
Change in fair value of warrant liability	198	133	2,947
Other expense	(262)	(182)	(171)
	(328)	(135)	2,485
Loss before (benefit) for income taxes	(9,731)	(9,874)	(13,297)
Income tax (benefit) - foreign	-	-	(155)
Loss from continuing operations	(9,731)	(9,874)	(13,142)
Loss from discontinued operations	(30)	(132)	(5,040)
Net loss	($9,761)	($10,006)	($18,182)

Accretion of preferred stock and deemed dividends	-	1,702	995
Net loss applicable to common stockholders	($9,761)	($11,708)	($19,177)
Loss per share:
Loss from continuing operations - basic and diluted	($0.28)	($0.54)	($0.75)
Loss from discontinued operations - basic and diluted	-	-	(0.27)
Net loss applicable to common stockholders - basic and diluted	($0.28)	($0.54)	($1.02)

Weighted average common shares outstanding - basic and diluted	35,982	21,463	18,877

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)
	Common Stock Shares Amount		Preferred Stock Shares Amount		Additional Paid-in Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2001	16,155	$16	42	--	$196,043	$(181,388)	$(778)	$13,893
Shares issued as compensation	108	--			139			139
Shares issued in private placement of common stock	2,382	3			3,571			3,574
Shares issued for litigation settlement	142	--			270			270
Shares issued for Cicero license agreement	250	--			622			622
Shares forfeited for repayment of notes receivable	(15)	--			(21)			(21)
Shares issued in private placement of series C preferred		--	2		1,590			1,590
Conversion of preferred shares to common	181	--	(2)		--			--
Warrants issued for financing					373	(373)		--
Accretion of preferred stock					329	(329)		--
Deemed dividend						(293)		(293)
Foreign currency translation adjustment							61	61
Net loss						(18,182)		(18,182)
Balance at December 31, 2002	19,203	$19	42	--	$202,916	$(200,565)	$(717)	$1,653
Conversion of preferred shares to common	1,378	1	(6)		--			1
Shares issued as compensation	95	--			48			48
Shares issued for bank guarantee	150	--			51			51
Exercises of stock options	27	--			6			6
Conversion of warrants	3,352	4			402			406
Conversion of senior convertible redeemable preferred stock	546	1			174			175
Accretion of preferred stock					640	(640)		--
Shares issued in private placement of common stock	1,894	2			850			852
Deemed dividend					1,062	(1,062)		--
Foreign currency translation adjustment.							(6)	(6)
Reclassification of unrealized loss included in income							717	717
Net loss						(10,006)		(10,006)
Balance at December 31, 2003	26,645	$27	36	$--	$206,149	$(212,273)	$(6)	$(6,103)
Conversion of preferred shares to common	824	1	(3)		--			1
Shares issued as compensation	1,068	1			188			189
Shares issued for bank guarantee	5,579	5			603			608
Conversion of senior convertible redeemable preferred stock	3,792	4			1,210			1,214
Shares issued in private placement of common stock	3,369	3			1,244			1,247
Issuance of common stock from acquisition	2,027	2			748			750
Foreign currency translation adjustment							(2)	(2)
Net loss						(9,761)		(9,761)
Balance at December 31, 2004	43,304	$43	33	$--	$210,142	$(222,034)	$(8)	$(11,857)
The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2004	2003	2002

Net loss	($9,761)	($ 10,006)	($ 18,182)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(2)	(6)	(199)
Reclassification of accumulated foreign currency translation adjustments for dissolved subsidiaries	-	-	260
Reclassification of unrealized loss included in income - other than temporary decline	-	717	-
Comprehensive loss	($9,763)	($ 9,295)	($ 18,121)

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	($9,761)	($10,006)	($18,182)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	4,287	3,116	8,042
Change in fair value of warrant liability	(198)	(133)	(2,947)
Stock compensation expense	635	48	139
Impairment of intangible assets and software product technology	587	993	-
Provision for doubtful accounts	(4)	(52)	(477)
(Gain) loss on disposal of assets	--	(23)	461
Other	--	--	98
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable and related party receivables	(143)	1,404	352
Assets and liabilities held for sale - systems integration	--	--	6,409
Assets and liabilities of operations to be abandoned	86	101	473
Due from Liraz	--	--	(56)
Prepaid expenses and other assets	216	420	803
Accounts payable and accrued expenses	884	(351)	(2,181)
Deferred revenue	46	(273)	(122)
Net cash (used in) operating activities	(3,365)	(4,756)	(7,188)
Cash flows from investing activities:
Proceeds from sale of available for sale securities	--	--	175
Purchases of property and equipment	--	(36)	(11)
Repayment of note receivable	--	867	2,460
Cash received from sale of line of business assets	--	--	1,300
Net cash provided by investing activities	--	831	3,924
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	1,250	859	1,974
Proceeds from issuance of preferred shares, net of issuance costs	--	--	1,380
Proceeds from issuance of convertible redeemable stock, less escrow of $776	--	2,754	--
Proceeds from exercise of warrants	112	406	--
Borrowings under credit facility, term loans and notes payable	2,540	980	381
Repayments of term loans, credit facility and notes payable	(447)	(1,248)	(583)
Net cash provided by financing activities	3,455	3,751	3,152
Effect of exchange rate changes on cash	(2)	(6)	(199)
Net increase (decrease) in cash and cash equivalents	88	(180)	(311)
Cash and cash equivalents at beginning of year	19	199	510
Cash and cash equivalents at end of year	$107	$19	$199

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid (refunds) during the year for:
Income taxes	$2	($18)	$117
Interest	$749	$218	$274

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
(dollar amounts in thousands, except share and per share amounts)

Non-Cash Investing and Financing Activities

2004

During 2004, the Company issued 600,948 shares of common stock to vendors for outstanding liabilities valued at $92. The Company also issued 466,668 shares of common stock to contractors for compensation valued at $47.

In January 2004, the Company acquired substantially all assets and certain liabilities of a federally certified encryption software company. The Company issued 2,027,027 shares of common stock valued at $750.

During 2004, the Company issued 4,092,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $447.

In October 2004, 750 shares of Series D Convertible Redeemable Preferred Stock were redeemed in return for $775 as a condition of escrow in the event that a joint venture for the Asian market was not formed or operational by July 17, 2003. Such redemption was concluded in November 2004 and the escrowed proceeds, including $4 of interest, were distributed back to the holders of Series D Preferred Stock. During 2004, the Company issued 3,791,999 shares of Level 8 Systems common stock upon conversion of 1,213 shares of Series D Convertible Redeemable Preferred Stock.

During 2004, 179 shares of Series C Convertible Redeemable Preferred Stock were converted into 523,684 shares of Level 8 Systems common stock.

In May 2004, the Company issued 135,135 shares of common stock on conversion of a $50 convertible note.

2003

During 2003, the Company issued 161,438 shares of common stock to vendors for outstanding liabilities valued at $73. Of this total, 66,667 shares or $25, were issued as part of the 1,894,444 shares issued in the October 2003 private placement.

In November 2003, the Company issued 150,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $51.

During 2003, the Company issued 546,875 shares of Level 8 Systems common stock upon conversion of 175 shares of Series D Convertible Redeemable Preferred Stock.

In October 2003, the Company issued 3,048,782 warrants to holders of the Series A3 Convertible Redeemable Preferred Stock and Series B3 Convertible Redeemable Preferred Stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A3 Preferred Stock and Series B3 Preferred Stock agreements. The warrants have a strike price of $0.40 valued at $1,062. (See Note 12.)

In April 2003, the Company agreed to exchange the warrants issued in the January 2002 private placement priced at $2.50 each for new warrants priced at $0.60 each and has extended the expiration date to until March 2007. This exchange was made as a result of a waiver by such warrant holders of certain terms and conditions that would trigger payments by the Company if the Company did not keep such shares registered under the Securities Act of 1933, as amended.

2002

During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The bonus was valued at $92. (See Note 12.)

In January 2002, the Company extended the exclusive, perpetual license to develop and sell the Cicero application integration software and obtain ownership of the registered trademark from Merrill Lynch in exchange for 250,000 shares of common stock. Total consideration was valued at $622.

In June 2002, the Company issued 141,658 shares of common stock to a former reseller of the Company as part of a settlement agreement. The settlement agreement was valued at $270.

In August 2002, as part of the Series C Convertible Redeemable Preferred Stock offering, (“Series C Preferred Stock”) the Company exchanged approximately $150 of indebtedness to Anthony Pizi, the Chief Executive Officer, for Series C Preferred Stock.

In August 2002, the Company completed an exchange of 11,570 shares of Series A1 Convertible Redeemable Preferred Stock (“Series A1 Preferred Stock”) and 30,000 shares of Series B1 Convertible Redeemable Preferred Stock ("Series B1 Preferred Stock") for 11,570 shares of Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”) and 30,000 shares of Series B2 Convertible Preferred Stock (“Series B2 Preferred Stock”), respectively. (See Note 12.)

In October 2002, the Company completed an exchange of all of the outstanding shares of Series A2 Convertible Redeemable Preferred Stock (“Series A2 Preferred Stock”) and Series B2 Convertible Redeemable Preferred Stock (“Series B2 Preferred Stock”) and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock (“Series A3 Preferred Stock”) and Series B3 Convertible Redeemable Preferred Stock (“Series B3 Preferred Stock”) and related warrants. This exchange was affected to correct a deficiency in the conversion price from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants. (See Note 12.)

In December 2002, the Company issued 1,462,801 warrants to holders of the Series A3 Convertible Redeemable Preferred Stock and Series B3 Convertible Redeemable Preferred Stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A3 Preferred Stock and Series B3 Preferred Stock agreements. The warrants have a strike price of $0.40. (See Note 12.)

In December 2002, the Company received $744 and $617 in notes receivable related to the sale of assets related to Systems Integration segment products. (See Note 3.)

LEVEL 8 SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)

NOTE 1.	SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Level 8 Systems, Inc. (''Level 8'' or the ''Company'') is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $9,761 for the year ended December 31, 2004 and has experienced negative cash flows from operations for each of the years ended December 31, 2004, 2003 and 2002. At December 31, 2004, the Company had a working capital deficiency of approximately $10,255. The Company’s future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Level 8 be unable to continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero-related product line and continues to negotiate with significant customers that have begun or finalized the “proof of concept” stage with the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources, although the Company has not experienced significant success to date with this approach. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity. In 2004, the Company announced a Note and Warrant Offering in which warrant holders of Level 8’s common stock were offered a one-time conversion of their existing warrants at a conversion price of $0.10 per share as part of a recapitalization merger plan. Under the terms of the Offer, which expired on December 31, 2004, warrant holders who elect to convert, would tender their conversion price in cash and receive a Note Payable in exchange. Upon approval of the recapitalization merger at a Shareholders meeting in early 2005, these Notes would convert into common shares of Cicero, Inc., the surviving corporation in the merger. As of December 31, 2004, the Company has raised a total of $1,548 from the Note and Warrant Offering. An additional $67 was in transit to the Company on December 31, 2004 resulting in a total raise of $1,615. Management expects that it will be able to raise additional capital, post merger, and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented.

All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Financial Instruments:

The carrying amount of the Company’s financial instruments, representing accounts receivable, notes receivable, accounts payable and debt approximate their fair value.

Foreign Currency Translation:

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments with maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents in the United States may be in excess of FDIC insurance limits.

Trade Accounts Receivable:

Trade accounts receivable are stated in the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Property and Equipment:

Property and equipment purchased in the normal course of business is stated at cost, and property and equipment acquired in business combinations is stated at its fair market value at the acquisition date. All property and equipment is depreciated using the straight-line method over estimated useful lives.

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

Software Development Costs:

The Company capitalizes certain software costs after technological feasibility of the product has been established. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense.

Additionally, the Company has recorded software development costs for its purchases of developed technology through acquisitions. (See Note 2.)

Capitalized software costs are amortized over related sales on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product. (See Note 7.)

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

Long-Lived Assets:

The Company reviews the recoverability of long-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation is based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate impairment, the Company would record an impairment based on the fair value of the assets at the date of the impairment. Effective January 1, 2002, the Company accounts for impairments under the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. During 2004 and 2003, the Company recorded impairments associated with its Cicero technology and for its Ensuredmail technology acquired in 2004. During 2002, the Company recorded impairments associated with the sale of the Geneva and Star SQL and CTRC operations.

Revenue Recognition:

The Company recognizes license revenue from end-users and third party resellers in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, “Software Revenue Recognition”, as amended by SOP 98-9, ''Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions''. The Company reviews each contract to identify elements included in the software arrangement. SOP 97-2 and SOP 98-9 require that an entity recognize revenue for multiple element arrangements by means of the ''residual method'' when (1) there is vendor-specific objective evidence (''VSOE'') of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. VSOE of the fair value of undelivered elements is established on the price charged for that element when sold separately. Software customers are given no rights of return and a short-term warranty that the products will comply with the written documentation. The Company has not experienced any product warranty returns.

Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue. Any unearned receipts from service contracts result in deferred revenue.

Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue:

The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Advertising Expenses:

The Company expenses advertising costs as incurred. Advertising expenses were approximately $7, $9, and $53 for the years ended December 31, 2004, 2003 and 2002, respectively.

Research and Product Development:

Research and product development costs are expensed as incurred.

Income Taxes:

The Company uses SFAS No. 109, ''Accounting for Income Taxes'', to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events, other than enactments of changes in the tax law or rates, are generally considered. A valuation allowance is recorded when it is ''more likely than not'' that recorded deferred tax assets will not be realized. (See Note 10.)

Discontinued Operations:

During the third quarter of 2002, the Company made a decision to dispose of the Systems Integration segment and entered into negotiations with potential buyers. The Systems Integration segment qualified for treatment as a discontinued operation in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and the Company reclassified the results of operations for the Systems Integration segment in 2002 to "loss from discontinued operations" in the Consolidated Statements of Operations. The sale of the Systems Integration segment was completed in December 2002. (See Note 3.)

Loss Per Share:

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted loss per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 2004, 2003, and 2002, potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock.

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

	2004	2003	2002
Stock options	7,488,639	5,625,878	3,834,379
Warrants	19,953,406	10,926,706	5,315,939
Preferred stock	9,855,723	16,893,174	7,812,464
	37,297,768	33,445,758	16,962,782

In 2004, 2003 and 2002, no dividends were declared on preferred stock.

Stock-Based Compensation:

The Company has adopted the disclosure provisions of SFAS 123, “Accounting for Stock-Based Compensation”, and has applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the method required by SFAS No. 123, the Company’s net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

	Years ended December 31,
	2004	2003	2002
Net loss applicable to common stockholders, as reported	($9,761)	($11,708)	($19,177)
Less: Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(777)	(1,016)	(3,387)

Pro forma loss applicable to common stockholders	($10,538)	($12,724)	($22,564)

Loss per share:
Basic and diluted, as reported	$(0.28)	$(0.54)	$(1.02)
Basic and diluted, pro forma	$(0.29)	$(0.59)	$(1.20)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

	2004	2003	2002

Expected life (in years)	4.19 years	8.33 years	10 years
Expected volatility	138%	126%	96%
Risk free interest rate	4.75%	4.00%	4.25%
Expected dividend yield	0%	0%	0%

Warrants Liability:

The Company has issued warrants to Series A3 and Series B3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of the Company. The fair value of the warrants are accounted for as a liability and are re-measured through the Consolidated Statements of Operations at each balance sheet date.

Reclassifications:

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2004 presentation. Such reclassifications had no effect on previously reported net income or stockholders’ equity.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (“SFAS 123R”).  SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options.  Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statements of operations.  SFAS 123R will be effective for periods beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R.  The Company has not yet determined which fair-value method and transitional provision it will follow.  However, the Company expects that the adoption of SFAS 123R will have a significant impact on its results of operations.  The Company does not expect the adoption of SFAS 123R will impact its overall financial position.  See Stock-Based Compensation above for the pro forma impact on net loss and net loss per share from calculating stock-based compensation costs under the fair value alternative of SFAS 123.  However, the calculation of compensation cost for share-based payment transactions after the effective date of SFAS 123R may be different from the calculation of compensation cost under SFAS 123, but such differences have not yet been quantified.

In January 2003, the FASB issued Interpretation No. 46 or FIN 46,“Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. In October 2003, the FASB

issued FASB Staff Position FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” deferring the effective date for applying the provisions of FIN 46 for public entities’ interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company’s consolidated financial position or results of operations might be materially impacted.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The adoption of this statement did not have a material impact on the Company’s results of operations and financial condition.

NOTE 2.  ACQUISITIONS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets being acquired plus certain liabilities assumed was $750, and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill, and, because it was deemed impaired, charged to the Statements of Operations for the year ended December 31, 2004. (See Note 7.)

NOTE 3. DISPOSITIONS

Sale of Geneva:

Effective October 1, 2002, the Company sold its Systems Integration software business to EM Software Solutions, Inc. Under the terms of the agreement, EM Solutions acquired all rights, title and interest to the Geneva Enterprise Integrator and Geneva Business Process Automator products along with certain receivables, deferred revenue, maintenance contracts, fixed assets and certain liabilities. The Company had identified these assets as being held for sale during the third quarter of 2002 and, as such, reclassified the results of operations to “income/loss from discontinued operations”. The Company received total proceeds of $1,637; $276 in cash, a short-term note in the amount of $744 and a five-year note payable monthly in the aggregate amount of $617. The short-term note was due by February 13, 2003 and was repaid subsequent to December 31, 2002. The five-year note was recorded net of an allowance of $494. The carrying value of the assets sold was approximately $374 resulting in a loss on the disposal of discontinued operations of $769. Revenues for the Systems Integration segment were $3,700 in 2002. (See Note 6.)

Sale of Star SQL and CTRC:

In June 2002, the Company entered into an Asset Purchase Agreement with StarQuest Ventures, Inc., a California company and an affiliate of Paul Rampel, a former member of the Board of Directors of Level 8 Systems and a former executive officer. Under the terms of the Asset Purchase Agreement, Level 8 sold its Star SQL and CTRC products and certain fixed assets to StarQuest Ventures for $365 and the assumption of certain maintenance liabilities. The Company received $300 in cash and a note receivable of $65. The loss on sale of the assets was $74. The Company used $150 from the proceeds to repay borrowings from Mr. Rampel.

Assets and Liabilities to be Abandoned:

At December 31, 2002, the Company had made the decision to close its remaining foreign subsidiaries.

In December 2002, the Company received notification of the finalization of the bankruptcy proceeding in France and recorded a gain on the closure of the subsidiary of $332 in gain (loss) on disposal of assets.

In March 2003, the Company received notification of the finalization of the bankruptcy proceeding in the United Kingdom and recorded a gain on the closure of the subsidiary of $216 in gain (loss) on disposal of assets.

In December 2003, the Company received notification of the liquidation of the Denmark subsidiary and the Company recorded a gain on the closure of the subsidiary of $62 in gain (loss) on disposal of assets.

NOTE 4. ACCOUNTS RECEIVABLE

Trade accounts receivable was composed of the following at December 31:

	2004	2003
Current trade accounts receivable	$164	$20
Less: allowance for doubtful accounts	(12)	(8)
	$152	$12

The (credit) provision for uncollectible amounts was ($4), ($52), and ($477) for the years ended December 31, 2004, 2003, and 2002, respectively. Write-offs (net of recoveries) of accounts receivable were ($0), ($488), and ($437) for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment was composed of the following at December 31:

	2004	2003
Computer equipment	$242	$242
Furniture and fixtures	8	8
Office equipment	138	138
	388	388
Less: accumulated depreciation and amortization	(373)	(362)

	$15	$26

Depreciation and amortization expense of property and equipment was $11, $167, and $402 for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE 6. NOTES RECEIVABLE

As discussed in Note 3, in 2002 the Company disposed of the remaining assets of the Systems Integration segment through a sale to EM Software Solutions, Inc. As part of the proceeds, the Company received two notes receivable from the purchaser. The first note was due on February 13, 2003 in the amount of $744 and bore interest at prime plus 2.25%. This note was repaid in February 2003. The second note was in the principal amount of $617 and bears interest at prime plus 1%. Principal and interest is payable monthly and the note matures in 2007. Due to the uncertainty of the collection of the note at the time, the Company recorded the note net of an allowance of $494.

As more fully discussed in Note 21, the Company had been party to litigation for breach of a real estate lease. That case was settled in August 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable due from EM Software Solutions, with recourse equal to the unpaid portion of the Note should the Note obligor default on future payments. The principal balance outstanding on the Note at the time of assignment was $545. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131. In addition, the Company wrote off the unreserved portion of the Note, or $51.

In conjunction with the sale of Profit Key on April 6, 1998, the Company received a note receivable from the purchaser for $2,000. The remaining balance on the note totaled $1,000 and was due in equal annual installments beginning on March 31, 2001. The note bore interest at 9% per annum. In 2002, the Company sold its remaining interest in the note to a group of investors including Nicholas Hatalski and Paul Rampel, both members of the Company's Board of Directors at the time, and Anthony Pizi, the Company's Chief Executive Officer, for $400, and recorded a loss on the sale of $100.

NOTE 7. SOFTWARE PRODUCT TECHNOLOGY

In accordance with SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company periodically completed an assessment of the recoverability of the Cicero product technology. This assessment was performed during 2004, due to the Company’s continued operating losses and the limited software revenue generated by the Cicero technology over the previous twelve to eighteen months. The Company was in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations had been in process for several months and expected completion of the transactions had been delayed, the Company had reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value for the year ended December 31, 2004. This charge, in the amount of $2,844, was recorded as software amortization for the year ended December 31, 2004. As of December 31, 2004, the Company has no capitalized costs for the Cicero technology.

Also in accordance with SFAS 86, the Company completed an assessment of the recoverability of the Ensuredmail product technology. This assessment was also completed during 2004, due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value. This charge, in the amount of $154, was recorded as software amortization for the year ended December 31, 2004. As of December 31, 2004, the Company has no capitalized costs for the Ensuredmail software technology.

Effective July 2002, the Company determined that the estimated asset life of the Cicero technology has been extended as a result of the January 2002 amended license agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) wherein the exclusive right to modify, commercialize, and distribute the technology was extended in perpetuity. Accordingly, the Company reassessed the estimated life of the technology and extended it from three years to five years. The effect of the change in the estimated life resulted in a reduction of $4,608 and $2,407 of amortization expense for the years ended December 31, 2003 and 2002, respectively. The impact on the net loss applicable to common stockholders - basic and diluted was $(0.21) per share for December 31, 2003 and $(0.13) per share for December 31, 2002.

During the years ended December 31, 2004, 2003 and 2002, the Company recognized $4,276 of which $3,585 is an impairment charge, $3,933, of which $993 is an impairment charge, and $7,375, respectively, of expense related to the amortization of these costs, which is recorded as cost of software revenue in the consolidated statements of operations. Accumulated amortization of capitalized software costs was $24,712 and $20,436 at December 31, 2004 and 2003, respectively.

NOTE 8. SENIOR REORGANIZATION DEBT

In 2004, the Company announced a Note and Warrant Offering in which warrant holders of Level 8’s common stock were offered a one-time conversion of their existing warrants at a conversion price of $0.10 per share as part of a recapitalization merger plan. Under the terms of the Offer, which expired on December 31, 2004, warrant holders who elect to convert, would tender their conversion price in cash and receive a Note Payable in exchange. Upon approval of the recapitalization merger at a Shareholders’ meeting in early 2005, these Notes would convert into common shares of Cicero, Inc., the surviving corporation in the merger. In addition, those warrant holders who elected to convert the first $1,000 of warrants would receive additional replacement warrants at a ratio of 2:1 for each warrant converted, with a strike price of $0.10 per share. In addition, upon approval of the recapitalization merger, each warrant holder would be entitled to additional warrants to purchase common stock in Cicero, Inc.

As of December 31, 2004, the Company has raised a total of $1,548 from the Note and Warrant Offering. An additional $67 was in transit to the Company on December 31, 2004 resulting in a total raise of $1,615. If the merger proposal is not approved, the Notes will immediately become due and payable.

NOTE 9. SHORT TERM DEBT AND CONVERTIBLE NOTES

Notes payable, long-term debt, and notes payable to related party consist of the following at December 31:
	2004	2003
Term loan (a)	$1,971	$1,971
Note payable; related party (b)	69	85
Notes payable (c)	644	444
Short term convertible note (d)	235	125
Short term convertible note, related party (e)	727	--
	$3,646	$2,625

(a)
The Company has a $1,971 term loan bearing interest at LIBOR plus 1% (approximately 3.21% at December 31, 2004). Interest is payable quarterly. There are no financial covenants and the term loan is guaranteed by Liraz Systems Ltd., the Company’s former principal shareholder. The loan matures on November 3, 2005. (See Note 17.)

(b)	From time to time during the year the Company entered into promissory notes with the Company's Chairman. The notes bear interest at 12% per annum.

(c)
The Company does not have a revolving credit facility and from time to time has issued a series of short term promissory notes with private lenders, which provide for short term borrowings both secured and unsecured by accounts receivable. In addition, the Company has settled certain litigation and agreed to a series of promissory notes to support the obligations. The notes bear interest between 10% and 12% per annum.

(d)
The Company entered into convertible notes with private lenders. The notes bear interest between 12% and 24% per annum and allows for the conversion of the principal amount due into common stock of the Company.

(e)
The Company entered into convertible promissory notes with Anthony Pizi, and Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chief Executive Officer. The notes bear interest at 12% per annum and allows for the conversion of the principal amount due into common stock of the Company.

NOTE 10. INCOME TAXES

Income tax expense was composed of the following for the years ended December 31:
	2004	2003	2002
Federal - current	$--	$--	$--
State and local - current	--	--	--
--		--	--

Foreign taxes (benefit) and withholdings	--	--	(155)
Current taxes	--	--	(155)

Federal - deferred	--	--	--
State and local - deferred	--	--	--
Deferred taxes	--	--	--

Total income tax provision (benefit)	$--	$--	$(155)

A reconciliation of expected income tax at the statutory federal rate with the actual income tax provision is as follows for the years ended December 31:

	2004	2003	2002
Expected income tax benefit at statutory rate (34%)	$(3,319)	$(3,402)	$(6,235)
State taxes, net of federal tax benefit.	(219)	(405)	(358)
Effect of foreign operations including withholding taxes	12	(31)	(68)
Effect of change in valuation allowance	3,357	3,769	6,362
Amortization and write-off of non-deductible goodwill	--	--	--
Non-deductible expenses	169	69	144
Total	$--	$--	$(155)

Significant components of the net deferred tax asset (liability) at December 31 were as follows:

	2004	2003
Current assets:
Allowance for doubtful accounts	$4	$85
Accrued expenses, non-tax deductible	522	200
Deferred revenue	34	--
Noncurrent assets:
Loss carryforwards	76,229	74,517
Depreciation and amortization	7,581	5,709
	84,370	80,511

Less: valuation allowance	(84,370)	(80,511)

	$--	$--

At December 31, 2004, the Company had net operating loss carryforwards of approximately $190,571, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2024. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid-in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $21,177.

The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income  taxes unless remitted as dividends.   The Company intends to reinvest such  undistributed

earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 2004 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 11. SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Preferred Stock (“Series D Preferred Stock”), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share (“Series D-1 Warrants”). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003, because the Company failed to report $6,000 in gross revenues for the nine month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company’s capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in an allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement require that the Company place $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds was released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. On October 21, 2004, the Company received notification from the lead investors of their intent to redeem the escrow balance and surrender the equivalent amount of Series D preferred shares. This redemption was completed in November 2004.

Another condition of the financing requires the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch, providing for the sale of all right, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter of 2003, $390 of escrowed funds was released. In addition, the Company and the lead investor agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

NOTE 12. STOCKHOLDERS’ EQUITY

Common Stock:

In January 2004, the Company completed a common stock financing round wherein it raised $1,247 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. The Company sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase  3,369,192  shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

In October 2003, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell 1,894,444 shares of its common stock and issue 473,611 warrants to purchase the Company’s common stock at a price of $0.45 per share for a total of $853 in proceeds. This offering closed on October 15, 2003. The warrants expire in three years from the date of grant. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

In January 2002, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell up to 3,000,000 shares of its common stock and warrants. The common stock was valued at $1.50 per share and warrants to purchase additional shares were issued with an exercise price of $2.75 per share. This offering closed on January 16, 2002. Of the 3,000,000 shares, the Company sold 2,381,952 shares of common stock for a total of $3,574 and granted 476,396 warrants to purchase the Company’s common stock at an exercise price of $2.75 per share. The warrants expire in three years from the date of grant and have a call feature that forces exercise if the Company’s common stock exceeds $5.50 per share. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering. Under this Private Placement, the Company had agreed to certain terms and conditions that would trigger payments by the Company if did not keep such shares registered under the Securities Act of 1933, as amended. In April 2003, in exchange for a waiver of such provisions the Company agreed to exchange the warrants from the January 2002 Private Placement priced at $2.50 for new warrants priced at $0.60 and has extended the expiration date until March 2007. Each participant is required to execute a waiver prior to receiving the repriced warrants.

Stock Grants:

During 2004 and 2003, no stock awards were made to employees. During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The grants were valued and recorded based on the fair market value of the stock on the date of grant, which totaled $92.

Stock Options:

The Company maintains two stock option plans, the 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. In July 2003, stockholders approved a proposal to increase the number of shares reserved within these plans to a combined total of 10,900,000 shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. The Company also has a stock incentive plan for outside directors and the Company has set aside 120,000 shares of common stock for issuance under this plan.

Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

Activity for stock options issued under these plans for the fiscal years ending December 31, 2004, 2003 and 2002 was as follows:
	Plan Activity	Option Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2001	4,366,153	1.37 - 39.31	6.92

Granted	1,942,242	0.34 - 1.70	0.58
Forfeited	(2,474,016)	0.39-39.31	6.76
Balance at December 31, 2002	3,834,379	0.34-39.31	3.81

Granted	2,566,126	0.22 - 0.57	0.24
Exercised	(121,434)	0.22 - 0.22	0.22
Forfeited	(653,193)	0.22- 39.31	2.60
Balance at December 31, 2003	5,625,878	0.20-39.31	2.43

Granted	3,139,232	0.12 - 0.39	0.26
Exercised	(519,232)	0.08 - 0.37	0.17
Forfeited	(757,239)	0.22-37.88	8.12
Balance at December 31, 2004	7,488,639	0.12-39.31	1.11

The weighted average grant date fair value of options issued during the years ended December 31, 2004, 2003, and 2002 was equal to $0.26, $0.24, and $0.58 per share, respectively. There were no option grants issued below fair market value during 2004, 2003 or 2002.

At December 31, 2004, 2003, and 2002, options to purchase approximately 4,775,040, 2,770,126, and 1,409,461 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $0.12 to $39.32. The following table summarizes information about stock options outstanding at December 31, 2004:

EXERCISE PRICE	NUMBER OUTSTANDING	REMAINING CONTRACTUAL LIFE FOR OPTIONS OUTSTANDING	NUMBER EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE

$ 0.12 - 3.93	6,737,039	8.2	4,023,440	$0.52
3.94 -7.86	646,250	6.1	646,250	5.81
7.87-11.79	72,650	4.4	72,650	8.97
11.80-15.72	5,000	2.7	5,000	14.73
15.73-19.66	7,500	5.6	7,500	18.81
19.67-23.59	3,000	5.5	3,000	20.00
23.60-27.52	0	0.0	0	0.00
27.53-31.45	3,000	5.0	3,000	30.25
31.46-35.38	0	0.0	0	0.00
35.39-39.32	14,200	5.2	14,200	39.16

	7,488,639	8.0	4,775,040	$1.56

Preferred Stock:

In connection with the sale of Series D Preferred Stock, the holders of the Company’s Series A3 Preferred Stock and Series B3 Preferred Stock (collectively, the “Existing Preferred Stockholders”), entered into an agreement whereby the Existing Preferred Stockholders have agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, the Company is also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900 following the sale of the Series D Preferred Stock. Additionally, the Existing Preferred Stockholders have also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of the Company’s delisting from Nasdaq. As consideration for the waiver agreement, the Company has agreed to issue on a pro rata basis up to 1,000 warrants to all the Existing Preferred Stockholders on a pro rata basis at such time and from time to time as the Company closes financing transactions that represent proceeds in excess of $2,900, excluding the proceeds from the Series D Preferred Stock transaction. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company’s financing or loan transaction that exceeds the $2,900 threshold.

On August 14, 2002, the Company completed a $1,600 private placement of Series C Convertible Preferred Stock (“Series C Preferred Stock”), convertible at a conversion ratio of $0.38 per share of common stock into an aggregate of 4,184,211 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 1,046,053 shares of common stock at an exercise price of $0.38 per share. As consideration for the $1,600 private placement, the Company received approximately $1,400 in cash and allowed certain debt holders to convert approximately $150 of debt and $50 accounts payable to equity. The Chief Executive Officer of the Company, Anthony Pizi, converted $150 of debt owed to him into shares of Series C Preferred Stock and warrants. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. The Company allocated the proceeds received from the sale of the Series C Preferred Stock and warrants to the preferred stock and the detachable warrants on a relative fair value basis, resulting in the allocation $1,271 to the Series C Preferred Stock and $329 to the detachable warrants. Based on the allocation of the proceeds, the Company determined that the effective conversion price of the Series C Preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. As a result, the Company recorded a beneficial conversion feature in the amount of $329 based on the difference between the fair market value of the Company’s common stock on the closing date of the transaction and the effective conversion price of the Series C Preferred Stock. The beneficial conversion feature was recorded as a discount on the value of the Series C Preferred Stock and an increase in additional paid-in capital. Because the Series C Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

In connection with the sale of Series C Preferred Stock, the Company agreed with the existing holders of its Series A1 Convertible Preferred Stock (the “Series A1 Preferred Stock”) and the Series B1 Convertible Preferred Stock (the “Series B1 Preferred Stock”), in exchange for their waiver of certain anti-dilution provisions, to reprice an aggregate of 1,801,022 warrants to purchase common stock from an exercise price of $1.77 to $0.38. The Company entered into an Exchange Agreement with such holders providing for the issuance of 11,570 shares of Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”) and 30,000 Series B2 Convertible Preferred Stock (“Series B2 Preferred Stock”), respectively. Series A2 Preferred Stock and Series B2 Preferred Stock are convertible into an aggregate of 1,388,456 and 2,394,063 shares of the Company’s common stock at $8.33 and $12.53 per share, respectively. The exchange is being undertaken in consideration of the temporary release of the anti-dilution provisions of the Series A1 Preferred Stockholders and Series B1 Preferred Stockholders. Based on a valuation performed by an independent valuation firm, the Company recorded a deemed dividend of $293, to reflect the increase in the fair value of the preferred stock and warrants as a result of the exchange. (See “Stock Warrants” for fair value assumptions.) The dividend increased the fair value of the warrant liability. As of December 31, 2004, no warrants had been exercised.

On October 25, 2002, the Company effected an exchange of all of our outstanding shares of Series A2 Convertible Redeemable Preferred Stock (“Series A2 Preferred Stock”) and Series B2 Convertible Redeemable Preferred Stock (“Series B2 Preferred Stock”) and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock (“Series A3 Preferred Stock”) and Series B3 Convertible Redeemable Preferred Stock (“Series B3 Preferred Stock”) and related warrants. This exchange was made to correct a deficiency in the conversion price from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants on August 29, 2002. The conversion price for the Series A3 Preferred Stock and the conversion price for the Series B3 Preferred Stock remain the same as the previously issued Series A1 and A2 Preferred Stock and Series B1 and B2 Preferred Stock, at $8.33 and $12.53, respectively. The exercise price for the aggregate 753,640 warrants relating to the Series A3 Preferred Stock (“Series A3 Warrants”) was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series A1 Preferred Stock. The exercise price for the aggregate 1,047,382 warrants relating to the Series B3 Preferred Stock (“Series B3 Warrants”) was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series B1 Preferred Stock. The adjusted exercise price was based on the closing price of the Company’s Series C Convertible Redeemable Preferred Stock and warrants on August 14, 2002, plus $0.02, to reflect accurate current market value according to relevant Nasdaq rules.  This adjustment was made as part of the agreement under which the holders of the Company’s Preferred Stock agreed to waive their price-protection anti-dilution protections to allow the Company to issue the Series C Preferred Stock and warrants without triggering the price-protection anti-dilution provisions and excessively diluting its common stock. The Company may cause the redemption of the Series A3 Preferred Stock warrants and the Series B3 Preferred Stock warrants for $.0001 at any time if the closing price of the Company’s common stock over 20 consecutive trading days is greater than $5.00 and $7.50 per share, respectively. The holders of the Series A3 and Series B3 Warrants may cause the warrants to be redeemed for cash at the difference between the exercise price and the fair market value immediately preceding a redemption event as defined in the contract. As such, the fair value of the warrants at issuance has been classified as a warrant liability in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”. As of December 31, 2004, no warrants have been exercised and the fair value of the liability is $0.

Under the terms of the agreement, the Company is authorized to issue equity securities in a single or series of financing transactions representing aggregate gross proceeds to the Company of approximately $5,000, or up to an aggregate 17,500 shares of common stock, without triggering the price-protection anti-dilution provisions in the Series A3 Preferred Stock and B3 Preferred Stock and related warrants. In exchange for the waiver of these price-protection anti-dilution provisions, the Company repriced the warrants as described above and have agreed to issue on a pro rata basis up to 4,600 warrants to the holders of Series A3 Preferred Stock and Series B3 Preferred Stock at such time and from time to time as the Company closes subsequent financing transactions up to the $5,000 issuance cap or the 17,500 share issuance cap. As a result of the Series C Preferred Stock financing, which represented approximately $1,600 of the Company’s $5,000 in allowable equity issuances, the Company is obligated to issue an aggregate of 1,462,801 warrants at an exercise price of $0.40 per share to the existing preferred stockholders. The warrants were issued on December 31, 2002 and had a fair value of $373, which was recorded as a dividend to, Preferred stockholders. As a result of the Series D preferred Stock financing which represented approximately $3,500 against the allowable equity issuances, the Company was obligated to issue an aggregate of 3,048,782 warrants at an exercise price of $0.40 per share to the existing Series A3 and Series B3 preferred shareholders. The warrants were issued on October 8, 2003 and had a fair value of $1,062, which was recorded as a deemed dividend to preferred stockholders. Additionally, the Company has agreed to issue a warrant to purchase common stock to the existing preferred stockholders on a pro rata basis for each warrant to purchase common stock that the Company issues to a third-party lender in connection with the closing of a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company’s subsequent financing or loan transaction or $0.40, whichever is greater. These warrants are not classified as a liability under EITF 00-19.

During 2004 and 2003 there were 4,686 shares of preferred stock converted into 7,037,451 shares of the Company's common stock and 6,250 shares of preferred stock converted into 1,377,921 shares of the Company’s common stock, respectively. There were 1,571 shares of the Series A3 Preferred Stock and 30,000 shares of Series B3 Preferred Stock, 1,141 shares of Series C Preferred Stock, and 1,367 shares of Series D Preferred Stock outstanding at December 31, 2004.

Stock Warrants:

The Company values warrants based on the Black-Scholes pricing model. Warrants granted in 2004, 2003, and 2002 were valued using the following assumptions:
	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Expected Dividend	Fair Value of Common Stock

Preferred Series A3 and B3 Warrants	4	107.5%	4%	None	$1.89
2002-2003 Financing Warrants	5	97%	2%	None	$0.40
Preferred Series C Warrants	5	117%	3%	None	$0.38
Preferred Series D-1 Warrants	5	117%	3%	None	$0.07
Preferred Series D-2 Warrants	5	102%	3%	None	$0.20
Private Placement - October 2003	3	102%	3%	None	$0.45
Private Placement - January 2004	3	101%	3%	None	$0.36

During December 2000, the Company issued a commercial lender rights to purchase up to 172,751 shares of the Company's common stock at an exercise price of $4.34 in connection with a new credit facility. The warrants were valued at $775 or $4.49 per share and were exercisable until December 28, 2004. As of the date of expiration, no warrants were exercised.

Increase in Capital Stock:

In July 2003, the stockholders approved a proposal to amend the Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 85,000,000.

NOTE 13. EMPLOYEE BENEFIT PLANS

The Company sponsors one defined contribution plan for its U.S. employees - the Level 8 Systems 401(k). Under the terms of the Plan, the Company provides a 50% matching contribution up to 6% of an employee’s salary. Participants must be eligible Level 8 plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions to the Plan included in the Consolidated Statement of Operations totaled $54, $14, and $7 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company also had employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. There was $0, $0, and $12 in expense recognized under these plans for the years ended December 31, 2004, 2003, and 2002, respectively. The Company no longer maintains foreign subsidiaries.

NOTE 14. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

In 2004, five customers accounted for 24.6%, 22.4%, 13.5%, 11.8% and 11.4% of operating revenues. In 2003, three customers accounted for 42.1%, 19.5% and 12.7% of operating revenues. In 2002, two customers accounted for 38.7% and 26.7% of operating revenues.

NOTE 15. FOREIGN CURRENCIES

As of December 31, 2004, the Company had $0 of U.S. dollar equivalent cash and trade receivable balances denominated in foreign currencies. As of December 31, 2003, the Company had $0 and $8 of U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

The Company’s net foreign currency transaction losses were $13, $31, and $171 for the years ended 2004, 2003, and 2002, respectively.

The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

	2004	2003
Euro	-	41.2%
Pound Sterling	-	-

NOTE 16. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The Company makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: (1) Desktop Integration segment, and (2) Messaging and Application Engineering segment. The Company previously had three reportable segments but the Company has reported the Systems Integration segment as discontinued operations.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment are Ensuredmail, Geneva Integration Broker, CTRC and Star/SQL. During 2002, the Company sold its CTRC and Star/SQL products.

Segment data includes a charge allocating all corporate headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. During 2002, the Company reported the operations of its Systems Integration segment as discontinued operations and has reallocated the corporate overhead for the Systems Integration segment in 2002. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, in-process research and development, and restructuring.

The table below presents information about reported segments for the twelve months ended December 31, 2004, 2003 and 2002:

	Desktop Integration	Messaging/Application Engineering	TOTAL
2004:
Total revenue	$707	$68	$775
Total cost of revenue	5,662	213	5,875
Gross margin (loss)	(4,955)	(145)	(5,100)
Total operating expenses	3,348	373	3,721
Segment profitability (loss)	$(8,303)	$(518)	$(8,821)

2003:
Total revenue	$466	$64	$530
Total cost of revenue	5,371	62	5,433
Gross margin (loss)	(4,905)	2	(4,903)
Total operating expenses	4,999	256	5,255
Segment profitability (loss)	$(9,904)	$(254)	$(10,158)

2002:
Total revenue	$2,148	$953	$3,101
Total cost of revenue	6,527	1,950	8,477
Gross margin (loss)	(4,379)	(997)	(5,376)
Total operating expenses	8,211	434	8,645
Segment profitability (loss)	$(12,590)	$(1,431)	$(14,021)

A reconciliation of segment operating expenses to total operating expense follows:

	2004	2003	2002
Segment operating expenses	$3,721	$5,255	$8,645
Write-off of intangible assets	587	--	--
(Gain)Loss on disposal of assets	(5)	415	461
Restructuring, net	--	(834)	1,300
Total operating expenses	$4,303	$4,836	$10,406

A reconciliation of total segment profitability to loss before income taxes for the fiscal years ended December 31:

	2004	2003	2002
Total segment profitability (loss)	$(8,821)	$(10,158)	$(14,021)
Impairment of intangible assets	(587)	--	--
Gain/(loss) on disposal of assets	5	(415)	(461)
Restructuring	--	834	(1,300)
Interest and other income/(expense), net	(328)	(135)	2,485
Net loss before provision for income taxes	$(9,731)	$(9,874)	$(13,297)

The following table presents a summary of long-lived assets by segment as of December 31:

	2004	2003
Desktop Integration	$15	$4,089
Messaging/Application Engineering	-	-

Total assets	$15	$4,089

The following table presents a summary of revenue by geographic region for the years ended December 31:

	2004	2003	2002

Denmark	$7	$32	$20
France	-	-	7
Germany	-	-	35
Israel	-	-	4
Italy	4	18	32
Norway	-	-	1
United Kingdom	1	-	13
USA	762	476	2,989
Other	1	4	-

	$775	$530	$3,101

Presentation of revenue by region is based on the country in which the customer is domiciled. As of December 31, 2004, 2003 and 2002, all of the long-lived assets of the Company are located in the United States. The Company reimburses the Company’s foreign subsidiaries for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 17. RELATED PARTY INFORMATION

Liraz Systems Ltd. guarantees certain debt obligations of the Company. In September 2004, the Company and Liraz agreed to extend the guarantee and with the approval of the lender, agreed to extend the maturity of the debt obligation until November 3, 2005. The Company issued 3,942,000 shares of common stock to Liraz in exchange for this debt extension. In 2003, the Company and Liraz also agreed to extend the guarantee and maturity of the debt obligation until November 2004. The Company agreed to issue Liraz 300,000 shares of stock for that extension. (See Note 9.)

From time to time during 2004 and 2003, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chief Executive Officer. The Notes bear interest at 1% per month and are unsecured. At December 31, 2004, the Company was indebted to Mr. Pizi in the amount of $69.

In February 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by  marriage  to  Anthony  Pizi,  the  Company’s  Chief  Executive Officer,  in the amount of $125.   Under the terms of the

agreement, the loan bears interest at 1% per month and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years. The Company also entered into convertible loan agreements with two other individual investors, each in the face amount of $50. Under the terms of the agreement, each loan is convertible into 135,135 shares of common stock and warrants to purchase 135,135 shares of common stock at $0.37 per share. The warrants expire in three years. In May 2004, one of the note holders elected to convert their note into common stock of the Company.

On April 12, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

In June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of our common stock exercisable at $0.16. The warrants expire in three years.

On October 12, 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, in the amount of $100. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years.

On November 12, 2004, the Company entered into another convertible loan agreement with Mark and Carolyn Landis, in the amount of $150. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08. The warrants expire in three years.

NOTE 18. RESTRUCTURING CHARGES

As part of the Company’s plan to focus on the emerging desktop integration marketplace with its new Cicero product, the Company completed substantial restructurings in 2002. At December 31, 2002, the Company’s accrual for restructuring was $772, which was primarily comprised of excess facility costs. As more fully discussed in Note 21 Contingencies, subsequent to September 30, 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance, as of September 30, 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 3 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $370 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

During the second quarter of 2002, the Company announced an additional round of restructurings to further reduce its operating costs and streamline its operations. The Company recorded a restructuring charge in the amount of $1,300, which encompassed the cost associated with the closure of the Company’s Berkeley, California facility as well as a significant reduction in the Company’s European personnel.

The overall restructuring plan included the termination of 236 employees. The plan included a reduction of 107 personnel in the European operations and 129 personnel in the US operations. Employee termination costs were comprised of severence related payments for all employees terminated in connection with the operational restructuring. Termination benefits did not include any amounts for employment-related services prior to termination.

NOTE 19. FUNDED RESEARCH AND DEVELOPMENT

In May 2002, the Company and Amdocs Ltd. agreed to terminate the funded development agreement and enter into a non-exclusive license to develop and sell its Geneva J2EE technology. Under the terms of the agreement to terminate the funded research and development program, Amdocs Ltd. assumed full responsibility for the development team of professionals located in the Company’s Dulles, Virginia facility. The Geneva products comprised the Systems Integration segment and were subsequently identified as being held for sale. Accordingly, the Company reclassified the Systems Integration segment to discontinued operations. The business was eventually sold to EM Software Solutions, Inc., in December 2002.

NOTE 20. LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004 were as follows:
Lease Commitments
2005	$99
2006	56
$155

Rent expense for the years ended December 31, 2004, 2003 and 2002 was $197, $586, and $2,980, respectively. Sublease income was $0, $241, and $2,487 for the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004, the Company had no sublease arrangements.

NOTE 21. CONTINGENCIES

Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545 and it matures in December 2007. We assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and have recognized a long-term liability in the amount of $131.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189 plus interest over a 19-month period ending November 15, 2005.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. In October 2004, we reached a settlement agreement wherein we agreed to pay $160 over a 24-month period ending October 2006.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200 over a 20-month period ending July 2006.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the

Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 22.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
2004:
Net revenues	$83	$250	$173	$269
Gross margin/(loss)	(1,020)	(3,819)	(217)	(44)
Net loss from continuing operations	(2,627)	(4,787)	(1,204)	(1,113)
Net loss discontinued operations	(9)	(7)	(7)	(7)
Net loss	(2,636)	(4,794)	(1,211)	(1,120)
Net loss/share continued operations - basic and diluted	$(0.09)	$(0.14)	$(0.03)	$(0.02)
Net loss/share discontinued operations -- basic and diluted	--	--	--	--
Net loss/share -basic and diluted	$(0.09)	$(0.14)	$(0.03)	$(0.02)

2003:
Net revenues	$143	$177	$113	$97
Gross margin/(loss)	(1,037)	(968)	(1,734)	(1,164)
Net loss from continuing operations	(2,974)	(2,424)	(2,468)	(2,008)
Net loss discontinued operations	(46)	(20)	(58)	(8)
Net loss	(3,020)	(2,444)	(2,526)	(2,016)
Net loss/share continued operations - basic and diluted	$(0.19)	$(0.12)	$(0.12)	$(0.11)
Net loss/share discontinued operations -- basic and diluted	--	--	--	--
Net loss/share -basic and diluted	$(0.19)	$(0.12)	$(0.12)	$(0.11)

NOTE 23. SUBSEQUENT EVENTS

As of December 31, 2004, the Company has raised a total of $1,548 from the Note and Warrant Offering. An additional $67 was in transit to the Company on December 31, 2004 resulting in a total raised of $1,615. If the merger proposal is not approved, the Notes will immediately become due and payable. The Company filed its preliminary Form S-4 with the Securities and Exchange Commission on February 15, 2005 and will schedule its Shareholder meeting to vote on the recapitalization merger once SEC approval of the document is obtained.

On March 7, 2005, announced an extension to the Note and Warrant Offering. Under the terms of the extension, participants in the initial offer may opt to enter into additional promissory notes with the Company up to a maximum of $950, in return for additional warrants to purchase common stock of Cicero, Inc. The additional warrants are subject to shareholder approval of the recapitalization merger. The Company will amend its Form S-4 filing with the Securities and Exchange Commission to reflect this extension of the Note and Warrant Offering.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEVEL 8 SYSTEMS., INC.

By: /s/ Ralph F. Martino
Ralph F. Martino
Chairman of the Board
Date: May, 13, 2005

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints __________ and ____________, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons on behalf of the Registrant and in the capacities and on the dates indicated have signed this Report below.

Signature	Title	Date
/s/ Ralph F. Martino Ralph F. Martino	Chairman of the Board	May 13, 2005
/s/ Anthony C. Pizi Anthony C. Pizi	Chief Executive Officer (Principal Executive Officer)	May 13, 2005
/s/ John P Broderick John P. Broderick	Chief Financial and Operating Officer (Principal Chief Accounting Officer)	May 13, 2005
/s/ Nicholas Hatalski Nicholas Hatalski	Director	May 13, 2005
/s/ Bruce Hasenyager Bruce Hasenyager	Director	May 13, 2005
/s/ Kenneth Neilsen Kenneth Neilsen	Director	May 13, 2005
/s/ Jay Kingley Jay Kingley	Director	May 13, 2005

EXHIBIT INDEX
Exhibit Number	Description
1.1	Form of Agreement
2.1
Asset Purchase Agreement, dated as of December 13, 2002, by and among Level 8 Systems, Inc., Level 8 Technologies, Inc. and EMSoftware Solutions, Inc. (exhibits and schedules omitted but will be furnished supplementally to the Securities and Exchange Commission upon request) (incorporated by reference to exhibit 2.1 to Level 8’s Form 8-K filed December 30, 2002)

3.1	Certificate of Incorporation of Cicero, Inc., a Delaware corporation
3.2	Bylaws of Cicero, Inc. a Delaware corporation
3.3	Certificate of Designation relating to Cicero, Inc. Series A1 Convertible Redeemable Preferred Stock
3.4	Certificate of Incorporation of Level 8 Systems, Inc., a Delaware corporation, as amended August 4, 2003 (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-K filed March 30, 2004)
3.5	Bylaws of Level 8 Systems, Inc., a Delaware corporation (incorporated by reference to exhibit 3.2 to Level 8’s Form 10-K filed April 2, 2002)
3.6
Certificate of Designations, Preferences and Rights dated March 19, 2003 relating to Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8's Form 8-K, filed March 31, 2003)

3.7	Certificate of Designation relating to Series A3 Convertible Redeemable Preferred Stock. (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-Q filed November 15, 2002)
3.8	Certificate of Designation relating to Series B3 Convertible Redeemable Preferred Stock. (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-Q filed November 15, 2002)
3.9	Certificate of Designation relating to Series C Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8’s Form 8-K filed August 27, 2002)
4.1	Form of term sheet dated October 6, 2004
4.2	Form of term sheet dated March 2, 2005
4.3	Form of Promissory Note
4.4	Form of Extended Promissory Note
4.5	Form of Note Purchase Agreement.
4.6	Form of Extended Note Purchase Agreement.
4.7
Registration Rights Agreement dated as of March 19, 2003 by and among Level 8 Systems, Inc. and the Purchasers listed on Schedule I thereto relating to the Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8’s Form 8-K, filed March 31, 2003)

4.8
Registration Rights Agreement dated as of October 15, 2003 by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement listed on schedule I thereto (incorporated by reference to exhibit 4.2 to Level 8’s Form 10-K filed March 30, 2004)

4.9
Registration Rights Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement listed on Schedule I thereto (incorporated by reference to exhibit 4.1 to Level 8's Report on Form 8-K, filed January 25, 2002)

4.10
Registration Rights Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and MLBC, Inc. (incorporated by reference to exhibit 4.1 to Level 8's Report on Form 8-K, filed January 11, 2002)

4.11
Registration Rights Agreement, dated as of August 29, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8’s Form 8-K filed August 30, 2002)

4.11A
First Amendment to Registration Rights Agreement, dated as of October 25, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8’s Form 10-Q filed November 15, 2002)

4.12
Registration Rights Agreement, dated as of August 14, 2002, entered into by and between Level 8 Systems, Inc. and the investors in Series C Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8’s Form 8-K filed August 27, 2002)

4.13	Form of Registration Rights Agreement issued to Purchasers in the January 2004 Private Placement (incorporated by reference to exhibit 4.1 to Level 8’s Form 10-Q filed May 12, 2004)
4.14	Form of Registration Rights Agreement issued to Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 4.2 to Level 8’s Form 10-Q filed May 12, 2004)
4.15	Form of Stock Purchase Warrant issued to Purchasers in the January 2004 Private Placement (incorporated by reference to exhibit 4.3 to Level 8’s Form 10-Q filed May 12, 2004)
4.16	Form of Stock Purchase Warrant issued to Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 4.4 to Level 8’s Form 10-Q filed May 12, 2004)
4.17	Form of Warrant issued to the Purchasers in the Series D Preferred Stock transaction dated as of March 19, 2003 (incorporated by reference to exhibit 4.2 to Level 8's Form 8-K, filed March 31, 2003)
4.17A	Form of Warrant issued to the Purchasers in the Series D Preferred Stock transaction dated as of March 19, 2003 (incorporated by reference to exhibit 4.2 to Level 8's Form 8-K, filed March 31, 2003)
4.18	Form of Stock Purchase Warrant issued to Purchasers in the October 2003 Private Placement (incorporated by reference to exhibit 4.9 to Level 8’s Form 10-K filed March 30, 2004)
4.19	Form of Stock Purchase Warrant issued to the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.2 to Level 8's Report on Form 8-K, filed January 25, 2002)
4.20	Form of Series A3 Stock Purchase Warrant (incorporated by reference to exhibit 10.2 of Level 8’s Form 10-Q filed November 15, 2002)
4.21	Form of Series B3 Stock Purchase Warrant (incorporated by reference to exhibit 10.3 of Level 8’s Form 10-Q filed November 15, 2002)
4.22	Form of Series C Stock Purchase Warrant (incorporated by reference to exhibit 10.2 to Level 8’s Form 8-K filed August 27, 2002)
5.1	Legal Opinion of Lemery Greisler LLC regarding legality of the securities being registered

5.2	Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP (incorporated by reference to exhibit 5.1 to Level 8’s form S-1/A filed September 13, 2004)
8.1	Tax Opinion of Bassett and Associates, P.A. regarding certain tax matters

10.1
Form of Promissory Note dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.3 to Level 8’s Form 10-Q filed May 12, 2004)

10.2
Form of Securities Purchase Agreement dated January 2004 by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.1 to Level 8’s Form 10-Q filed May 12, 2004)

10.3
Form of Securities Purchase Agreement dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.2 to Level 8’s Form 10-Q filed May 12, 2004)

10.4
Form of Convertible Promissory Note dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.3 to Level 8’s Form 10-Q filed May 12, 2004)

10.4	Securities Purchase Agreement dated as of March 19, 2003 by and among Level 8 Systems, Inc. and the Purchasers (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K, filed March 31, 2003)
10.5
Securities Purchase Agreement dated as of October 15, 2003 by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement (incorporated by reference to exhibit 10.2 to Level 8’s Form 10-K filed March 30, 2004)

10.6
Securities Purchase Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.1 to Level 8's Report on Form 8-K, filed January 25, 2002)

10.7
Securities Purchase Agreement, dated as of August 14, 2002, by and among Level 8 Systems, Inc. and the purchasers of the Series C Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8’s Form 8-K filed August 27, 2002)

10.8
Agreement by and among Level 8 Systems, Inc. and the holders of Series A1/A2/A3 and B1/B2/B3 Preferred Stock, dated as of August 14, 2002 (incorporated by reference to exhibit 10.3 to Level 8’s Form 8-K filed August 27, 2002).

10.9
Exchange Agreement among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I, dated as of August 29, 2002 (incorporated by reference to exhibit 10.1 to Level 8’s Form 8-K filed August 30, 2002)

10.9A
First Amendment to Exchange Agreement, dated as of October 25, 2002, among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I to that certain Exchange Agreement, dated as of August 29, 2002 (incorporated by reference to exhibit 10.1 to Level 8’s Form 10-Q filed November 15, 2002)

10.9B
Securities Purchase Agreement, dated as of June 29, 1999, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series A Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K filed July 23, 1999)

10.9C
Securities Purchase Agreement, dated as of July 20, 2000, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series B Preferred Stock (incorporated by reference to Exhibit 10.1 to Level 8's Report on Form 8-K filed July 31, 2000)

10.10
Amended PCA Shell License Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8's Form 8-K, filed January 11, 2002)

10.10A
PCA Shell License Agreement between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8’s Report on Form 8-K, filed September 11, 2000)

10.11
Promissory Note of Level 8 Systems, Inc., dated as of September 28, 2001, among Level 8 Systems, Inc. and Bank Hapoalim (incorporated by reference to exhibit 10.2 to Level 8’s Form 10-K filed April 2, 2002)

10.11 A
Amendment to Promissory Note of Level 8 Systems, Inc., dated as of November 15,2003 among Level 8 Systems, Inc. and Bank Hapoalim (incorporated by reference to exhibit 10.10A to Level 8’s Form 10-K filed March 30, 2004)

10.12	Employment Agreement between Anthony Pizi and the Company effective January 1, 2004, incorporated by reference to exhibit 10.12 to Level 8’s Form S-1/A filed September 13, 2004)*
10.13	Employment Agreement between John P. Broderick and the Company effective January 1, 2004, (incorporated by reference to exhibit 10.13 to Level 8’s Form S-1/A filed September 13, 2004)*
10.14
Level 8 Systems Inc. 1997 Stock Option Plan, as Amended and Restated (incorporated by reference to exhibit 10.2 to Level 8’s Registration Statement of Form S-1/A, filed September 22, 2000, File No. 333-44588)*

10.14A	Seventh Amendment to Level 8 Systems Inc. 1997 Stock Option Plan (incorporated by reference to exhibit 10.14B to Level 8’s Form 10-K filed March 30, 2004)*
10.15
Level 8's February 2, 1995 Non-Qualified Option Plan (incorporated by reference to exhibit 10.1 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995, File No. 33-92230)*

10.16
Lease Agreement for Cary, N.C. offices, dated November 7, 2003, between Level 8 Systems, Inc. and Regency Park Corporation (incorporated by reference to exhibit 10.17 to Level 8’s Form 10-K filed March 30, 2004)

10.17
Lease Agreement, dated February 23, 2001, between Level 8 Systems, Inc. and Carnegie 214 Associates Limited Partnership (incorporated by reference to exhibit 10.15 to Level 8's Annual Report on Form 10-K, filed March 29, 2001)

16.1	Letter from Deloitte & Touche LLP regarding change of accountant (incorporated by reference to Exhibit 16 to Level 8’s Current Report on Form 8-K, filed November 26, 2003)
21.1	List of subsidiaries of the Company (incorporated by reference to exhibit 21.1 to Level 8’s Form S-1/A, filed September 13, 2004)
23.1	Consent of Margolis & Company P.C.
23.2	Consent of Deloitte & Touche LLP. (revised February 14, 2005)
23.3	Consent of Lemery Greisler LLC (included in Exhibit 5.1 filed herewith)
24.1	Power of Attorney (included on signature page)
99.1	Form of Proxy Card
* Management contract or compensatory agreement.